Filed pursuant to Rule 424(b)(3)

Registration No. 333-230757

NAKED BRAND GROUP LIMITED

48,443,982 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholders (as defined below in the section titled “Selling Shareholders”) of up to 18,563,311 ordinary shares, no par value, of Naked Brand Group Limited (“Ordinary Shares”) and up to 29,880,671 Ordinary Shares issuable upon exercise of outstanding warrants. Our Ordinary Shares trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKD”. The last sale price of our Ordinary Shares on April 16, 2019 was US$0.307 per share.

The shares offered for resale hereby consist of (i) 3,914,846 Ordinary Shares (“March Placement Shares”) and up to an aggregate of 26,480,671 Ordinary Shares underlying warrants with an exercise price of $0.01 per share (the “March Pre-Funded Warrants”) and warrants with an exercise price of $0.306 per share (the “March Investment Warrants,” and together with the March Pre-Funded Warrants, the “March Warrants”) issued by us in a private placement consummated on March 27, 2019 (the “March Placement”), (ii) 2,000,000 Ordinary Shares (the “October Placement Shares”) and up to 2,000,000 Ordinary Shares underlying warrants with an exercise price of $1.55 (the “October Warrants”) issued by us in a private placement consummated on October 25, 2018 (the “October Placement”), (iii) 1,400,000 Ordinary Shares (the “Consultant Shares”) and 1,400,000 Ordinary Shares underlying warrants with an exercise price of $0.50 (the “Consultant Warrants”) issued by us in exchange for services, and (iv) 11,248,465 Ordinary Shares (the “Vendor Shares”) issued by us in private placements to trade creditors in satisfaction of trade payables.

We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$7,168,694 in gross proceeds if all of the October Warrants, March Warrants and Consultant Warrants are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We have not been informed by any of the Selling Shareholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 17, 2019

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus and incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information .”

Unless otherwise stated in this prospectus, “we,” “us,” “our,” or “our company,” refers to Naked Brand Group Limited, our subsidiaries, and our predecessor operations.

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Our major trademarks include, among others, the “Naked” trademark, the Heidi Klum trademarks and other related trademarks. Solely for convenience, the trademarks, service marks and trade names referred to in this Registration Statement are listed without the ®, (sm) and (TM) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

History and Development

Naked Brand Group Limited, an Australian company, was formed on May 11, 2017 under the name “Bendon Group Holdings Limited.” We were formed to serve as a holding company for Naked Brand Group Inc., a Nevada corporation (“Naked”), and Bendon Limited, a New Zealand company (“Bendon”) after the consummation of the Transactions (as defined in the section titled “—The Merger and Reorganization”).

The Merger and Reorganization

On June 19, 2018, we consummated the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of May 25, 2017 and amended on July 26, 2017, February 21, 2018, March 19, 2018 and April 23, 2018 (the “Merger Agreement”), by and among our company, Naked, Bendon, Naked Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of ours (“Merger Sub”), and Bendon Investments Ltd., a New Zealand company that at the time was the owner of a majority of the outstanding shares of Bendon (the “Principal Shareholder”).

Pursuant to the Merger Agreement, (i) we undertook a reorganization (the “Reorganization”) pursuant to which all of the shareholders of Bendon exchanged all of the outstanding ordinary shares of Bendon for our Ordinary Shares, and (ii) immediately thereafter, the parties effectuated a merger of Merger Sub and Naked, with Naked surviving as a wholly owned subsidiary of ours and the Naked stockholders receiving our Ordinary Shares in exchange for all of the outstanding shares of common stock of Naked (the “Merger” and together with the Reorganization, the “Transactions”).

As a result of the Transactions, Bendon and Naked became our wholly owned subsidiaries and the shareholders of Bendon and the stockholders of Naked became shareholders of ours. Effective on and from the closing of the Transactions, we changed our name from “Bendon Group Holdings Limited” to “Naked Brand Group Limited.”

Acquisition of FOH License with Authentic Brands Group from FOH Online Corp.

On November 15, 2018, we and our wholly-owned subsidiary, Bendon, entered into a Stock Purchase Agreement with the shareholders of FOH Online Corp. (“FOH”), including Cullen Investments Limited (“Cullen”), a significant shareholder of the Company. Pursuant to the agreement, on December 6, 2018, we purchased all of the issued and outstanding shares of FOH, in order to gain direct ownership of the Frederick’s of Hollywood license arrangement FOH had with Authentic Brands Group (“ABG”). We previously marketed merchandise under the Frederick’s of Hollywood brand through a sub-license arrangement with FOH. As a result of the acquisition of FOH, we now have a direct relationship with ABG in relation to the Frederick’s of Hollywood license. Under the terms of the agreement, we paid a purchase price of approximately US$18.2 million, as follows (i) Bendon forgave debt owed to it by FOH and Cullen, in the aggregate amount of approximately US$9.9 million, and (ii) we issued 3,765,087 of our Ordinary Shares to FOH’s shareholders, valued at a price per share of US$2.20. We also agreed to satisfy certain obligations with respect to certain claims involving the parties. A portion of the Ordinary Shares issued to FOH’s shareholders are held in trust and may be released to Cullen to the extent not applied in satisfaction of such claims. We are still evaluating the accounting and financial reporting treatment of this transaction.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act ( the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

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We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of the Transactions. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2018, as amended (the “Annual Report”), which is incorporated herein by reference. See “Where You Can Find Additional Information.”

Business Overview

Overview

We operate in the highly competitive specialty retail business. We are a designer, distributor, wholesaler, and retailer of women’s and men’s intimate apparel, as well as women’s swimwear. Our merchandise is sold through company-owned retail stores in Australia and New Zealand; through online channels; and through wholesale partners in Australia, New Zealand, the United States and Europe (collectively, “partners”).

We have seven reportable segments:

●	Australia Retail: This segment covers retail and outlet stores located in Australia.

●	New Zealand Retail: This segment covers retail and outlet stores located in New Zealand.

●	Australia Wholesale: This segment covers the wholesale of intimates apparel to customers based in Australia.

●	New Zealand Wholesale: This segment covers the wholesale of intimates apparel to customers based in New Zealand.

●	U.S. Wholesale: This segment covers the wholesale of intimates apparel to customers based in the United States.

●	Europe Wholesale: This segment covers the wholesale of intimates apparel to customers based in Europe.

●	E-commerce: This segment covers the group’s online retail activities. E-commerce revenue includes revenue from FOH.

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In addition, we continually explore new ways to expand our business, including through the use of new technologies, such as blockchain technology. We are presently evaluating how these new technologies may be leveraged in the retail fashion industry. For instance, blockchain technology might be used in the future to create highly efficient end-to-end operations from suppliers to consumers and also to provide low cost trade finance for market participants through blockchain trading platforms. However, we have not yet established the feasibility of, or taken any steps to progress the use of, blockchain technology in our business.

Bendon

Bendon is an intimate apparel and swimwear company that has sought to deliver innovative, premium quality products throughout its 70-year history. Bendon was founded in 1947 by two brothers, Ray and Des Hurley, who together revolutionized the lingerie industry. Rather than force women’s bodies into the restrictive corsetry of the time, they looked at the way women moved and pioneered lingerie that would “bend on” their bodies. Bendon has a portfolio of eight brands which it owns: Bendon, Bendon Man, Davenport, Evollove, Fayreform, Hickory, Lovable (in Australia and New Zealand) and Pleasure State; and two licensed brands: Heidi Klum Intimates and Swimwear and Frederick’s of Hollywood Intimates and Swimwear. Bendon’s license to use the Stella McCartney brand terminated effective June 30, 2018.

Heidi Klum

Heidi Klum is the face and Creative Director of our flagship brands, Heidi Klum Intimates, Heidi Klum Swim, Heidi Klum Man, and Heidi Klum Intimates Solutions. Our flagship brand, Heidi Klum Intimates collection, exudes femininity, elegance and sophistication, each piece designed with the modern woman in mind. We sell our Heidi Klum products at 59 Bendon stores in Australia, New Zealand and Ireland and online at www.bendonlingerie.com and www.heidiklumintimates.com. In July 2018, Bendon entered into an agreement with CVS Pharmacy, a leading pharmacy innovation company, pursuant to which the Heidi Klum Intimates Solutions line will be made available across 4,000 CVS locations across the United States. Additionally, Heidi Klum products are sold in approximately 6,000 other wholesale doors in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Frederick’s of Hollywood

Through FOH, we are the exclusive licensee of the Frederick’s of Hollywood global online license, which we use to develop and sell online intimates products, sleepwear and loungewear products, swimwear and swimwear accessories, and costumes products under the Frederick’s of Hollywood name.

Naked

Naked is an apparel and lifestyle brand company that is currently focused on innerwear products for women and men. Under its flagship brand name and registered trademark “Naked®”, Naked designs, manufactures and sells men’s and women’s underwear, intimate apparel, loungewear and sleepwear through retail partners and direct to consumer through its online retail store www.wearnaked.com. Naked has a growing retail footprint for its innerwear products in premium department and specialty stores and internet retailers in North America, including accounts such as Nordstrom, Dillard’s, Bloomingdale’s, Amazon.com, Soma.com, SaksFifthAvenue.com, barenecessities.com and others.

Our Strengths

We believe the following competitive strengths contribute to our leading market position and differentiate us from our competition:

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Distinct, Well-Recognized Brands

Our iconic brands, including Heidi Klum Intimates and Swimwear and Frederick’s of Hollywood Intimates and Swimwear, have come to represent a unique lifestyle across our targeted customers. Our brands allow us to target markets across the economic spectrum, across demographics, and across the world. We believe our flagship brands and prominent, highly-recognized creative directors provide us with a competitive advantage.

In-Store Experience and Store Operations

We view our customers’ in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing, music and our sales associates to reinforce the image represented by the brands. Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy. Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

Product Development, Sourcing and Logistics

We believe a large part of our success comes from frequent and innovative product launches, as well as launches of new collections from our existing brands. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Our key vendor partners are industry leaders in both innovation and social responsibility. We work closely together to form a world class supply chain that is dynamic and efficient.

Highly Experienced Leadership Team

Our management team is led by Justin Davis-Rice, Executive Chairman, who joined Bendon in 2011 and is responsible for leading our revenue growth. Prior to joining Bendon, Mr. Davis-Rice co-founded Pleasure State. Anna Johnson, Chief Executive Officer, brings to us a track record of over 25 years’ experience driving growth across a number of industries, including consumer electronics, outdoor adventure and intimate apparel. The rest of our senior management team has a wealth of retail and business experience at Gazal, Specialty Fashion Group, and Pleasure State. We have developed a strong and collaborative culture aligned around our goals to create the most sensual, functional and comfortable lingerie and underwear for women and men all over the world.

Growth Strategy

Our growth strategy involves seeking to take advantage of the following opportunities across channels and brands:

Channels

●	Opportunity for an additional 50+ retail stores across Australia under a new brand name

●	Additional 25 Bendon outlet stores across Australia and New Zealand in the next 5 years

●	Leveraging e-commerce to attract and educate new and existing customers

●	Targeting e-commerce sales penetration of more than 10% over the average sales penetration

●	Improving productivity in existing wholesale accounts by gaining additional floor space

●	Selectively adding new wholesale doors, with a focus on US & EU markets

●	Enhancing margins by increasing the proportion of the business derived from direct-to-consumer channels

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Brands

●	Continuing to build our license portfolio and add new licenses in existing and tangential categories

●	Expanding the brand and product offering via organic innovation and new license partnerships

●	Expanding brand reach by leveraging our brand portfolio to extend globally, particularly in the US and EU

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 9.

Recent Developments

October Private Placement

On October 25, 2018, we closed the October Placement with two accredited investors, including an affiliate of Mr. Davis-Rice, our Executive Chairman, and our then-largest institutional shareholder, Armistice Capital, for aggregate gross proceeds of approximately US$3.4 million, pursuant to a subscription agreement with each investor. In the private placement, we sold the 2,200,000 October Shares at a per share price of US$1.55. Each investor also received an October Warrant to purchase 100% of the number of Ordinary Shares for which it subscribed. The October Warrants have an exercise price of US$1.55 per share and expire three years from the date of issuance. The exercise price and number of shares covered by the October Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. The October Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise. The company is still evaluating the financial reporting and accounting treatment of the issue.

Acquisition of FOH

On November 15, 2018, we and our wholly-owned subsidiary, Bendon, entered into a Stock Purchase Agreement with the shareholders of FOH, including Cullen, a significant shareholder of the Company. Pursuant to the agreement, on December 6, 2018, we purchased all of the issued and outstanding shares of FOH (the “FOH Acquisition”), in order to gain direct ownership of the Frederick’s of Hollywood license arrangement FOH had with ABG. We previously marketed merchandise under the Frederick’s of Hollywood brand through a sub-license arrangement with FOH. As a result of the acquisition of FOH, we now have a direct relationship with ABG in relation to the Frederick’s of Hollywood license. Under the terms of the agreement, we paid a purchase price of approximately US$18.2 million, as follows (i) Bendon forgave debt owed to it by FOH and Cullen, in the aggregate amount of approximately US$9.9 million, and (ii) we issued 3,765,087 of our Ordinary Shares to FOH’s shareholders, valued at a price per share of US$2.20. We also agreed to satisfy certain obligations with respect to certain claims involving the parties. A portion of the Ordinary Shares issued to FOH’s shareholders are held in trust and may be released to Cullen to the extent not applied in satisfaction of such claims. We are still evaluating the accounting and financial reporting treatment of this transaction.

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March Private Placement

On March 27, 2019, we closed the March Placement to certain accredited investors, for aggregate gross proceeds of approximately US$2.75 million, pursuant to a securities purchase agreement with the investors (the “March SPA”). Under the March SPA, we agreed to sell the 10,784,313 March Shares at a per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding Ordinary Shares after the closing, we agreed to issue the investor March Pre-Funded Warrants in lieu of such shares. Each investor also received a March Investment Warrant to purchase 100% of the number of Ordinary Shares for which it had agreed to subscribe. As a result, we issued 3,914,846 Ordinary Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 10,784,313 Ordinary Shares to the investors at the closing. The March Investment Warrants have an exercise price of US$0.306 per share and expire five years from the date of issuance. The March Pre-Funded Warrants have an exercise price of US$0.01 per share and expire five years from the date of issuance. The exercise price and number of shares covered by the March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole, as well as for subsequent equity issuances occurring prior to the 90th day after the date of this prospectus, subject to certain exceptions. If the exercise price of the March Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting 60 days after the date of this prospectus, the March Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value of the portion of the warrant being exercised (as calculated in accordance with the March Warrants), divided by the closing bid price as of two business days prior to the exercise date (but not less than US$0.10). The March Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise. See “Private Placements of Ordinary Shares and Warrants” for more information. The company is still evaluating the financial reporting and accounting treatment of the issue.

Other Private Placements

Subsequent to July 31, 2018 and prior to the October Placement, we issued 916,645 shares at an average price of US$3.90 per share to the value of US$3.57 million in private placements.

The Company also issued, in March 2019, 1,400,000 Ordinary Shares and 1,400,000 warrants to purchase Ordinary Shares to a service provider in exchange for services. The warrants have an exercise price of US$0.50 and expire two years from the date of issuance. The exercise price and the number of shares covered by the warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. In addition, concurrently with the March Placement:

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We issued 4,510,588 Ordinary Shares to investors in a private placement, at a per share price of US$0.255. The investors also received warrants (the “Other Private Warrants”) to purchase 100% of the number of Ordinary Shares for which they had subscribed. The Other Private Warrants have an exercise price of US$0.306 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Other Private Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

●	We issued the 11,248,415 Vendor Shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

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We issued 2,119,178 Ordinary Shares to the holder of one of our outstanding promissory notes in the amount of $847,671, an effective per share price of US$0.40, in exchange for the cancellation of such note.

We sometimes refer to the other private placements in March 2019, collectively, as the “Other Placements.”

Credit Facility

As at the date of this prospectus, we are in negotiations with the lenders under our senior credit facility to reset the loan covenants and extend the facility to beyond the expiry of its current terms on June 30, 2019.

Funding Failure

Pursuant to our financing plan prior to the consummation of the Transactions, we entered into securities purchase agreements with certain investors for the purchase and sale of Ordinary Shares and warrants to purchase additional Ordinary Shares in a private placement, for an aggregate anticipated proceeds of approximately US$17,000,000. Of such amount, investors failed to fund approximately US$7,700,000. Accordingly, as management believes it has exhausted all other appropriate remedies available to it, we intend to cancel 1,582,243 Ordinary Shares and 277,473 warrants issued to such investors in accordance with applicable legal requirements.

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Background of the Offering

Pursuant to the subscription agreement for the October Placement, we agreed to register for resale the October Shares, as well as the Ordinary Shares underlying the October Warrants. Mr. Davis-Rice waived his registration rights. Accordingly, 2,000,000 of the October Shares and 2,000,000 of the Ordinary Shares underlying the October Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus.

Pursuant to the March SPA and the registration rights agreement (the “March RRA”) that we entered into in connection with the closing of the March Placement, we agreed to register for resale the March Shares, as well as 150% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more), which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon exercise of such warrants. Accordingly, the 3,914,846 March Shares and 26,480,671 Ordinary Shares underlying the March Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus. Even if the March Warrants are exercised in full, the actual number of shares issued upon such exercise may be more or less than our estimate, depending, among other things, on whether the number of shares is adjusted in connection with a subsequent equity issuance and whether the warrants are exercised on a cash or cashless basis.

We also agreed to register for resale the Consultant Shares, the Ordinary Shares underlying the Consultant Warrants and the Vendor Shares. Accordingly, 1,400,000 Consultant Shares, 1,400,000 Ordinary Shares underlying the Consultant Warrants and 11,248,415 Vendor Shares are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus

Corporate Information

Our principal and registered office is located at Building 7C, Huntley Street, Alexandria, NSW 2015, Australia, and our telephone number is +61 2 9384 2400. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.nakedbrands.com. The information on our website shall not be deemed part of this registration statement.

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THE OFFERING

Ordinary Shares being offered by certain existing shareholders	18,563,311 shares

Ordinary Shares underlying the October Warrants, March Warrants and Consultant Warrants	29,880,671 shares

Securities Outstanding	52,834,042 Ordinary Shares as of April 3, 2019, which does not include an aggregate of 24,391,036 Ordinary Shares underlying outstanding warrants and options as of such date.

Listing of Securities and trading symbols	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”. There is no public market for our warrants.

Plan of distribution	The Ordinary Shares (and the Ordinary Shares issuable upon exercise of the October Warrants, March Warrants and Consultant Warrants) covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section entitled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$7,168,694 in gross proceeds if all of the October Warrants, March Warrants and Consultant Warrants are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included this prospectus and incorporated by reference herein from our SEC filings. If any of the following risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment. You should carefully consider all of the risks described below regarding the Company and its subsidiaries. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations.

Risks Related to Our Business and Operations

We have a history of operating losses that may continue into the foreseeable future.

We have a history of operating losses and negative cash flow that may continue into the foreseeable future. If we fail to execute our strategy to achieve and maintain profitability in the future, investors could lose confidence in the value of our Ordinary Shares, which could cause our share price to decline and adversely affect our ability to raise additional capital. Investors should evaluate an investment in our company in light of this.

If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

The operation of our business and our growth efforts will require significant cash outlays. We are largely dependent on outside capital to implement our business plan and support our operations. We anticipate for the foreseeable future that cash on hand and cash generated from operations will not be sufficient to meet our cash requirements, and that we will need to raise additional capital through investments to fund our operations and growth. We cannot assure you that we will be able to raise additional capital as needed on terms acceptable to us, if at all. If we are unable to raise capital as needed, we may be required to reduce the scope of our growth efforts, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you may lose all your investment. Financings, including future equity investments, if obtained, may be on terms that are dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the price at which you purchase your shares. Furthermore, the terms of securities issued in a financing, if obtained, may be more favorable for new investors.

Investors should be aware that the value of an investment in our company may go down as well as up. In addition, there can be no certainty that the market value of an investment in our company will fully reflect its underlying value.

We have a concentration of sales to key customers and any substantial reduction in sales to these customers would have a material adverse effect on our business.

During the twelve month period ended January 31, 2018, sales were concentrated with Myer, Farmers and Woolworths accounting for 7%, 6% and 2% respectively. During the twelve month period ended January 31, 2017 sales were concentrated with Myer, Farmers, Macy’s and Woolworths accounting for 10%, 7%, 5% and 2%, respectively, of our sales.

Our results of operations would be materially adversely affected if these relationships ceased. Although we have diversified our customers and continue to receive increasing sales orders from existing customers, these customers do not have any ongoing purchase commitment agreement with us; therefore, we cannot guarantee that the volume of sales will remain consistent going forward. Any substantial change in purchasing decisions by these customers, whether due to actions by our competitors, industry factors or otherwise, could have a material adverse effect on our business and our financial condition.

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Our customers generally purchase our products on credit, and as a result, our results of operations and financial condition may be adversely affected if our customers experience financial difficulties.

During the past several years, various retailers, including some of our largest customers, have experienced significant difficulties, including restructurings, bankruptcies and liquidations. This could adversely affect us because our customers generally pay us after goods are delivered. Adverse changes in our customers’ financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s future purchases or limit our ability to collect accounts receivable relating to previous purchases by that customer, all of which could have a material adverse effect on our business, results of operations and financial condition.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The market for intimate apparel products is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of intimate apparel products, including large, diversified companies with substantial market share and strong worldwide brand recognition, such as L Brands Inc., Hanesbrands Inc. and PVH Corp., whose brands include Victoria’s Secrets, Calvin Klein, Maidenform, Bonds and others. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. Many of our competitors promote their brands through traditional forms of advertising, such as print media and television commercials, and through celebrity endorsements, and have greater and substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we can by emphasizing different distribution channels than we do, such as catalog sales or an extensive franchise network, as opposed to distribution through retail stores, wholesale or internet, and many of our competitors have substantial resources to devote toward increasing sales in such ways.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales and profitability.

Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. We may be unable to introduce new products in a timely manner. Our customers may not accept our new products including our recently launched women’s products, or our competitors may introduce similar products in a more timely fashion. Failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower sales and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality products. Our failure to effectively introduce new products that are accepted by consumers could have a material adverse effect on our financial condition.

Our net sales, profit results and cash flows are sensitive to, and may be affected by, general economic conditions, consumer confidence, spending patterns, weather or other market disruptions.

Our net sales, profit, cash flows and future growth may be affected by negative local, regional, national or international political or economic trends or developments that reduce the consumers’ ability or willingness to spend, including the effects of national and international security concerns such as war, terrorism or the threat thereof. In addition, market disruptions due to severe weather conditions, natural disasters, health hazards or other major events or the prospect of these events could also impact consumer spending and confidence levels. Purchases of women’s intimate and other apparel, beauty and personal care products and accessories often decline during periods when economic or market conditions are unsettled or weak. In such circumstances, we may increase the number of promotional sales, which could have a material adverse effect on our results of operations, financial condition and cash flows.

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The decision by the United Kingdom to leave the European Union (“Brexit”) has increased the uncertainty in the economic and political environment in Europe. In particular, our business in the United Kingdom may be adversely impacted by fluctuations in currency exchange rates, changes in trade policies, or changes in labor, immigration, tax or other laws.

Extreme weather conditions in the areas in which our stores are located, particularly in markets where we have multiple stores, could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores and thereby reduce our sales and profitability.

Our net sales, operating income, cash and inventory levels fluctuate on a seasonal basis.

We experience major seasonal fluctuations in our net sales and operating income, with a significant portion of our operating income typically realized during the fourth quarter holiday season. Any decrease in sales or margins during this period could have a material adverse effect on our results of operations, financial condition and cash flows.

Seasonal fluctuations also affect our cash and inventory levels, since we usually order merchandise in advance of peak selling periods and sometimes before new fashion trends are confirmed by customer purchases. We must carry a significant amount of inventory, especially before the holiday season selling period. If we are not successful in selling inventory, we may have to sell the inventory at significantly reduced prices or may not be able to sell the inventory at all, which could have a material adverse effect on our results of operations, financial condition and cash flows.

We are subject to risks associated with leasing retail space, are generally subject to long-term non-cancelable leases and are required to make substantial lease payments under our operating leases. Any failure to make these lease payments when due may lead to the landlord terminating the lease, which would harm our business, profitability and results of operations.

We do not own any of our stores, but instead lease all of our retail stores under operating leases. Our leases generally have initial terms of 5 years. All of our leases require a fixed annual rent, and some of them require the payment of additional rent if store sales exceed a negotiated amount. Most of our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities, and we generally cannot cancel these leases at our option.

Our net sales depend on a volume of traffic to our stores and the availability of suitable lease space.

Most of our stores are located in retail shopping areas including malls and other types of retail centers. Sales at these stores are derived, in part, from the volume of traffic in those retail areas. Our stores benefit from the ability of the retail center and other attractions in an area, including “destination” retail stores, to generate consumer traffic in the vicinity of our stores. Sales volume and retail traffic may be adversely affected by factors that we cannot control, such as economic downturns or changes in consumer demographics in a particular area, competition from internet and other retailers and other retail areas where we do not have stores, the closing or decline in popularity of other stores in the shopping areas where our stores are located and the deterioration in the financial condition of the operators of the shopping areas or developers in which our stores are located.

Our ability to grow depends in part on new store openings and existing store remodels and expansions.

Our continued growth and success will depend in part on our ability to open and operate new stores and expand and remodel existing stores on a timely and profitable basis. Accomplishing our new and existing store expansion goals will depend upon a number of factors, including the ability to partner with developers and landlords to obtain suitable sites for new and expanded stores at acceptable costs, the hiring and training of qualified personnel and the integration of new stores into existing operations. There can be no assurance we will be able to achieve our store expansion goals, manage our growth effectively, successfully integrate the planned new stores into our operations or operate our new, remodeled and expanded stores profitably. These risks could have a material adverse effect on our ability to grow and results of operations, financial condition and cash flows.

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Our planned international expansion may adversely impact our results and reputation.

We intend to further expand into international markets through partner arrangements and/or company-owned stores. The risks associated with our expansion into international markets include difficulties in attracting customers due to a lack of customer familiarity with our brands, our lack of familiarity with local customer preferences and seasonal differences in the market. Such expansions will also have upfront investment costs. If the expansion is not accompanied by sufficient revenues to achieve typical or expected operational and financial performance, it may have a material adverse effect on our results of operations and our business reputation.

We may not select suitable business partners for our international expansion, which could have a materially adverse effect on our results of operations.

In expanding into international markets through partner arrangements, we may be exposed to risks if we fail to identify suitable business partners. For example, these third parties may be unable to meet their projections regarding store openings and sales or they may fail to maintain compliance with federal and local law. Because these parties likely will be independent contractors, certain aspects of these arrangements will be outside of our direct control. These risks could have a material adverse effect on our results of operations, financial condition and cash flows.

Our operations in international markets are subject to additional political, economic, and other risks and uncertainties that could adversely affect our business, and our exposure to such risks will increase as we expand into additional international markets.

Our operations in international markets are subject to a number of risks inherent in any business operating in multiple countries.

As we continue our international expansion, our operations will continue to encounter the following risks, among others:

●	Competition with new competitors or with existing competitors with an established market presence.

●	General economic conditions in specific countries or markets.

●	Volatility in the geopolitical landscape.

●	Restrictions on the repatriation of funds held internationally

●	Disruptions or delays in shipments.

●	Changes in diplomatic and trade relationships.

●	Political instability.

●	Foreign governmental regulation.

If any of these or other similar events should occur, it could have a material adverse effect on our results of operations, financial condition and cash flows.

Our performance may be affected by general economic conditions and financial difficulties.

Our performance is subject to worldwide economic conditions and their impact on levels of consumer spending. Some of the factors that have, or have had, an impact on discretionary consumer spending include general economic conditions, employment, consumer debt, changes in personal net worth based on changes in securities market price levels, residential real estate and mortgage markets, taxation, healthcare costs, fuel and energy prices, interest rates, credit availability, consumer confidence and other macroeconomic factors.

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The worldwide apparel industry is heavily influenced by general economic cycles. Apparel retailing is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of specialty apparel and related goods tend to be highly correlated with the cycles of the levels of disposable income of consumers. As a result, any substantial deterioration in general economic conditions could materially and adversely affect our net sales and results of operations. Downturns, or the expectation of a downturn, in general economic conditions could materially and adversely affect consumer spending patterns, our sales and our results of operations.

Consumer purchases of discretionary items generally decline during recessionary periods and other periods where disposable income is adversely affected. Any downturn in the economy may affect consumer purchases of our merchandise and have an adverse impact on our sales, results of operations and cash flow. Because apparel generally is a discretionary purchase, declines in consumer spending may have a more negative effect on apparel retailers than on other retailers. A decline in consumer spending may negatively affect our profitability.

Future increases in interest rates or other tightening of the credit markets, or future turmoil in the financial markets, could make it more difficult for us to access funds, to refinance our indebtedness (if necessary), to enter into agreements for new indebtedness, or to obtain funding through the issuance of our securities. Any such adverse changes in the credit or financial markets could also impact the ability of our suppliers to access liquidity, or could result in the insolvency of suppliers, which in turn could lead to their failure to deliver our merchandise. Worsening economic conditions could also result in difficulties for financial institutions (including bank failures) and other parties that we may do business with, which could potentially impair our ability to access financing under existing arrangements or to otherwise recover amounts as they become due under our other contractual arrangements. Additionally, either as a result of, or independent of, any financial difficulties and economic weakness in the United States, material fluctuations in currency exchange rates could have a negative impact on our business.

We may be impacted by our ability to service or refinance our debt.

We currently have substantial indebtedness. Some of our debt agreements contain covenants which require maintenance of certain financial ratios and also, under certain conditions, restrict our ability to pay dividends, repurchase common shares and make other restricted payments as defined in those agreements. Our cash flow from operations provides the primary source of funds for our debt service payments. If our cash flow from operations declines, we may be unable to service or refinance our current debt.

If we do not comply with the terms of our existing debt agreements, and such debt agreements cannot be amended or replaced with new indebtedness, we may be in default of our obligations under such debt agreements.

Our existing debt agreements (including our credit facility and our term loan agreement) contain a number of affirmative and negative covenants and representations and warranties. We have, in the past, been required to seek waivers of compliance with, or amendments of, certain of the financial covenants in the debt agreements, and we may be required to seek such waivers or amendments in the future. Our ability to meet these financial covenants may be affected by events beyond our control, and there can be no assurance that the lenders will grant any required waivers under, or amendments to, the debt agreements if for any reason we are unable to meet the requirements of such covenants.

If we fail to comply with covenants, representations or warranties under our debt agreements and do not either receive a waiver or amendment from our lenders or refinance the indebtedness subject to such agreements, such failure could trigger a default under our debt agreements. If we default, the lenders under those debt agreements could declare all borrowings owed to them, including accrued interest and other fees, to be due and payable, which declaration could have an adverse impact on our business and results of operations and may adversely impact our ability to consummate the Transactions.

Our business is exposed to foreign currency exchange rate fluctuations and control regulations.

Our business has substantial international components that expose us to significant foreign exchange risk. Changes in exchange rates can impact our financial results in two ways: a translation impact and a transaction impact. The translation impact refers to the impact that changes in exchange rates can have on our financial results, as our operating results in local foreign currencies are translated into New Zealand dollars using an average exchange rate over the representative period. Accordingly, during times of a strengthening New Zealand dollar, particularly against the Australian dollar, the Euro, the British pound sterling and the U . S . dollar, our results of operations will be negatively impacted, and during times of a weakening New Zealand dollar, our results of operations will be favorably impacted.

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The transaction impact on financial results is common for apparel companies operating outside the United States that purchase goods in U.S. dollars, as is the case with most of our foreign operations. During times of a strengthening U.S. dollar, our results of operations will be negatively impacted from these transactions as the increased local currency value of inventory results in higher cost of goods sold in local currency when the goods are sold, and during times of a weakening U.S. dollar, our results of operations will be favorably impacted. We also have exposure to changes in foreign currency exchange rates related to certain intercompany transactions and, to a lesser extent, SG&A expenses that are denominated in currencies other than the functional currency of a particular entity. We currently use and plan to continue to use foreign currency forward exchange contracts or other derivative instruments to mitigate the cash flow or market value risks associated with these inventory and intercompany transactions, but we are unable to entirely eliminate these risks.

We are also exposed to market risk for changes in exchange rates for the U.S. dollar in connection with our business as a licensee. Most of our license agreements require us to pay in Unites States dollars based on the exchange rate as of the last day of the contractual selling period but the sales are reported in the relevant territories’ local currencies. Thus we are exposed to exchange rate changes during and up to the last day of the selling period. In addition, we are exposed to exchange rate changes up to the date we make payment in U.S. dollars. As a result, during times of a strengthening U.S. dollar, our royalty fees will be positively impacted, and during times of a weakening U.S. dollar, our royalty fees will be negatively impacted.

We conduct business, directly or through licensees and other partners, in countries that are or have been subject to exchange rate control regulations and have, as a result, experienced difficulties in receiving payments owed to us when due, with amounts left unpaid for extended periods of time. Although the amounts to date have been immaterial to our results, as our international businesses grow and if controls are enacted or enforced in additional countries, there can be no assurance that such controls would not have a material and adverse effect on our business, financial condition or results of operations.

Our reported financial results may be adversely affected by changes in accounting principles

Generally accepted accounting principles are subject to interpretation by the SEC and the Public Company Accounting Oversight Board and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

While we believe we have taken the steps necessary to improve the effectiveness of our internal control over financial reporting, we can give no assurance that any material weaknesses will arise in the future

Any material weakness or other deficiencies in our disclosure controls and procedures and internal control over financial reporting may affect our ability to report our financial results on a timely and accurate basis and to comply with disclosure obligations or cause our consolidated financial statements to contain material misstatements, which could negatively affect the market price and trading liquidity of our common stock or cause investors to lose confidence in our reported financial information. Investors relying upon our consolidated financial statements may make a misinformed investment decision.

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Acquisitions may not be successful in achieving intended benefits, cost savings and synergies.

One component of our growth strategy has been to make acquisitions. Prior to completing any acquisition, our management team identifies expected synergies, cost savings and growth opportunities but, due to legal and business limitations, we may not have access to all necessary information. The integration process may be complex, costly and time-consuming. The potential difficulties of integrating the operations of an acquired business and realizing our expectations for an acquisition, including the benefits that may be realized, include, among other things:

●	failure to implement our business plan for the combined business;

●	delays or difficulties in completing the integration of acquired companies or assets;

●	higher than expected costs, lower than expected cost savings or a need to allocate resources to manage unexpected operating difficulties;

●	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

●	unanticipated changes in applicable laws and regulations affecting the acquired business;

●	unanticipated changes in the combined business due to potential divestitures or other requirements imposed by antitrust regulators;

●	retaining key customers, suppliers and employees;

●	retaining and obtaining required regulatory approvals, licenses and permits;

●	operating risks inherent in the acquired business;

●	diversion of the attention and resources of management;

●	consumers’ failure to accept product offerings by us or our licensees;

●	assumption of liabilities not identified in due diligence;

●	the impact on our or an acquired business’ internal controls and compliance with the requirements under the Sarbanes-Oxley Act of 2002; and

●	other unanticipated issues, expenses and liabilities.

We have completed acquisitions that have not performed as well as initially expected and cannot assure you that any acquisition will not have a material adverse impact on our financial condition and results of operations.

The loss of the services of Justin Davis-Rice, members of our executive management team, or other key personnel could have a material adverse effect on our business.

Justin Davis-Rice’s leadership in the design and marketing areas of our business has been a critical element of our success since our inception. The death or disability of Mr. Davis-Rice or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business, results of operations, and financial condition.

We also depend on the service and management experience of other key executive officers and other members of senior management who have substantial experience and expertise in our industry and our business and have made significant contributions to our growth and success. The loss of the services of any of our key executive officers or other members of senior management, or one or more of our other key personnel, or the concurrent loss of several of these individuals or any negative public perception with respect to these individuals, could also have a material adverse effect on our business, results of operations, and financial condition.

We are not protected by a material amount of key-man or similar life insurance covering our executive officers, including Mr. Davis-Rice, or other members of senior management. We have entered into employment agreements with certain of our executive officers, but competition for experienced executives in our industry is intense and the non-compete period with respect to certain of our executive officers could, in some circumstances in the event of their termination of employment with our company, end prior to the employment term set forth in their employment agreements.

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We rely on third-party suppliers and manufacturers to provide fabrics for and to produce our products, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We do not manufacture our products or the raw materials for them and rely instead on third-party suppliers and manufacturers. Many of the specialty fabrics used in our products are technically advanced textile products developed and manufactured by third parties and may be available, in the short-term, from only one or a very limited number of sources. We may experience a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. In addition, if we experience significant increased demand, or if we need to replace an existing supplier manufacturer, we may be unable to locate additional suppliers of fabrics or raw materials or additional manufacturing capacity on terms that are acceptable to us, or at all, or we may be unable to locate any supplier or manufacturer with sufficient capacity to meet our requirements or to fill our orders in a timely manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term. We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. If defects in the manufacture of our products are not discovered until after our customers purchase such products, our customers could lose confidence in the technical attributes of our products and our results of operations could suffer and our business could be harmed.

The fluctuating cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include natural fibers, including cotton. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials could have a material adverse effect on our cost of goods sold, results of operations, financial condition and cash flows.

If we are unable to safeguard against security breaches with respect to our information systems our business may be adversely affected.

In the course of our business, we gather, transmit and retain confidential information, including personal information about our customers, and process payment transactions through our information systems. Although we endeavor to protect confidential information and payment information through the implementation of security technologies, processes and procedures, it is possible that an individual or group could defeat security measures and access sensitive information about our customers, employees and other third parties. Any misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information gathered, stored or used by us could have a material impact on the operation of our business, including damaging our reputation with our customers, employees, third parties and investors. We could also incur significant costs implementing additional security measures to comply with applicable federal, state or international laws and regulations governing the unauthorized disclosure of confidential or personally identifiable information as well as increased costs such as organizational changes, implementing additional protection technologies, training employees or engaging consultants. In addition, we could incur lost revenues and face increased litigation as a result of any potential cyber-security breach. We are not aware of that we have experienced any material misappropriation, loss or other unauthorized disclosure of confidential or personally identifiable information as a result of a cyber-security breach or other act, however, a cyber-security breach or other act and/or disruption to our information technology systems could have a material adverse effect on our business, prospects, financial condition or results of operations.

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Our fabrics and manufacturing technology are not patented and can be imitated by our competitors.

The intellectual property rights in the technology, fabrics and processes used to manufacture our products are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited and we currently own no patents or exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrics and styling similar to our products. Because many of our competitors have significantly greater financial, distribution, marketing and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors do sell similar products to ours at lower prices, our net revenue and profitability could suffer.

Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on trademarks, as well as confidentiality procedures, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States, Canada or the European Union, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

We may be impacted by changes in taxation, trade and other regulatory requirements.

We are subject to income tax in local, national and international jurisdictions. In addition, our products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions. We are also subject to the examination of our tax returns and other tax matters by the Internal Revenue Service and other tax authorities and governmental bodies. We regularly assess the likelihood of an adverse outcome resulting from these examinations to determine the adequacy of our provision for taxes. There can be no assurance as to the outcome of these examinations. Fluctuations in tax rates and duties, changes in tax legislation or regulation or adverse outcomes of these examinations could have a material adverse effect on our results of operations, financial condition and cash flows.

We have significant tax losses arising on historical trading losses. The availability to utilize these tax losses to offset future taxable profit is dependent on future performance and trade of the business. There can be no assurance as to the availability of these losses for utilization.

There is increased uncertainty with respect to tax policy and trade relations between the U.S. and other countries. Major developments in tax policy or trade relations, such as the disallowance of tax deductions for imported merchandise or the imposition of unilateral tariffs on imported products, could have a material adverse effect on our results of operations, financial condition and cash flows.

Our current operations in international markets and our efforts to expand into additional international markets, and any earnings in those markets, may be affected by legal and regulatory risks.

We are subject to the U.S. Foreign Corrupt Practices Act, in addition to the anti-corruption laws of the foreign countries in which we operate and manufacture our products. Although we implement policies and procedures designed to promote compliance with these laws, our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, may take actions in violation of our policies. Any such violation could result in sanctions or other penalties and have an adverse effect on our business, reputation and operating results.

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We may be subject to loss and theft.

Our merchandise is subject to loss, including those caused by illegal or unethical conduct by associates, customers, vendors or unaffiliated third parties. We have experienced events such as inventory shrinkage in the past, and we cannot assure that incidences of loss and theft will decrease in the future or that the measures we are taking will effectively reduce these losses. Higher rates of loss or increased security costs to combat theft could have a material adverse effect on our results of operations, financial condition and cash flows.

We could have failures in our system of internal controls causing us to inaccurately report our financial results or to fail to prevent fraud.

We have had control deficiencies in the past, and cannot assure you that there will not be any control deficiencies in the future. Should we become aware of any significant deficiencies or material weaknesses, we would report them to the Audit Committee and recommend prompt remediation. We cannot be certain that these measures will ensure that our controls are adequate in the future or that adequate controls will be effective in preventing fraud. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. Any failures in the effectiveness of our internal controls could have a material adverse effect on our financial condition or operating results or cause us to fail to meet reporting obligations.

A portion of our revenue is dependent on royalties and licensing.

License arrangements exist for Heidi Klum and Fredericks of Hollywood, and previously existed for Stella McCartney through June 30, 2018. The license arrangements for Heidi Klum, Stella McCartney and Fredericks of Hollywood contributed revenue of 25%, 11% and 21% of group sales, respectively, in the twelve month period to January 31, 2018. The gross margin contribution during this period was 19%, 12%, and 30%, respectively, of total group gross margin. The license arrangements for Heidi Klum, Stella McCartney and Fredericks of Hollywood contributed revenue of 32%, 9% and 11% of group sales, respectively, in the twelve month period to January 31, 2017. The gross margin contribution during this period was 29%, 8%, and 16%, respectively, of total group gross margin.

The operating profit associated with our royalty, advertising and other revenue is significant because the operating expenses directly associated with administering and monitoring an individual licensing or similar agreement are minimal. Therefore, the loss of a significant licensing partner, whether due to the termination or expiration of the relationship, the cessation of the licensing partner’s operations or otherwise (including as a result of financial difficulties of the partner), without an equivalent replacement, could materially impact our profitability. For example, Bendon Limited’s license to use the Stella McCartney brand terminated effective June 30, 2018.

While we generally have significant control over our licensing partners’ products and advertising, we rely on our licensing partners for, among other things, operational and financial controls over their businesses. Our licensing partners’ failure to successfully market licensed products or our inability to replace our existing licensing partners could materially and adversely affect our revenue both directly from reduced royalty and advertising and other revenue received and indirectly from reduced sales of our other products. Risks are also associated with our licensing partners’ ability to obtain capital, execute their business plans, timely deliver quality products, manage their labor relations, maintain relationships with their suppliers, manage their credit risk effectively and maintain relationships with their customers.

A significant shift in the relative sources of our earnings, adverse decisions of tax authorities or changes in tax treaties, laws, rules or interpretations could have a material adverse effect on our results of operations and cash flow.

We have direct operations in many countries and the applicable tax rates vary by jurisdiction. As a result, our overall effective tax rate could be materially affected by the relative level of earnings in the various taxing jurisdictions to which our earnings are subject. In addition, the tax laws and regulations in the countries where we operate may be subject to change and there may be changes in interpretation and enforcement of tax law. As a result, we may pay additional taxes if tax rates increase or if tax laws, regulations or treaties in the jurisdictions where we operate are modified by the competent authorities in an adverse manner.

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In addition, various national and local taxing authorities periodically examine us and our subsidiaries. The resolution of an examination or audit may result in us paying more than the amount that we may have reserved for a particular tax matter, which could have a material adverse effect on our cash flows, business, financial condition and results of operations for any affected reporting period.

We and our subsidiaries are engaged in a number of intercompany transactions. Although we believe that these transactions reflect arm’s length terms and that proper transfer pricing documentation is in place, which should be respected for tax purposes, the transfer prices and conditions may be scrutinized by local tax authorities, which could result in additional tax liabilities.

We have identified material weaknesses in our internal controls over financial reporting.

We have identified material weaknesses that existed as of January 31, 2018, January 31, 2017, June 30, 2016 and June 30, 2015. A material weakness is a deficiency, or a combination of deficiencies in internal controls over financial reporting, such that if there is a material misstatement in our financial statements, they will not necessarily be prevented or detected on a timely basis.

The matters involving internal controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were:

1)	Lack of a functioning audit committee;

2)	Lack of independent directors on our board of directors that are financial experts, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

3)	Lack of skilled resources and lack of expertise with complex GAAP and SEC reporting matters;

4)	Lack of adequate processes, procedures and internal controls over the collation and review of contracts executed by our company; and

5)	No formally implemented system of internal control over financial reporting and no associated written documentation of our internal control policies and procedures

We believe that these material weaknesses primarily related to our lack of board oversight and appropriately skilled resources. While these material weaknesses have not resulted in errors that were material to our financial statements in the current year, it impacted our company’s ability to close financial reporting on a timely basis and resulted in numerous late amendments to draft financial statements.

The introduction of a properly constituted Board with diverse skills and talent will manage the risks across the business. We delayed implementing the appointment of an appropriately qualified personnel on the basis we are preparing to merge with Naked which has on its Board a newly appointed Independent Non Executive Director and we will also provide appropriate support for our CFO.

We plan to take a number of actions to correct these material weaknesses upon going public including, but not limited to, appointing independent directors, establishing an independent Audit Committee, adding experienced accounting and financial personnel and retaining third party consultants to review our internal controls and recommend improvements.

Our efforts to remediate these material weaknesses may not be effective. If our efforts to remediate these material weaknesses are not successful, the remediated material weaknesses may reoccur, or other material weaknesses could occur in the future.

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As a result of these material weaknesses, we may be unable to report our financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence and could cause the stock price to decline.

As a result of such failures, we could also become subject to investigation by the stock exchange on which our shares are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors, which would harm our reputation, business, financial condition and results or operations, and divert financial and management recoveries from our core business.

The material weaknesses will require management to devote significant time and incur significant expenses to remediate the material weaknesses and they might not be able to remediate the weaknesses in a timely manner.

If we fail to implement and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. We previously have identified deficiencies in our internal controls that are deemed to be material weaknesses. In addition, any future testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm, if and when required, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. If we are unable to remedy the existing material weaknesses in our internal control over financial reporting, if in the future we identify additional material weaknesses in our internal control over financial reporting, including at some of our acquired companies, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm required to and is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are then listed, the SEC, or other regulatory authorities, which could require additional financial and management resources. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We incurred substantial transaction fees and costs in connection with the Merger.

We incurred material non-recurring expenses in connection with the Merger Agreement and consummation of the Transactions contemplated by the Merger Agreement. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Bendon Limited and Naked. We cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

Risks Related to the Offering

Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

We are registering for resale up to 18,563,311 Ordinary Shares and up to 29,880,671 Ordinary Shares underlying the October Warrants, March Warrants and Consultant Warrants, which together represent approximately 56.8% of our outstanding Ordinary Shares, on a fully-diluted basis. This amount includes 150% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more), which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon exercise of such warrants. Even if the March Warrants are exercised in full, the actual number of shares issued upon such exercise may be more or less than our estimate, depending, among other things, on whether the number of shares is adjusted in connection with a subsequent equity issuance and whether the warrants are exercised on a cash or cashless basis. The resale of all or a substantial portion of the Ordinary Shares registered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

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The financial information related to the consummation of the Transactions included and incorporated by reference in this prospectus may not be an indication of our financial condition or results of operations.

The financial information related to the consummation of the Transactions included and incorporated by reference in this prospectus is based on various adjustments and assumptions and may not be an accurate indication of our financial condition or results of operations. Our actual financial condition and results of operations may not be consistent with, or evident from, such financial information. In addition, the assumptions used in preparing the financial information and estimates may not prove to be accurate, and other factors may affect our financial condition or results of operations following consummation of the Transactions.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares (including shares of common stock obtained upon exercise of our warrants) will result solely from the appreciation of such shares.

We may issue additional securities in the future, which may result in dilution to our shareholders.

As of April 3, 2019, we had 24,391,036 Ordinary Shares subject to outstanding options and warrants, including 21,053,780 Ordinary Shares underlying our outstanding October Warrants, March Warrants and Consultant Warrants. (This amount excludes the additional 50% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more) that are registered hereby in accordance with the March RRA). In addition, we are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we may need to raise additional capital in the future to operate and/or expand our business, we may conduct additional equity offerings. To the extent our outstanding options and warrants are exercised or we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Ordinary Shares.

Nasdaq may delist our Ordinary Shares from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions.

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “NAKD”. However, on February 5, 2019, we received a notice from the Listing Qualifications Department of Nasdaq stating that, for the last 30 consecutive business days, the closing bid price for our Ordinary Shares had been below the minimum of US$1.00 per share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). We will be afforded 180 calendar days (until August 5, 2019) to regain compliance with the minimum bid price requirement. In order to regain compliance, the bid price for shares of the Company’s common stock must close at US$1.00 per share or more for a minimum of ten consecutive business days. The notification letter also states that in the event we do not regain compliance within the 180 day period, we will be eligible for additional time if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and notify Nasdaq of our intention to cure the deficiency during such second compliance period, including by effecting a reverse stock split, if necessary. There can be no assurance that we will regain compliance with the minimum bid price requirement within the allotted period, or that we will be able to maintain compliance with the other continued listing requirements under the Nasdaq Listing Rules.

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If our Ordinary Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that our common stock is “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices (in our case Australian) in lieu of certain Nasdaq requirements applicable to domestic issuers and we are permitted to file less information with the Securities and Exchange Commission than a company that is not a foreign private issuer. This may afford less protection to holders of our securities.

As a foreign private issuer under the Exchange Act, Nasdaq allows us to follow home country governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2018, as amended, which is incorporated herein by reference. See “Where You Can Find Additional Information.” In particular, we will follow Australian law and corporate governance practices with respect to the composition of our board and quorum requirements applicable to shareholder meetings. These differences may result in a board that is more difficult to remove as well as less shareholder approvals required generally. We will also follow Australian law instead of the Nasdaq requirement to obtain shareholder approval prior to the issuance of securities in connection with a change of control, certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase, or other equity compensation plans or arrangements. These differences may result in less shareholder oversight and requisite approvals for certain acquisition or financing related decisions or for certain company compensation related decisions. The Australian home country practices described above may afford less protection to holders of our securities than that provided under the Nasdaq Listing Rules.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

●	limited operating history and ability to maintain or increase profitability;

●	expectations regarding industry trends and the size and growth rates of addressable markets;

●	reliance on third parties for production and distribution;

●	our business plan and growth strategies, including plans for expansion to new markets and new products;

●	expectations for seasonal trends;

●	results of operations;

●	ability to manage growth;

●	ability to complete strategic acquisitions;

●	ability to minimize our production and distribution costs by utilizing funding sources provided by others;

●	regulatory or operational risks;

●	success in retaining or recruiting, or changes required in, our officers, key employees, or directors;

●	capital structure;

●	ability to obtain additional financing when and if needed;

●	liquidity and trading of our securities; and

●	status as an emerging growth company under the JOBS Act.

The forward-looking statements contained in this prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis for is for the year end for Naked Brand Group Limited (formerly Bendon Limited) and it provides information concerning our financial condition and results of operations for the year ended January 31, 2018 and 2017 and should be read in conjunction with our audited consolidation financial statements and the related notes included herein. Our selected financial information are reported for the fiscal years ended January 31, 2018, June 30, 2016 and June 30, 2015 and for the seven month period ended January 31, 2017. In order to provide additional meaningful information to investors, we have included unaudited consolidated information for the 12 month period ended January 31, 2017, and for the seven month period ended January 31, 2016. These unaudited information are presented for comparative purposes to the corresponding fiscal year ended January 31, 2018 and for the seven month period ended January 31, 2017, derived from accounting records.

The following also includes discussion and analysis for the Naked Brand Group Limited for the six months ended July 31, 2018 and July 31, 2017 and should be read in conjunction with the unaudited consolidated and related notes included herein.

The following discussion contains forward-looking statements that reflect our future plans, estimates, belief, and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed elsewhere in this prospectus under “Risk Factors” and “Forward-looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Basis of Presentation

The Audited Annual Consolidated Financial Statements of the Company have been prepared in accordance with IFRS as issued by the IASB, and are presented in thousands of New Zealand dollars, except where otherwise indicated. However, certain financial measures contained in this MD&A are non-IFRS measures and are discussed further under “Non-IFRS Measures” below. All references to “$” and “dollars” refer to New Zealand dollars, unless otherwise indicated. Certain totals, subtotals and percentages throughout this MD&A may not reconcile due to rounding. The unaudited interim consolidated financial statements of the company have been prepared in accordance IAS 34 Interim Financial Reporting.

Introduction

We are a designer, distributor, wholesaler and retailer of women’s and men’s intimates apparel and swimwear. Our merchandise is sold through retail and outlet stores located in New Zealand and Australia, wholesale operations in New Zealand, Australia, the United States of America and Europe, and through online channels. We operate licensed brands including Heidi Klum, Stella McCartney, and Fredericks of Hollywood, and owned brands including Pleasure State, Davenport, Lovable, Bendon, Fayreform, VaVoom, Evollove, and Hickory. Bendon Limited’s license to use the Stella McCartney brand terminates effective June 30, 2018. Key customers include Farmers, Myer, David Jones and Woolworths.

All dollar values discussed below are presented in New Zealand dollars.

In keeping with customary practice in New Zealand, prior to the Transactions, our fiscal years ended on June 30. Subsequent to the Transactions, Bendon Limited changed its fiscal year end to January 31 to align with Naked’s fiscal year end.

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Overview

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017 (unaudited)

During the 6-month period ended July 31, 2018 the net sales decreased by $3m or 5.1% when compared with $59.8m in the 6-month period ended January 31, 2017. While sales were up $1m in the New Zealand market and $1.4m in the Australian market when comparing the two 6-month periods, the reduction in revenue in our European market of $4.3m and our US market sales of $1.1m negatively impacted our group trading result overall for the period. Our sales continued to be impacted by the lack of current season stock supply due to significant cashflow restraints.

During the 6-month period ended July 31, 2018 and the 6-month period ended July 31, 2017, the gross margins were 31.2% and 32.7%, respectively. The reduction in gross margin was caused by both the increase in promotional activity discounts provided to customers as well as the lack of available current season stock due to cash flow restraints.

	Jul. 31, 2018 NZ$000 6 months	Jul. 31, 2017 NZ$000 6 months	% movement
Brand management	(25,399)	(25,873)	1.8%
Administrative expenses	(1,851)	(1,891)	2.1%
Corporate expenses	(7,901)	(7,028)	-12.4%
Finance expense	(2,454)	(5,027)	51.2%
Brand transition, restructure and transaction expenses	(5,157)	(1,112)	-363.8%
Impairment expense	(4,181)	0	-100.0%
Other foreign currency gains/(losses)	3,535	(934)	478.5%
Fair value gain/(loss) on convertible notes derivative	(775)	3,246	-123.9%

Brand management expenses decreased by $0.5m, or 1.8%, from $25.9m to $25.4m, in the 6-month period to July 31, 2018 compared with the 6-month period to July 31, 2017. We are continuing to implement cost saving initiatives in the business, and this is reflected in the reduction in brand management expenses.

Administrative expenses are consistent period to period with a slight $40k reduction, which we consider immaterial.

Corporate expenses are up $0.9m in the 6-month period to July 31, 2018 compared with the 6-month period to July 31, 2017, as this now includes expenses incurred by the Company and Naked Inc.

Finance expenses decreased by $2.5m, or 51.2% from $5.0m to $2.5m in the 6-month period ended July 31, 2018 as compared with the 6-month period ended July 31, 2017, due to a reduction in interest on external borrowing.

Year ended January 31, 2018 and 12-month period ended January 31, 2017 (unaudited)

Net sales in the 12-month period ended January 31, 2018 decreased by $20.75m, or 13.6%, to $131.4m when compared with $152.1m in the 12-month period ended January 31, 2017. The sales in the 12-month period ending January 31, 2018 were negatively impacted by a stock supply issue because of liquidity issues.

During the 12-month period ended January 31, 2018 and the 12-month period ended January 31, 2017, the gross margin was 33.4% and 44.6% respectively. The reduction in gross margin was caused by increased discounts provided to customers and sub-optimal stock mix because of the stock supply issue.

Finance expenses decreased by $2.4mm, or 21.6% from $11.2m to $8.8m in the 12-month period ended January 31, 2018 as compared with the 12-month period ended January 31, 2017, due to a reduction in interest on the shareholder loan due to the principal amount of such loans being reduced, the majority of which was converted to equity in September 2016.

Brand transition, restructure and transaction expenses increased by $0.8m, or 34.7%, from $2.4m to $3.2m in the 12-month period ended January 31, 2018 as compared with the 12-month period ended January 31, 2017, this was driven by costs incurred in respect of the US listing process.

Other foreign currency gains/(losses) reduced from a loss of $14.3m in 12-month period ended January 31, 2017 to a gain of $0.7m in the 12-month period ended Jan 31, 2018, due to gains on foreign exchange contracts.

7-month period ended January 31, 2017, 7-month period ended January 31, 2016 (unaudited), the 12 month period ended June 30, 2016 and the 12 month period ended June 30, 2015

Net sales in the 12 month period ended June 30, 2016 increased by $12.2m, or 8.8%, to $151.0m when compared with $138.8m in the 12 month period ended June 30, 2015. This was driven by extension of the business into providing advisory and management services to other intimates apparel businesses, favorable foreign exchange rate fluctuations between the New Zealand dollar and United States Dollar, growth in U.S. wholesale distribution through a new contract with Macy’s, growth in the online business and introduction of 8 new stores across Australia.

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Net sales in the 7-month period ended January 31, 2017 increased by $1.6m, or 1.7%, to $96.2m when compared with $94.7m in the 7-month period ended January 31, 2016. Sales were negatively impacted by a stock supply issue, and less favorable foreign exchange rate fluctuations between the New Zealand dollar and U.S. Dollar, which was offset by the beneficial impact of a new licensing agreement with Fredericks of Hollywood.

During the 7-month period ended January 31, 2017, the 7-month period ended January 31, 2016, the 12 month period ended June 30, 2016 and the 12 month period ended June 30, 2015, the gross margin was 40.7%, 45.1%, 44.7%, and 43.1%, respectively. The movement in gross margin has remained fairly consistent, but has improved due to changes in the sales mix including additional online revenue, as well as positive foreign exchange rate fluctuations.

Brand management expenses increased by $6.2m, or 14.6%, from $42.2m to $48.4m between the 12 month period ended June 30, 2015 and the 12 month period ended June 30, 2016. This was largely driven by growth in business and associated employee costs, as well as additional marketing expenditures to support the introduction of new swimwear ranges. The increase of $4.4m, or 15.9%, from $27.6m to $32.0m in the 7-month period to January 31, 2017 as compared with the 7-month period to January 31, 2016, was also driven by additional marketing expenditures.

Finance expenses increased by $4.5m, or 77.3%, between the 12 month period ended June 30, 2015 and the 12 month period ended June 30, 2016 from $5.9m to $10.4m, due to additional interest expense associated with an increase in debt. The finance expense in the 7-month period to January 31, 2016 and January 31, 2017 increased slightly due to additional interest on convertible loan notes being partially offset by a reduction in interest on the shareholder loan due to the principal amount of such loans being reduced, the majority of which was converted to equity in September 2016.

Brand transition, restructure and transaction expenses of $1.3m, $2.2m and $12.2m were incurred in the 7-month period ended January 31, 2017, the 12 month period ended June 30, 2016 and the 12 month period ended June 30, 2015, respectively. The biggest driver for this decrease was a reduction in brand transition expenses incurred in relation to the transition from the Elle MacPherson to Heidi Klum brand which decreased over time given the Elle MacPherson license was terminated in the fiscal year 2015.

An impairment expense of $2.2m was recognized in the 12 month period ended June 30, 2016 and 7-month period to January 31, 2016 in relation to a goodwill write-off. An impairment expense of $0.3m was recognized in 7-month period to January 31, 2017.

Other foreign currency gains/(losses) reduced from a gain of $4.7m the 12 month period ended June 30, 2015 to a loss of $2.4m in the 12 month period ended June 30, 2016 due to weakening of the New Zealand dollar and the impact of unfavorable hedge contracts entered into. Other foreign currency gains/(losses) reduced from a gain of $5.7m in the 7-month period to January 31, 2016 to a loss of $3.3m in the 7-month period to January 31, 2017 as a result of the same foreign exchange drivers.

Application of Critical Accounting Policies, Estimates, and Judgements

Our accounting policies form the basis for preparation of our financial statements and our financial statements in tum are an essential factor in understanding our operations. Our accounting policies are in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and are fully described in the notes to our audited financial statements as of and for the year ended January 31, 2018, 7-month period ended January 31, 2017 and the two years ended June 30, 2016 and June 30, 2015 and also in our unaudited interim condensed consolidated financial statements for the half years ended 31 July 2018 and 31 July 2017. The preparation of our financial statements required management to make judgments, estimates, assumptions and judgments that affect the reported amounts of revenue, assets, liabilities and expenses. Our management re-evaluates estimates on an on-going basis and such estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Unless otherwise stated, all dollar amounts stated in our financial statements are expressed in the currency of the Commonwealth of Australia.

Critical accounting policies

Critical accounting policies that reflect our industry and activity specific accounting treatments used in preparing our financial statements as of the 12 month period ended January 31, 2018, the 7- month period ended January 31, 2017, the 12 month period ended June 30, 2016, the 12 month period ended June 30, 2015 the 6 months ended 31 July 2018 and the 6 months ended 31 July 2017, or that have significant potential to result in a material adjustment to the carrying amounts of assets and liabilities during each of the years are as follows:

(a)	Going Concern

The financial statements have been prepared on the basis of going concern which contemplates continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business.

For the financial year ended 31 January 2018 the Group experienced a loss after income tax from continuing operations of NZ$37.593 million and operating cash outflows of NZ$4.116 million. As at 31 January 2018, the business is in a net current liability position of NZ$20.752 million and has negative net assets of $5.710 million.

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For the half year ended 31 July 2018 the Group experienced a loss after income tax from continuing operations of NZ$26.094 million and operating cash outflows of NZ$5.427 million. As at 31 July 2018, the business is in a net current liability position of NZ$2.944 million and has net assets of $16.232 million.

The business continued to experience losses in the 31 January 2018 financial year as a result of reduced revenue from wholesale customers, increased rebates and discounts, and the plateauing of sales in retail outlets. The business is experiencing challenging trading conditions which have been impacted by the cancellation of the Stella McCartney licence held by the Company which expired on 30 June 2018, the lack of working capital to purchase sufficient levels of inventory required for trading, reduced customer foot traffic in retail stores and outlets, and a reduction of revenue from wholesale customers. The business has continued to accumulated trade creditors that are trading beyond their original credit terms and has also breached its Bank debt loan covenants during and since the half year period, and has yet to finalise a revised banking facility agreement to provide the company with sufficient funding to continue as a going concern.

In response management has taken steps to raise further capital to fund new inventory that will restock stores and supply wholesale customers and to bring creditors back into term. This capital raising/recapitalisation is continuing at the time of this prospectus. Management has also engaged in restructuring the businesses operations including reducing costs across distribution channels, renegotiating supplier contracts, resetting customer supply commitments, updating leadership roles including appointing a new CEO for the operating business, and managing the opening of new stores. The impact from the proposed capital raising and the restructure will take time generate positive cash flows from operations. The Group expects the business will trend to be cash flow positive by November 2019.

Since the end of the period, the Group has raised further equity which has been used to support the working capital requirements of the Group, reduce the cost of finance, fund the losses and reduce outstanding amounts to aged creditors.

In addition to attempting to raise new capital, the Group has been negotiating a new Bank borrowing facility agreement to replace the facilities last reported as at 31 July 2018.The new facility is expected to be subject to covenants and is likely to be a rolling 12 month facility subject to review at the end of each year. The Group is expecting a term sheet by the end of February 2019.

The Bank facilities last reported as at 31 July 2018 are presented on the Balance Sheet as a current liability due to the facilities having breached covenants. The amount outstanding as at that date amounted to $20m.

The directors have also considered the Loan Agreement from its previous major shareholder Cullen Investments Limited (“Cullen”) and has been advised by Cullen that due to some changes with Cullen’s financial circumstances Cullen is not likely to be a reliable source of funding and as a result the directors have decided to pursue new capital raising activities and not rely on Cullen.

Despite the ongoing losses and the other negative financial conditions, the Directors are confident that the Company will continue as a going concern. However, while the Directors are confident of continuing as a going concern and meeting its debt obligation to its Bank and creditor commitments as they fall due, the going concern is dependent upon the Directors and Company being successful in:

●	Raising further capital of at least NZ$36 million and collecting it between March 2019 and July 2019;
●	Reducing overheads, increasing revenue and gross profit margin that leads to a reduction in the current cash outflow being incurred each month to reach a cash flow positive position by November 2019;
●	Renegotiating the current bank facilities of $20 million to a facility that is at least a 12 month facility, reviewed annually, and is subject to amortisation of $2.5 million per quarter commencing April 2019; and
●	Continue to receive support form creditors to delay payment until the company has adequate facilities to commence a repayment arrangement.

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As a result the viability of the Group is dependent on the above matters, and there is a substantial doubt about the Company’s ability to continue as a going concern. However, the Directors’ believe that the Group will be successful in the above matters and, accordingly, have prepared the report on a going concern basis.

(b)	Revenue recognition

Revenue is recognized when the amount of the revenue can be measured reliably, it is probable that economic benefits associated with the transaction will flow to Bendon Limited and specific criteria relating to the type of revenue as noted below, has been satisfied.

Revenue is measured at the fair value of the consideration received or receivable and is presented net of returns, discounts and rebates. Bendon Limited assess the expected customer returns and rebates according to the specific information in its possession and its past experience in similar cases.

Sale of goods

Sales of goods through retail stores, e-commerce and wholesale channels are recognized when there has been a transfer of risk and rewards to the customer. Risks and rewards transfer at point of sale for retail stores sales. For wholesale and e-commerce sales, risks and rewards are transferred when goods are delivered to customers, and therefore reflects an estimate of shipments that have not been received at year end based on shipping terms and historical delivery times. Bendon Limited also provides a reserve for projected merchandise returns based on prior experience.

Bendon Limited sells gift cards to customers. Bendon Limited recognizes revenue from gift cards when they are redeemed by the customers. In addition, Bendon Limited recognizes revenue on unredeemed gift cards after one year when the gift cards have expired.

Significant Accounting Judgments, Estimates, and Assumptions

Significant accounting judgments, estimates, and assumptions that have been used in the preparation of our financial statements are set out below. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

We make estimates and assumptions concerning the future in determining accounting treatments and quantifying amounts for transactions and balances in certain circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Key estimates — inventory

Each item on inventory is reviewed on an annual basis to determine whether it is being carried at higher than its net realizable value. During the period, management have written down inventory based on best estimate of the net realizable value, although until the time that inventory is sold this is an estimate.

Key estimates — impairment of goodwill

In accordance with IAS 36 Impairment of Assets, Bendon Limited is required to estimate the recoverable amount of goodwill at each reporting period.

Impairment testing is an area involving management judgement, requiring assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate and using a terminal value to incorporate expectations of growth thereafter.

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In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

—	growth in future cash flow forecasts;

—	timing and quantum of future capital expenditure;

—	long-term growth rates; and

—	the selection of discount rates to reflect the risks involved.

Changing the assumptions selected by management, in particular the discount rate and growth rate assumptions used in the cash flow projections, could significantly affect Bendon Limited’s impairment evaluation and hence results.

Bendon Limited’s review includes the key assumptions related to sensitivity in the cash flow projections. Further details are provided in note 12 to the consolidated financial statements.

Key estimates — fair value of financial instruments

Bendon Limited has certain financial assets and liabilities which are measured at fair value. Where fair value has not been able to be determined based on quoted price, a valuation model has been used. The inputs to these models are observable, where possible, however these techniques involve significant estimates and therefore fair value of the instruments could be affected by changes in these assumptions and inputs.

Key estimates — impairment of brands

In accordance with IAS 36 Impairment of Assets, Bendon Limited is required to estimate the recoverable amount of indefinite-lived brand assets at each reporting period.

Impairment testing is an area involving management judgement, requiring assessment as to whether the carrying value of assets can be supported by their value in use or fair value less cost to sell.

In calculating the fair value less costs to sell, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

—	growth in brand revenues

—	market royalty rate

—	the selection of discount rates to reflect the risks involved, and

—	long-term growth rates

Changing the assumptions selected by management, in particular the growth rate, discount rate and market royalty rate assumption used, could significantly affect Bendon Limited’s impairment evaluation and hence results.

Bendon Limited’s review includes the key assumptions related to sensitivity in the model. Further details are provided in note 12 to the consolidated financial statements.

Key estimates — taxes

Determining income tax provisions and the recognition of deferred tax assets including carried forward income tax involves judgment on the tax treatment of certain transactions. Deferred tax is recognized on tax losses not yet used and on temporary differences where it is probable that there will be taxable revenue against which these can be offset. Management has made judgments as to the probability of future taxable income being generated against which tax losses will be available for offset based on budgets, current and future expected economic conditions.

29

Recent Accounting Pronouncements

New Accounting Standards and Interpretations

As discussed in note 3(x) to the unaudited interim condensed consolidated financial statements for the half year period ended 31 July 2018 the company adopted IFRS 9 Financial Instruments and IRFS 15 Revenue from Contracts with Customers. The changes were given effect 1 February 2018 but there was no material impact.

Certain new accounting standards and interpretations have been published that are not mandatory for 31 July 2018 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations is set out below.

30

Title of Standard	Nature of change	Impact	Mandatory application date/Date of adoption by Group
IFRS 16 Leases	In February 2016 the IASB issued a new standard for leases. This AASB 16 replaces IAS 17.

The main impact on lessees is that almost all leases go on balance sheet. This is because the balance sheet distinction between operating and finance leases is removed for lessees. Instead, under the new standard an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exemptions are short-term and low-value leases.	This standard will affect the accounting for the Group’s operating leases. As at the reporting date, the Group has non-cancellable operating lease commitments of $29.9m. However, the Group has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Group’s profit and classification of cash flows.	Management is currently assessing the impact of the new rules and believes the adoption of the provisions of this update will have a material impact on the Company’s consolidated financial statements.

Mandatory for financial years commencing on or after 1 January
2019.

Expected date of adoption by the Group: 1 February
2019.

IFRC 23 Uncertainty over Income Tax Treatments (IFRIC 23)	On June 7, 2017, the IASB issued IFRIC 23, Uncertainty over Income Tax Treatments (“IFRIC 23”). IFRIC 23 clarifies the application of recognition and measurement requirements in IAS 12, Income Taxes, when there is uncertainty over income tax treatments. The IFRIC 23 interpretation specifically addresses whether an entity considers uncertain tax treatments separately; the assumptions an entity makes about the examination of tax treatments by taxation authorities; how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates; and how an entity considers changes in facts and circumstances.	The Company is currently evaluating the impact of adopting this standard on the consolidated financial statements.	IFRIC 23 is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted.

31

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

Recent Developments

Subsequent to the end of the financial period, the Company issued 3,116,645 shares at an average price of $2.24 per share to the value of US$6.98 million. These proceeds were used as working capital in the business.

As at the date of this prospectus, Company is in negotiations with its Bankers to reset the loan covenants and extend the Loan to beyond the expiry of its current terms on 30 June 2019.

On 15th August 2018, the Company filed this registration statement relating to the resale of up to 12,752,951 ordinary shares, no par value, of Naked Brand Group Limited and up to 1,293,892 Ordinary Shares issuable upon exercise of outstanding warrants. The securities were issued in connection with one or more private placements and placements that occurred outside the United States and the Company will not receive any proceeds from the sale of the securities under this prospectus. However, the Company could receive up to US$4,852,095 in gross proceeds if all of the warrants held by three of the Selling Shareholders are exercised for cash. We are still evaluating the accounting and financial reporting treatment of this transaction.

On November 15, 2018, we and our wholly-owned subsidiary, Bendon, entered into a Stock Purchase Agreement with the shareholders of FOH, including, a significant shareholder of the Company. Pursuant to the agreement, on December 6, 2018, we purchased all of the issued and outstanding shares of FOH, in order to gain direct ownership of the Frederick’s of Hollywood license arrangement FOH had with ABG. We previously marketed merchandise under the Frederick’s of Hollywood brand through a sub-license arrangement with FOH. As a result of the acquisition of FOH, we now have a direct relationship with ABG in relation to the Frederick’s of Hollywood license. Under the terms of the agreement, we paid a purchase price of approximately US$18.2 million, as follows (i) Bendon forgave debt owed to it by FOH and Cullen, in the aggregate amount of approximately US$9.9 million, and (ii) we issued 3,765,087 of our Ordinary Shares to FOH’s shareholders, valued at a price per share of US$2.20. We also agreed to satisfy certain obligations with respect to certain claims involving the parties. A portion of the Ordinary Shares issued to FOH’s shareholders are held in trust and may be released to Cullen to the extent not applied in satisfaction of such claims. We are still evaluating the accounting and financial reporting treatment of this transaction.

Pursuant to our financing plan prior to the consummation of the Transactions, we entered into securities purchase agreements with certain investors for the purchase and sale of ordinary shares and warrants to purchase additional ordinary shares in a private placement, for an aggregate anticipated proceeds of approximately $17,000,000. Of such amount, investors failed to fund approximately $7,700,000. Accordingly, as management believes it has exhausted all other appropriate remedies available to it, we intend cancel 1,582,243 ordinary shares and 277,473 warrants issued to such investors in accordance with applicable legal requirements.

Results of Operations

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

The following table sets forth certain selected operating results and other financial information for each of the 6-month periods ended July 31, 2018 and 2017:

	Jul. 31, 2018 NZ$000 6 months	Jul. 31, 2017 NZ$000 6 months	% movement
Revenue	56,750	59,787	-5.1%
Cost of goods sold	(39,072)	(40,207)	2.8%
Gross profit	17,678	19,580	-9.7%
Brand management	(25,399)	(25,873)	1.8%
Administrative expenses	(1,851)	(1,891)	2.1%
Corporate expenses	(7,901)	(7,028)	-12.4%
Finance expense	(2,454)	(5,027)	51.2%
Brand transition, restructure and transaction expenses	(5,157)	(1,112)	-363.8%
Impairment expense	(4,181)	0	-100.0%
Other foreign currency gains/(losses)	3,535	(934)	478.5%
Fair value gain/(loss) on convertible notes derivative	(775)	3,246	-123.9%
Loss before income tax	(26,505)	(19,039)	-39.2%
Income tax benefit/(expense)	411	(174)	336.2%
Loss for the period	(26,094)	(19,213)	-35.8%
Other comprehensive loss
Exchange differences on translation of foreign operations	(420)	757	-155.5%
Total comprehensive loss for the period	(26,514)	(18,456)	43.7%

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Revenue

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

During the 6-month period ended July 31, 2018 the net sales decreased by $3m or 5.1% when compared with $59.8m in the 6-month period ended January 31, 2017. While sales were up $1m in the New Zealand market and $1.4m in the Australian market when comparing the two 6-month periods, the reduction in revenue in our European market of $4.3m and our US market sales of $1.1m negatively impacted our group trading result overall for the period. Our sales continued to be impacted by the lack of current season stock supply due to significant cashflow restraints.

Gross margins

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

During the 6-month period ended July 31, 2018 and the 6-month period ended July 31, 2017, the gross margins were 31.2% and 32.7%, respectively. The reduction in gross margin was caused by both the increase in promotional activity discounts provided to customers as well as the lack of available current season stock due to cash flow restraints.

Operating expenses

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

	Jul. 31, 2018 NZ$000 6 months	Jul. 31, 2017 NZ$000 6 months	% movement
Brand management	(25,399)	(25,873)	1.8%
Administrative expenses	(1,851)	(1,891)	2.1%
Corporate expenses	(7,901)	(7,028)	-12.4%
Finance expense	(2,454)	(5,027)	51.2%
Brand transition, restructure and transaction expenses	(5,157)	(1,112)	-363.8%
Impairment expense	(4,181)	0	-100.0%
Other foreign currency gains/(losses)	3,535	(934)	478.5%
Fair value gain/(loss) on convertible notes derivative	(775)	3,246	-123.9%

Brand management expenses decreased by $0.5m, or 1.8%, from $25.9m to $25.4m, in the 6-month period to July 31, 2018 compared with the 6-month period to July 31, 2017. We are continuing to implement cost saving initiatives in the business, and this is reflected in the reduction in brand management expenses.

Administrative expenses are consistent period to period with a slight $40k reduction, which we consider immaterial.

Corporate expenses are up $0.9m in the 6-month period to July 31, 2018 compared with the 6-month period to July 31, 2017, as this now includes expenses incurred by the Company and Naked Inc.

Finance expenses decreased by $2.5m, or 51.2% from $5.0m to $2.5m in the 6-month period ended July 31, 2018 as compared with the 6-month period ended July 31, 2017, due to a reduction in interest on external borrowing.

33

Brand transition, restructure and transaction expenses increased by $4m, or 363.8%, from $1.1m to $5.1m in the 6-month period ended July 31, 2018 as compared with the 6-month period ended July 31, 2017, due to costs incurred in respect of the U.S. listing process.

Impairment costs during the 6-month period ended July 31, 2018 totaled $4.2m. This expense predominately relates to the impairment of goodwill relating to the acquisition of Naked.

Taxation

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

The tax credit of $411k in the 6-month period ended July 31, 2018 increased by $585k when compared to the 6-month period ended July 31, 2017. The tax credit position for the 6-month period ended July 31, 2018 is driven by the FOH trading loss for the period. No other tax losses have been recognized during the period as there is uncertainty over whether the deferred tax asset could be utilized

Net loss and comprehensive loss

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

The net loss in the 6-month period ended July 31, 2018 increased by $6.9m, or 35.8%, to ($26.1m) when compared with ($19.2m) in the 6-month period ended July 31, 2017. This increase in net loss was due to both the reduced gross profit and increased expenses. The decrease in gross profit of $1.9m in the 6-month period ended July 31, 2018 when compared with the 6-month period ended July 31, 2017 was due to a drop-in sales, while the increase in expenses for the period of $5.6m, or 14.4%, was due to both the costs incurred as part of our US listing and also the impairment of the Naked brand.

Segmented Reporting

Bendon has seven reportable segments; Australia retail, New Zealand retail, Australia wholesale, New Zealand wholesale, US wholesale, Europe wholesale and E-commerce.

●	Australia retail. This segment covers retail and outlet stores located in Australia.

●	New Zealand retail. This segment covers retail and outlet stores located in New Zealand.

●	Australia wholesale. This segment covers the wholesale of intimates apparel to customers based in Australia.

●	New Zealand wholesale. This segment covers the wholesale of intimates apparel to customers based in New Zealand.

●	US wholesale. This segment covers the wholesale of intimates apparel to customers based in the United States of America.

●	Europe wholesale. This segment covers the wholesale of intimates apparel to customers based in Europe.

●	E-commerce. This segment covers the group’s online retail activities.

The following table provides our segment net sales, gross margin and EBITDA for the 6-month period to July 31, 2018, 6-month period to July 31, 2017, 6-month period to January 31, 2018, and the 6-month period to January 31, 2017.

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6-month ending July 31, 2018

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$000’s	Unallocated NZ$000’s	Total
Revenue	15,571	8,758	4,556	6,757	3,047	3,813	14,248	-	56,750
Gross margin	7,959	4,512	861	1,511	124	806	4,014	(2,109)	17,678
EBITDA	1,103	(1,132)	189	(215)	(1,063)	(360)	(1,361)	(12,597)	(15,436)

6-month ending July 31, 2017

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$000’s	Unallocated NZ$000’s	Total
Revenue	15,072	8,030	4,092	6,497	4,803	8,154	13,139	-	59,787
Gross margin	8,045	3,946	842	203	711	1,846	3,987	-	19,580
EBITDA	1,583	(1,389)	393	(1,794)	(796)	342	(1,420)	(13,204)	(16,285)

New Zealand and Australia Retail

In the 6-month period ended July 31, 2018 New Zealand retail EBITDA was $1.1m compared with $1.6m in the 6-month period to July 31, 2017. Australian retail EBITDA for the 6-month period ended July 31, 2018 was a loss of $1.1m compared to a loss of $1.4m in the 6-month period to July 31, 2017. Both the New Zealand and Australian retail environment continue to be challenging, and this along with a lack of current season stock resulted in both the reduction of EBITDA in our New Zealand stores and the continued trading losses in our Australian stores.

New Zealand retail gross margin reduced by 2.3% between the 6-month period to July 31, 2018 and 6-month period to July 31, 2017, from 53.4% to 51.1%. Australian retail gross margin improved by 2.4%, from 49.1% to 51.5%, due to the re-branding of our 3 drawer No.1 stores to Bendon.

In the 12-month period ended January 31, 2018, New Zealand retail EBITDA was $4.3m compared with $7.7m in the 12-month period to January 31, 2017. Australian Retail EBITDA for the 12-month period ended January 31, 2018 was a loss of $2.5m compared with a profit of $0.3m in the 12-month period to January 31, 2017. A challenging retail environment, seasonal product mix and vendor supply issues were the key reasons for this reduced EBITDA across both the New Zealand and Australian retail markets.

New Zealand Retail Gross margin reduced 5.8% between the 12-month period to January 31, 2018 and 12- month period to January 31, 2017 from 57.7% to 51.9%. Australia Retail Gross margin reduced 8.4% between the 12-month period to January 31, 2018 and 12- month period to January 31, 2017 from 56.5% to 48.1%. The reduction in the gross margin in both markets was caused by increased discounts provided to customers and sub-optimal stock mix because of the stock supply issue.

In the 7-month period ended January 31, 2017, the 12-month period ended June 30 2016, the 12-month period ended June 30 2015, New Zealand retail EBITDA was $4.8m, $9.1m, and $8.9m, respectively, as a result of similar trading conditions and consistent store numbers.

The revenue and EBITDA in the 7-month period to January 31, 2017 showed a consistent trend as compared with the 12-month period ended June 30 2016. In the 12-month period ended June 30 2016, Australia retail recognized increased revenue and reduced EBITDA of $20.7m and $1.9m, respectively, as compared with $18.5m and $2.8m, respectively, in the 12-month period ended June 30 2015. The increase in revenue was due to the introduction of 8 new outlet stores, which due to early trading losses experienced reduced EBITDA.

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NZ Wholesale, AU Wholesale, US Wholesale and EU wholesale

In the 6-month period ended July 31, 2018 EBITDA decreased in the NZ wholesale, US wholesale and EU Wholesale markets, and increased in the AU wholesale market when compared with the 6-month period ended July 31, 2017. New Zealand wholesale EBITDA was $0.2m in the 6-months ended July 31, 2018, compared with $0.4m in the 6-months ended July 31, 2017. US wholesale EBITDA was a loss of $1.1m in the 6-months ended July 31, 2018 compared with an EBITDA loss of $0.8m in the 6-months ended July 31, 2017. EU wholesale EBITDA was a loss of $0.4m in the 6-months ended January 31, 2018, compared with a profit of $0.3m in the 6-months ended July 31, 2017. Australian wholesale EBITDA was a loss of $0.2m in the 6-months ended July 31, 2018, compared with an EBITDA loss of $1.8m in the 6-months ended July 31, 2017.

In the 6-month period ended July 31, 2018 and 6-month period ended July 31, 2017 New Zealand wholesale revenue was $4.6m and $4.1m, US wholesale revenue was $3.1m and $4.8m and EU wholesale revenue was $3.8m and $8.1m respectively. A lack of order fulfillment due to vendor supply issues was the primary reason for this reduction in sales across the segments. Australian Wholesale sales increased to $6.8m in the 6-month period ended July 31, 2018 from $6.5m in the 6-month period ended 31 July 2017. This is due to a reduction in markdown discounts given to wholesale partners.

E-commerce

For the 6-months ended July 31, 2018 our e-commerce EBITDA was a loss of $1.36m compared with a loss of $1.42m for the 6-months ended July 31, 2017. The loss for this period is due to the continued focus on promotional activity and discounts offered to customers to promote sales. E-commerce Gross margin reduced 2.2% between the 6-month period to July 31, 2018 and 6-month period to July 31, 2017 from 30.3% to 28.2%. For the 12-months ended January 31, 2018 our e-commerce EBITDA was a loss of $0.3m compared with a profit of $4.5m for the 12-months ended January 31, 2017. The loss for this period is due to decrease in margin as a result of the new license fee under the license agreement with FOH and discounts offered to customers. E-commerce Gross margin reduced 11.5% between the 12-month period to January 31, 2018 and 12-month period to January 31, 2017 from 46.4% to 34.9%.

Non-IFRS Financial Measures

Reconciliations

EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization and impairment and EBITDA from continuing operations is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and impairment. Our management uses EBITDA as a measure of our operating results and considers it to be a meaningful supplement to net income as a performance measurement, primarily because we incur significant depreciation and depletion and the exclusion of impairment losses in EBITDA eliminates the non-cash impact.

A reconciliation of EBITDA to the consolidated statements of profit or loss and other comprehensive income for each segment follows:

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

	6 months to	6 months to
	31 July 2018	31 July 2017
	NZ $000’s	NZ $000’s
EBITDA	(15,436)	(16,285)
Brand transition, restructure and transaction expenses	(5,157)	(1,112)
Finance expense	(2,454)	(4,776)
Impairment expense	(4,182)	-
Depreciation and amortisation	(1,190)	(1,821)
Fair value (gain)/loss on foreign exchange contracts	2,306	(1,600)
Unrealised foreign exchange gain	383	3,309
Fair value gain/(loss) on Convertible Note derivative	(775)	3,246
Loss before income tax	(26,505)	(19,039)

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Results of Operations

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

The following table sets forth certain selected operating results and other financial information for each of the years ended January 31, 2018 and 2017:

		Unaudited
	Jan. 31,	Jan. 31,
	2018	2017
	NZ$000	NZ$000%
	12 months	12 months	movement
Revenue	131,388	152,144	-13.6%
Cost of goods sold	(87,459)	(84,358)	-3.7%
Gross profit	43,929	67,786	-35.2%
Brand management	(53,653)	(53,957)	0.6%
Administrative expenses	(4,131)	(3,712)	-11.3%
Corporate expenses	(12,851)	(12,920)	0.5%
Finance expense	(8,791)	(11,214)	21.6%
Brand transition, restructure and transaction expenses	(3,272)	(2,430)	-34.7%
Impairment expense	(1,914)	(2,865)	33.2%
Other foreign currency gains/(losses)	757	(14,327)	105.3%
Fair value gain/(loss) on convertible notes derivative	2,393	(592)	504.5%
Loss before income tax	(37,533)	(34,230)	-9.7%
Income tax benefit/(expense)	(60)	(6,123)	99.0%
Loss for the period	(37,593)	(40,352)	6.8%
Other comprehensive loss
Exchange differences on translation of foreign operations	148	384	-61.5%
Total comprehensive loss for the period	(37,445)	(39,968)	-6.3%

7-month period ended January 31, 2017 compared to 7-month period ended January 31, 2016 and 12-month period ended June 30, 2016 compared to 12-month period ended June 30, 2015

The following table sets forth certain selected operating results and other financial information for each of the 7-month periods ended January 31, 2017 and 2016, and each of the years ended June 30, 2016 and 2015: * – Note that January 31, 2017 is not an annual period, rather it has been derived from accounting records, to provide a 12 month comparative to the January 31, 2018 annual period.

	Jan. 31, 2017 NZ$000 seven months	Unaudited Jan. 31, 2016 NZ$000 seven months	% movement	Jun. 30, 2016 NZ$000 12 months	Jun. 30, 2015 NZ000$ 12 months	% movement
Revenue	96,284	94,667	1.7%	151,000	138,838	8.8%
Cost of goods Sold	(57,144)	(51,998)	9.9%	(83,525)	(79,031)	5.7%
Gross Profit	39,140	42,669	-8.3%	67,475	59,807	12.8%
Brand Management	(32,040)	(27,647)	15.9%	(48,362)	(42,203)	14.6%
Administrative expenses	(2,383)	(2,109)	13.0%	(4,090)	(4,691)	-12.8%
Corporate expenses	(8,082)	(8,236)	-1.9%	(13,002)	(13,940)	-6.7%
Finance expense	(6,238)	(5,436)	14.8%	(10,409)	(5,870)	77.3%
Brand transition, restructure and transaction expense	(1,321)	(1,122)	17.7%	(2,232)	(12,182)	-81.7%
Impairment expense	(292)	(2,157)	-86.5%	(2,157)	-	100.0%
Other foreign currency gains/(losses)	(3,306)	5,685	-158.2%	(2,423)	4,700	-151.6%
Fair value gain/(loss) on convertible notes derivative	(592)	-	100.0%	-	-	0%
Profit/(Loss) before income tax	(15,114)	1,647	1017.7%	(15,200)	(14,379)	5.7%
Income tax benefit/(expense)	(865)	(289)	199.3%	(5,546)	1,274	-535.3%
Profit/(Loss) for the period	(15,979)	1,358	1276.7%	(20,746)	(13,105)	58.3%
Other comprehensive income
Exchange differences on translation of foreign operations	(29)	(379)	92.3%	31	(93)	-133.3%
Total comprehensive income/(loss) for the period	(16,008)	979	-1735.2%	(20,715)	(13,198)	57.0%

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Revenue

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

During the 12-month period ended January 31, 2018 the net sales decreased by $20.75m or 13.6% when compared with $152.1m in the 12-month period ended January 31, 2017. The sales in the 12-month period ended January 31, 2018 were negatively impacted by a stock supply issue because of liquidity issues. Three new stores were opened in Australia, as well as two new stores in New Zealand to continue to expand our brand presence across the Australasian market.

7-month period ended January 31, 2017 compared to the 7-month period ended January 31, 2016 (unaudited) and 12-month period ended June 30, 2016 compared to the 12-month period ended June 30, 2015

Net sales in the 7-month period ended January 31, 2017 increased by $1.6m, or 1.7%, to $96.2m when compared with $94.7m in the 7-month period ended January 31, 2016. Sales were negatively impacted by a stock supply issue, and less favorable foreign exchange rate fluctuations between the New Zealand dollar and U.S. Dollar, which was offset by the beneficial impact of a new licensing agreement with Fredericks of Hollywood.

Net sales in the 12-month period ended June 30 2016 increased by $12.2m, or 8.8%, to $151.0m when compared with $138.8m in the 12-month period ended June 30 2015. This was driven by the extension of the business into providing advisory and management services to other intimate apparel businesses, favorable foreign exchange rate fluctuations between the New Zealand dollar and U.S. Dollar, growth in U.S. wholesale distribution through a new contract with Macy’s, growth in the online business and introduction of 8 new stores across Australia.

Gross margins

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

During the 12-month period ended January 31, 2018 and the 12-month period ended January 31, 2017, the gross margin was 33.4% and 44.6% respectively. The reduction in gross margin was caused by increased discounts provided to customers and sub-optimal stock mix because of the stock supply issue.

7-month period ended January 31, 2017 compared to 7-month period ended January 31, 2016 and 12-month period ended June 30, 2016 compared to 12-month period ended June 30, 2015

During the 7-month period ended January 31, 2017, the 7-month period ended January 31, 2016, 12-month period ended June 30 2016 and 12-month period ended June 2015, the gross margin was 40.7%, 45.1%, 44.7%, and 43.1%, respectively. The movement in gross margin has remained fairly consistent, but has improved due to changes in the sales mix including additional online revenue, as well as positive foreign exchange rate fluctuations.

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Operating expenses

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

		Unaudited
	Jan. 31,	Jan. 31,
	2018	2017
	NZ$000	NZ$000%
	12 months	12 months	movement
Brand management	(53,653)	(53,957)	0.6%
Administrative expenses	(4,131)	(3,712)	-11.3%
Corporate expenses	(12,851)	(12,920)	0.5%
Finance expense	(8,791)	(11,214)	21.6%
Brand transition, restructure and transaction expenses	(3,272)	(2,430)	-34.7%
Impairment expense	(1,914)	(2,865)	33.2%
Other foreign currency gains/(losses)	757	(14,327)	105.3%
Fair value gain/(loss) on convertible notes derivative	2,393	(592)	504.5%

Brand management expenses decreased by $0.3m, or 0.6%, from $53.9m to $53.6m in the 12-month period to January 31, 2018 as compared with the 12-month period to January 31, 2017. This reduction was due to the increased focus on cost control in this area.

Administrative expenses increased by $0.4m or 11.3% from $3.7m to $4.1m in the 12-month period to January 21, 2018 as compared with the 12-month period to January 31, 2017. This increase was due to a higher spend on accounting and tax fees.

Corporate expenses are consistent with the prior 12-month period, the slight decrease of $69k, or 0.5% between the 12-month period ended to January 31, 2018 and 12- month period to January 31, 2017, from $12.92m to $12.85m is considered immaterial.

Finance expenses decreased by $2.4m, or 21.6% from $11.2m to $8.8m in the 12-month period ended January 31, 2018 as compared with the 12-month period ended January 31, 2017, due to a reduction in interest on the shareholder loan due to the principal amount of such loans being reduced, the majority of which was converted to equity in September 2016.

Brand transition, restructure and transaction expenses increased by $0.8m, or 34.7%, from $2.4m to $3.2m in the 12-month period ended January 31, 2018 as compared with the 12-month period ended January 31, 2017, this was driven by costs incurred in respect of the US listing process.

Impairment expense decreased by $0.95m or 33.2% from $2.8m to $1.9m in the 12-month period ended January 31, 2018 as compared with the 12-month period ended January 31, 2017. During the current financial year an impairment expense of $1.6m was incurred as management impaired the costs incurred on the ERP upgrade, as this software will need to be replaced and updated with a more advanced system. In the 12-month period ended January 31, 2017 an impairment expense of $2.2m was recognized in relation to a goodwill write-off.

Other foreign currency gains/(losses) reduced from a loss of $14.3m in 12-month period ended January 31, 2017 to a gain of $0.7m in the 12-month period ended Jan 31, 2018, due to gains on foreign exchange contracts.

Fair value gain/(loss) on convertible notes derivative was a gain of $2.4m in 12-month period ended January 31, 2018 compared to a loss of $0.6m the period ended January 31, 2017. This is because the derivative ended at conversion date.

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7-month period ended January 31, 2017 compared to 7-month period ended January 31, 2016 and 12-month period ended June 30, 2016 compared to 12-month period ended June 30, 2015

	Jan. 31, 2017 NZ$000 seven months	Unaudited Jan. 31, 2016 NZ$000 seven months	% movement	Jun. 30, 2016 NZ$000 12 months	Jun. 30, 2015 NZ000$ 12 months	% movement
Brand management	(32,040)	(27,647)	15.9%	(48,362)	(42,203)	14.6%
Administrative expenses	(2,383)	(2,109)	13.0%	(4,090)	(4,691)	-12.8%
Corporate expenses	(8,082)	(8,236)	-1.9%	(13,002)	(13,940)	-6.7%
Finance expense	(6,238)	(5,436)	14.8%	(10,409)	(5,870)	77.3%
Brand transition, restructure, and transaction expenses	(1,321)	(1,122)	17.7%	(2,232)	(12,182)	-81.7%
Impairment expense	(292)	(2,157)	-86.5%	(2,157)	-	100.0%
Other foreign currency gains/(losses)	(3,306)	5,685	-158.2%	(2,423)	4,700	-151.6%
Fair value gain/(loss) on convertible notes derivative	(592)	-	100.0%	-	-	0%

Brand management expenses increased by $6.2m, or 14.6%, from $42.2m to $48.4m between the 12-month period ended June 30 2015 and 12-month period ended June 30 2016. This was largely driven by growth in business and associated employee costs, as well as additional marketing expenditures to support the introduction of new swimwear ranges. The increase of $4.4m, or 15.9%, from $27.6m to $32.0m in the 7-month period to January 31, 2017 as compared with the 7- month period to January 31, 2016, was also driven by additional marketing expenditures.

Finance expenses increased by $4.5m, or 77.3%, between the 12-month period ended June 30 2015 and 12-month period ended June 30 2016, from $5.9m to $10.4m, due to additional interest expense associated with an increase in debt. The finance expense in the 7- month period to January 31, 2016 and January 31, 2017 remained consistent due to additional interest on convertible loan notes being partially offset by a reduction in interest on the shareholder loan due to the principal amount of such loans being reduced, the majority of which was converted to equity in September 2016.

Brand transition, restructure and transaction expenses decreased by $10.0m from $12.2m in fiscal year 2015 to $2.2m in fiscal year 2016. This was largely driven by a reduction in brand transition expenses incurred in relation the transition from the Elle MacPherson to Heidi Klum brand of $9.2m, given the licence arrangement terminated in fiscal year 2015 and therefore majority of the associated costs were recognized in the same period.

Brand transition, restructure and transaction expenses decreased by $0.9m from $2.2m in the 12-month period ended June 30 2016 to $1.3m in the 7-month period ended January 31, 2017, largely due to a $0.9m decrease in Heidi Klum brand transition costs due to any non-recurring costs associated with the transition having been incurred prior to the 7-months ended January 31, 2017.

An impairment expense of $2.2m was recognized in the 12-month period ended June 30 2016 and 7-month period to January 31, 2016 in relation to a goodwill write-off. An impairment expense of $0.3m was recognised in the 7- month period to January 31, 2017.

Other foreign currency gains/(losses) reduced a gain of $4.7m in the 12-month period ended June 30 2015 to a loss of $2.4m in the 12-month period ended June 30 2016, due to weakening of the New Zealand dollar and the impact of unfavorable hedge contracts.

Other foreign currency gains/(losses) reduced a gain of $5.7m in the 7-month period to January 31, 2016 to a loss of $3.3m in the 7-month period to January 31, 2017 as a result of the same foreign exchange drivers.

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Taxation

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

The tax expense of $60k in the 12month period ended January 31, 2018 decreased by $6.06m when compared to the 12-month period ended January 31, 2017. The variance was due to the write off of the carrying value of prior year tax losses and deferred tax in the due to the uncertainty over whether the deferred tax asset could be utilized.

7-month period ended January 31, 2017 compared to the 7-month period ended January 31, 2016 (unaudited) and 12-month period ended June 30, 2016 and the 12-month period ended June 30, 2015

The tax benefit of $1.3m in the 12-month period ended June 30 2015, increased by $6.8m, which resulted in a tax expense of $5.5m in the 12-month period ended June 30 2016. A tax expense of $0.9m was recognised in the 7- month period to January 31, 2017. The variances were caused by a write off of the carrying value of prior year tax losses and deferred tax temporary differences in the 12-month period ended June 30 2016 due to uncertainty over future profitability to ensure utilization of the deferred tax assets.

The effective tax rate for the 7-month period ended January 31, 2017, the 12-month period ended June 30 2016 and the 12-month period ended June 30 2015 was 5.7%, 36.5% and 8.9%, respectively. These effective tax rates can be explained by deferred tax credits not brought to accounts due to uncertainty over their availability for utilization.

Net loss and comprehensive loss

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

The net loss in the 12-month period ended January 31, 2018 decreased by $2.5m, or 6.3%, to ($37.4m) when compared with ($39.9m) in the 12-month period ended January 31, 2017. The decrease in gross profit of $23.9m in the 12-month period ended January 31, 2018 when compared with the 12-month period ended January 31, 2017 was significantly offset by the reduction in expenses of $20.5m when comparing the same 12 month periods. Tax expense also decreased by $6.06m when compared to the 12-month period ended January 31, 2017 to $60k in the 12month period ended January 31, 2018. The variance was due to the write off of the carrying value of prior year tax losses and deferred tax in the due to the uncertainty over whether the deferred tax asset could be utilized.

7-month period ended January 31, 2017 compared to the 7-month period ended January 31, 2016 (unaudited) and 12-month period ended June 30, 2016 and the 12-month period ended June 30, 2015

For the seven months ended January 31, 2017 and fiscal years ended June 30, 2016 (fiscal year 2016) and June 30, 2015 (fiscal year 2015), we incurred a net comprehensive loss of ($16.0m), ($20.7m) and ($13.2m) respectively. Gross profit for the seven month period ended January 31, 2017, the seven month period ended January 31, 2016, fiscal year 2016 and fiscal year 2015 was 40.7%, 45.1%, 44.7%, and 43.1%, respectively. The movement in gross margin has remained fairly consistent, but improved due to changes in the sales mix including additional online revenue, as well as positive foreign exchange rate fluctuations. The tax benefit of $1.3m in fiscal year 2015, increased by $6.8m, which resulted in a tax expense of $5.5m in fiscal year 2016. A tax expense of $0.9m was recognised in the seven month period to January 31, 2017. The variances were caused by a write off of the carrying value of prior year tax losses and deferred tax temporary differences in fiscal year 2016 due to uncertainty over future profitability to ensure utilization of the deferred tax assets.

The net loss in the 6-month period ended July 31, 2017 increased by $4.8m, or 34.8%, to ($18.5m) when compared with ($13.7m) in the 12-month period ended July 31, 2016. This net loss was due to a reduction in gross profit, which decreased $13.6m in the 6-month period ended July 31, 2017 when compared with the 6-month period ended July 31, 2016, however this was partially offset by a reduction in expenses of $2.2m and a reduction in income tax expense of $5.9m for the 6-month period ended July 31, 2017 when compared with the 6-month period ended July 31, 2016.

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Segmented Reporting

Bendon Limited has seven reportable segments: Australia retail, New Zealand retail, Australia wholesale, New Zealand wholesale, US wholesale, Europe wholesale and E-commerce.

●	Australia retail. This segment covers retail and outlet stores located in Australia.

●	New Zealand retail. This segment covers retail and outlet stores located in New Zealand.

●	Australia wholesale. This segment covers the wholesale of intimates apparel to customers based in Australia.

●	New Zealand wholesale. This segment covers the wholesale of intimates apparel to customers based in New Zealand.

●	US wholesale. This segment covers the wholesale of intimates apparel to customers based in the United States of America.

●	Europe wholesale. This segment covers the wholesale of intimates apparel to customers based in Europe.

●	E-commerce. This segment covers the group’s online retail activities.

The following table provides our segment net sales, gross margin and EBITDA for the 12-month period to January 31, 2018, and the 12-month period to January 31, 2017.

Year ending January 31, 2018

			NZ	AU	US	EU
	NZ Retail	AU Retail	Wholesale	Wholesale	Wholesale	Wholesale	e-commerce	Unallocated
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	Total
Revenue	34,269	18,236	10,453	15,512	6,390	14,192	32,234	102	131,388
Gross margin	17,781	8,779	2,240	2,967	(48)	3,971	11,260	(3,021)	43,929
EBITDA	4,330	(2,550)	1,172	(814)	(3,349)	1,067	(260)	(23,649)	(24,053)

Year ending January 31, 2017 (Unaudited)

			NZ	AU	US	EU
	NZ Retail	AU Retail	Wholesale	Wholesale	Wholesale	Wholesale	e-commerce	Unallocated
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	Total
Revenue	35,968	19,395	13,636	27,174	15,695	15,148	23,424	1,702	152,143
Gross margin	20,761	10,958	4,072	9,764	4,979	5,013	10,879	1,358	67,785
EBITDA	7,683	310	1,157	5,623	907	925	4,551	(19,060)	2,098

For the 7-months ended January 31, 2017

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$000’s	Unallocated NZ$000’s	Total
Revenue	21,953	12,053	7,484	18,091	9,015	9,548	18,140	-	96,284
Gross margin	12,246	6,461	2,523	6,660	2,081	3,271	6,238	(340)	39,140
EBITDA	4,766	265	2,048	4,571	16	1,258	2,584	(17,634)	(2,126)

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Year to June 30, 2016

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$ 000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$ 000’s	Unallocated NZ$000’s	Total
Revenue	37,389	20,680	15,071	28,021	18,876	16,531	6,722	7,710	151,000
Gross margin	21,336	11,750	4,350	9,965	4,336	4,873	3,140	7,725	67,475
EBITDA	9,073	1,915	3,641	6,445	1,519	1,669	1,101	(14,893)	10,470

Year to June 30, 2015

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$ 000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$ 000’s	Unallocated NZ$000’s	Total
Revenue	37,089	18,491	16,333	29,817	13,853	17,548	5,683	24	138,838
Gross margin	20,819	10,425	5,355	11,356	2,924	6,290	2,611	27	59,807
EBITDA	8,934	2,801	3,568	8,907	388	3,024	620	(24,822)	3,420

(1)	Unallocated revenue, gross margin and EBITDA relates to revenue, gross margin and EBITDA that cannot be attributed directly to the other reportable segments above including various brand management and head office costs.

New Zealand and Australia Retail

In the 12-month period ended January 31, 2018 New Zealand retail EBITDA was $4.3m compared with $7.7m in the 12-month period to January 31, 2017. Australian Retail EBITDA for the 12-month period ended January 31, 2018 was a loss of $2.5m compared with a profit of $0.3m in the 12-month period to January 31, 2017. A challenging retail environment, seasonal product mix and vendor supply issues were the key reasons for this reduced EBITDA across both the New Zealand and Australian retail markets.

New Zealand Retail Gross margin reduced 5.8% between the 12-month period to January 31, 2018 and 12- month period to January 31, 2017 from 57.7% to 51.9%. Australia Retail Gross margin reduced 8.4% between the 12-month period to January 31, 2018 and 12- month period to January 31, 2017 from 56.5% to 48.1%. The reduction in the gross margin in both markets was caused by increased discounts provided to customers and sub-optimal stock mix because of the stock supply issue.

In the 7-month period ended January 31, 2017, the 12-month period ended June 30 2016, the 12-month period ended June 30 2015, New Zealand retail EBITDA was $4.8m, $9.1m, and $8.9m respectively, as a result of similar trading conditions and consistent store numbers.

In the 12-month period ended June 30 2016, Australia retail recognized increased revenue and reduced EBITDA of $20.7m and $1.9m, respectively, as compared with $18.5m and $2.8m, respectively, in the 12-month period ended June 30 2015. The increase in revenue was due to the introduction of 8 new outlet stores, which due to early trading losses experienced reduced EBITDA. The revenue and EBITDA in the 7-month period to January 31, 2017 showed a consistent trend as compared with the 12-month period ended June 30 2016.

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NZ Wholesale, AU Wholesale, US Wholesale and EU wholesale

In the 12-month period ended January 31, 2018 EBITDA increased in the NZ Wholesale and EU Wholesale markets and decreased in the AU Wholesale and US Wholesale markets when compared with the 12-month period ended January 31, 2017. New Zealand wholesale EBITDA was $1.17m in the 12-months ended January 31, 2018, compared with $1.15m in the 12-months ended January 31, 2017. AU wholesale EBITDA was a loss of $0.8m in the 12-months ended January 31, 2018, compared with an EBITDA profit of $5.6m in the 12-months ended January 31, 2017. US wholesale EBITDA was a loss of $3.3m in the 12-months ended January 31, 2018 compared with an EBITDA profit of $0.9m in the 12-months ended January 31, 2017. EU wholesale EBITDA was a profit of $1.06m in the 12-months ended January 31, 2018, compared with a profit of $0.9m in the 12-months ended January 31, 2017.

In the 12-month period ended January 31, 2018 and 12-month period ended January 31, 2017 New Zealand wholesale revenue was $10.4m and $13.6m, respectively. Cancellation of orders from our key account holders due to vendor supply issues were the key reasons for these reduced sales.

In the 12-month period ended January 31, 2018 and 12-month period ended January 31, 2017, Australia wholesale revenue was $15.5 and $27.1, respectively. In the 12-month period ended January 31, 2018 Australia Wholesale EBITDA was a loss of $0.8m compared with a profit of $5.6m in the 12-month period to January 31, 2017. The EBITDA loss for the Australian market was due to the cancellation of multiple orders as a result of delayed supply, due to vendor delays and discounts offered to customers for delayed ranges.

US wholesale revenue dropped from $15.7m for the 12-month period ended January 31, 2018 to $6.4m for the 12-month period ended January 31, 2017. The EBITDA Loss for the period ended January 31, 2018 was $3.3m compared to the EBITDA profit of $0.9m for the year ended January 31,2017. The EBITDA loss incurred for the US Wholesale market was primarily due to our relationship ending with Macy’s

In the 12-month period ended January 31, 2018, and the 12-month period ended January 31, 2017, EU wholesale revenue was $14.1m, and $15.1m respectively. EU Wholesale Gross margin decreased 5.1% between the 12-month period to January 31, 2018 and 12- month period to January 31, 2017 from 33.1% to 28%. These fluctuations were driven by changes in customer mix. EBITDA increased year on year, driven by a reduction in expenses.

In the 7-month period ended January 31, 2017, the 12-month period ended June 30 2016, and the 12-month period ended June 30 2015, New Zealand wholesale revenue was $7.5m, $15.1m, and $16.3m, respectively. In the 7-month period ended January 31, 2017, the 12-month period ended June 30 2016, and the 12-month period ended June 30 2015, Australia wholesale revenue was $18.1m, $28.0m and $29.8m, respectively. These fluctuations were driven by changes in customer mix and a general trend in the business to focus on its direct to consumer strategy. EBITDA for these respective segments was in line with sales movements.

US wholesale revenue grew from $13.9m in the 12-month period ended June 30 2015 to $18.9m in the 12-month period ended June 30 2016 as a result of a new Macy’s contract and favorable foreign exchange rate variances. U.S. wholesale revenue was $9.0m and EBITDA was $0.0m in the 7-month period to January 31, 2017 which was due to reduced business from Macy’s and less favorable foreign exchange movements than in the 12-month period ended June 30 2016. EBITDA for this segment was in line with sales movements.

In the 7-month period ended January 31, 2017, the 12-month period ended June 30 2016, and the 12-month period ended June 30 2015, EU wholesale revenue was $9.6m, $16.5m, and $17.5m respectively. These fluctuations were driven by changes in customer mix and general trend in the business to focus on its direct to consumer strategy. EBITDA for segments was in line with sales movements.

E-commerce

For the 12-months ended January 31, 2018 our e-commerce EBITDA was a loss of $0.3m compared with a profit of $4.5m for the 12-months ended January 31, 2017. The loss for this period is due to decrease in margin as a result of the new license fee under the license agreement with FOH and discounts offered to customers. E-commerce Gross margin reduced 11.5% between the 12-month period to January 31, 2018 and 12-month period to January 31, 2017 from 46.4% to 34.9%.

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In the 12-month period ended June 30 2016, e-commerce Revenue grew to $6.7m from $5.7m in the 12-month period ended June 30 2015. This was as a result of changing consumer trends and a conscious shift in the business to focus on this revenue stream. EBIDA for this segment was in line with sales movements.

The e-commerce revenue and EBITDA increased significantly in the 7-month period to January 31, 2017, to $18.4m and $2.6m respectively. This was as a result of entering into a license agreement with Fredericks of Hollywood. The previous management service arrangement with Fredericks of Hollywood that existed in the 12-month period ended June 30 2016 was not allocated to this segment.

Non-IFRS Financial Measures

Reconciliations

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

Reconciliation of segment EBITDA to the consolidated statements of profit or loss and other comprehensive income:

EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization and impairment. Our management uses EBITDA as a measure of our operating results and considers it to be a meaningful supplement to net income as a performance measurement, primarily because we incur significant depreciation and depletion and the exclusion of impairment losses in EBITDA eliminates the non-cash impact.

		Unaudited
	12 months	12 months
	ended	ended
	January 2018	January 2017
	NZ$000	NZ$000
Segment EBITDA	(24,053)	2,098
Income tax (expense)/benefit	(60)	(6,123)
Any other reconciling items	(13,480)	(36,327)
Total net loss after tax	(37,593)	(40,352)

7-month period ended January 31, 2017 compared to the 12-month period ended June 30, 2016 and the 12-month period ended June 30, 2015

	7 months ended January 2017 NZ$000’s	12 months ended June 2016 NZ$000’s	12 months ended June 2015 NZ$000’s
Segment EBITDA	(2,126)	10,470	3,420
Income tax (expense)/ benefit	(865)	(5,546)	1,274
Other Revenue		7,710	24
Any other reconciling items	(12,988)	(33,380)	(17,823)
Total net loss after tax	(15,979)	(20,746)	(13,105)

Other reconciling items consist of brand transition, restructure and transaction expenses, finance expense, impairment expense, depreciation and amortization, fair value (gain)/loss on foreign exchange contracts, and unrealized foreign exchange (gain)/loss.

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A.	Financial Condition, Liquidity, and Capital Resources

Liquidity

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

Our cash requirements continue to be utilized to fund the working capital needs of the business.

As of July 31, 2018, and July 31, 2017 Bendon had cash totaling $4.2m and $3.5m respectively.

During the 6-months ended July 31, 2018 and the 6-months ended July 31, 2017, the continued lack of funding contributed heavily to the reduction of the current season stock buy.

Since the end of the 31 July 2018 half year the Group has raised further equity which is planned to support the working capital requirements of the Group which in turn is expected to reduce the cost of finance and provide further working capital for the purchase of inventory and reduction of aged creditors to free up supply of new season inventory which will assist the Group deliver its forecast.

As at the date of this prospectus and since the half year ended 31 July 2018 the Group had received NZ$10.1 million of equity and has started to reduce creditors.

The Group is in the process of resetting a new Bank borrowing facility agreement to replace the facilities as at 31 July 2018. The new facility is expected to be subject to covenants and the Company has requested a 3 year term.

Working capital

6-month period ended July 31, 2018 compared to year ended January 31, 2018

	July 31, 2018 NZ$000	January 31, 2018 NZ$000
Current Assets	54,508	70,343
Current Liabilities	(57,452)	(91,095)
Working Capital	(2,944)	(20,752)

Working capital for the 6-months to July 31, 2018 is negative $2.9m, compared with negative $20.7m as at 31 January 2018, a positive reduction of $17.8m. This positive change has been driven by the significant reduction in borrowings over the last 6 months.

Cash flows

6-month period ended July 31, 2018 compared to 6-month period ended July 31, 2017

	6 months ended July 31, 2018 NZ$000	6 months ended July 31, 2017 NZ$000
Net cash outflow from operating activities	(5,427)	(8,436)
Net cash outflow from investing activities	413	(672)
Net cash inflow from financing activities	(1,411)	9,899
Net increase/(decrease) in cash and cash equivalents held	(6,425)	792
Cash and cash equivalents at end of the half year	4,173	3,464

Operating Activities

Net cash outflow from operating activities for the 6-month period to July 31, 2018 and, 6-month period to July 31, 2017 was $5.4m, and $8.4m, respectively. This was due to the net loss for both periods.

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Investing Activities

Net cash inflow from investing activities for the 6-month period to July 31, 2018 was $0.4m, and, for the 6-month period to July 31, 2017 was an outflow of $0.7m,. The inflow for the -month period to July 31, 2018 was due to the net cash proceeds from the business combination, while the outflow for the 6-month period to July 31, 2017 was driven by the spend on both intangible assets and capital expenditure on property, plant and equipment for stores.

Financing Activities

Net cash inflow from financing activities for the 6-month period to July 31, 2018 and, 6-month period to July 31, 2017 was negative $1.4m, and positive $9.9m, respectively. During the 6-month period to July 31, 2018 the company raised $17.1m through the issue of shares. These funds were used to repay the bank $18.5m.

Indebtedness

Bank overdraft and bank loans

6-months ended July 31, 2018

On 13 June 2018, the Company entered into a Deed of Amendment with BNZ to reduce the facility to NZD$20,000,000 (31 January 2018: NZD$38,489,428). In addition the new facility takes over guarantees and financial instruments totaling NZD$1,345,000.

The term loan facility of NZD$20,000,000 is repayable on 14 June 2019. The current interest rate on this loan is 5.66% (31 January 2018: 5.55%) per annum. There has been a breach of covenant during the period.

Bank of New Zealand has the first ranking charge over all assets of Bendon Limited. Under the terms of the major borrowing facility, the new facility is subject to four undertakings being: Interest cover ratio of three times that is first tested as at 30 April 2019; gross EBITDA ratio measured to 3 months to September 2018 of $0, six months to 30 December 2018 is greater than $3 million; inventory and receivables ratio must be greater than 2 times being first measured as at 30 September 2018; and the actual sales and gross margin must not vary by more than 10% from the budget submitted to the Bank.

As at 30 September 2018, there was a breach in minimum Gross EBITDA ratio. The Bank has advised that they are currently taking the Breach under review.

Shareholder loan

6-months ended July 31, 2018

On 19 June 2018, Bendon Limited issued additional 24,221 Bendon shares to the shareholders as part of an agreement to convert debt to equity. The amount of debt converted on this date amounted to $12,244,208. After this conversion, the shareholder loan is fully converted to equity and the outstanding balance as at 31 July 2018 is $nil (31 January 2018: $10,951,295).

The interest rate on the shareholder loans up to the date of conversion was 30% (31 January 2018: 30%) and was increased at the end of 2014, and was capitalised quarterly. Total interest capitalised during the 6 months to 31 July 2018 is $1,061,588 (6 months to 31 July 2017: $1,291,962).

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Convertible loan

6-months ended July 31, 2018

On 19th June 2018, the holders of USD$2.8m (NZ$4.2m) of convertible notes converted to 16,408 Bendon ordinary shares. The holder of US$1.0m (NZ$1.42m) of convertible notes elected for their convertible note to be repaid which is due on 31 January 2019. The amount owing has been classified as a current borrowing and amounted to $1.247million as at 31 July 2018.

Liquidity

12-month period ended January 31, 2018 compared to 12-month period ended January 31, 2017

Our cash requirements have been principally to fund working capital needs and to support the growth of the business. As of January 31, 2018, and January 31, 2017, Bendon Limited had cash totaling $10.7m and $2.6m respectively. During the 12-months ended January 31, 2018 and the 12-months ended January 31, 2017, insufficient cash liquidity contributed to a stock supply issue as described above.

Management intends to continue to raise funds from equity financing to fund our operations and future strategies. During the year ended January 31, 2018, Bendon Limited issued an aggregate amount of USD $2,600,000 (NZ$3,544,649) of convertible notes.

Our cash requirements have been principally to fund working capital needs and to support the growth of the business.

Management intends to continue to raise funds from equity financing to fund our operations and objectives. There is no assurance the additional funding will be achieved. If we are unable to achieve the additional funding, we may not be able to conduct our operations and pursue our objectives as presently contemplated, which may adversely affect our results of operations and financial condition.

Working capital

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

	January 31,	January 31,
	2018	2017
	NZ$000	NZ$000
Current Assets	70,343	81,588
Current Liabilities	(91,095)	(101,232)
Working Capital	(20,752)	(19,644)

The negative working capital is primarily driven by the classification of bank debt and shareholder loan as current liabilities. As of January 31, 2018, current assets decreased due to both the reduction in inventory because of vendor supply issues and the reduced trade and other receivables as a result of cancelled orders from our wholesale accounts due to vendor supply issues

We have managed our working capital constraints through deferral of creditor settlement. We believe the overdue creditor relationships have been appropriately managed and we do not have serious concerns with regards to delayed settlement. We believe the agreements to bring creditor payments current have been appropriately arranged with suppliers and we believe the capital raises will help to reduce the overdue creditor position.

7-month period ended January 31, 2017 compared to 12-month period ended June 30, 2016 and 12-month period ended June 30, 2015

	January 31, 2017 NZ$000’s	June 30, 2016 NZ$000’s	June 30, 2015 NZ000’s
Current Assets	81,588	74,807	70,026
Current Liabilities	(108,027)	(94,794)	(94,093)
Working Capital	(26,439)	(19,987)	(24,067)

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The negative working capital is primarily driven by the classification of bank debt and shareholders loan as current liabilities.

We have managed our working capital constraints through deferral of creditor settlement. We believe the overdue creditor relationships have been appropriately managed and we do not have serious concerns with regards to delayed settlement. We believe the agreements to bring creditor payments current have been appropriately arranged with suppliers and we believe the capital raises anticipated to be completed should reduce the overdue creditor position

Cash flows

Year ended January 31, 2018 compared to 12-month period ended January 31, 2017 (unaudited)

	12 months	12 months
	ended	ended
	January 31,	January 31,
	2018	2017
	NZ$000	NZ$000
Net cash outflow from operating activities	(4,116)	(15,160)
Net cash outflow from investing activities	(2,312)	(2,933)
Net cash inflow from financing activities	14,496	17,039
Net increase/(decrease) in cash and cash equivalents held	8,068	(1,053)
Cash and cash equivalents at end of the year	10,739	2,645

Operating Activities

Net cash outflow from operating activities for the 12-month period to January 31, 2018 and, 12-month period to January 31, 2017 was $4.1m, and $15.1m, respectively. This was largely as a result of the net loss for the periods. Bendon Limited will continue to implement a restructure plan to create cost savings and manage the overhead structure, which will show as favorable impact in the cash flow going forward.

Investing Activities

Net cash outflow from investing activities for the 12-month period to January 31, 2018 and, 12-month period to January 31, 2017 was $2.3m, and $2.9m, respectively. This was largely driven by capital expenditure on property, plant and equipment in stores including enhancement of existing stores and introduction of new stores.

Financing Activities

Net cash inflow from financing activities for the 12-month period to January 31, 2018 and, 12-month period to January 31, 2017 was $14.5m, and $17m, respectively. During the 12-month period to January 31, 2018 the company raised $22m through the issue of shares and an additional $4.5m through convertible note issuance. These funds were used partly to fund interest charges of $3.4m during the period, and to also repay the bank $9.7m.

7-month period ended January 31, 2017 compared to 12-month period ended June 30, 2016 and 12-month period ended June 30 2015

	7 months ended January 31, 2017 NZ$000’s	12 months ended June 30, 2016 NZ$000’s	12 months ended June 30, 2015 NZ000’s
Net cash (outflow) from operating activities	(13,518)	(5,040)	(17,199)
Net cash (outflow) from investing activities	(1,074)	(3,178)	(5,794)
Net cash inflow from financing activities	13,082	11,251	20,524
Net increase/decrease in cash and cash equivalents held	(1,510)	3,033	(2,469)
Cash and cash equivalents	2,644	4,193	1,246

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Operating Activities

Net cash (outflow) from operating activities for the 7-month period to January 31, 2017, 12 month period ended June 30 2016 and the 12 month period ended June 30, 2015 was $13.5m, $5.0m, and $17.2m, respectively, which was largely as a result of the net loss for the periods.

Investing Activities

Net cash (outflow) from investing activities for the 7-month period to January 31, 2017, the 12 month period ended June 30, 2016 and the 12 month period ended June 30, 2015 was $1.1m, $3.2m, and $5.8m respectively. This was largely driven by capital expenditure on property, plant and equipment in stores including enhancement of existing stores and introduction of new stores.

Financing Activities

Net cash inflow from financing activities for the 7- month period to January 31, 2017, the 12 month period ended June 30, 2016, and the 12 month period ended June 30, 2015 was $13.1m, $11.3m, and $20.5m respectively. Bank debt and shareholder loan finance increased in the 12 month period ended June 30 2015 and the 12 month period ended June 30 2016 to fund operating cash outflows. During the 7- month period ended January 31, 2017, in addition to additional bank and shareholder debt, cash was also raised through issuance of $16.5m in convertible note debt.

Indebtedness

Bank loan

Year ended January 31, 2018

On 27 June 2016, all banking facilities were repaid and a new banking arrangement with BNZ commenced. BNZ has a first ranking charge over all assets of the Bendon Limited group.

The new debt arrangement entered into on 27 June 2016 includes a term loan facility and interchangeable (working capital) loan facility. All amounts are current and due within 12 months as at January 31, 2018.

The term loan facility of NZD$16,000,000 is repayable on 27 June 2018. The current interest rate on this loan is 5.55% (31 January 2017: 4.84%, 2016: 4.77%) per annum. There has been a breach of covenant during the period.

As at 31 January 2018, the interchangeable facility is NZD$22,489,428 (31 January 2017: NZD$31,710,000, 30 June 2016: NZD$32,877,397) has a limit of NZD$35,000,000 and is repayable on demand. The current interest rate on this loan is 5.32% (31 January 2017: 3.87%). It provides a working capital facility, by allowing the Company to sell its trade receivables and fund the purchases of stock.

Bank of New Zealand has the first ranking charge over all assets of Bendon Limited. Under the terms of the major borrowing facilities, there were no covenants in place until 31 December 2016. From this date onwards, the group is required to comply with financial covenants in respect of a gearing ratio, fixed charge cover ratio, interest cover ratio, and capex spend.

As at 30 September 2017, 31 December 2017 there was a breach in the gearing ratio covenant that is not to be greater than 2.25 times for the reporting period. As at those dates the gearing ratio was calculated at 6.45 times and 5.96 respectively. The Bank has advised that they are currently taking the Breach under review and they expressly reserve their rights under the facility agreement. The covenant is still in breach, and this is still under review as at the date of the report.

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Subsequent to the end of the period Bendon Limited has reduced the facility by the following: $1.8m on 4 August 2017, $2.7m on 7 August 2017 and $4.3m on 31 August 2017 as a permanent reduction.

The Bank has increased the Margin to 2% per annum and line fee of 1%.

The company refinanced the facility with the Bank on June 19, 2018, as further described in “Going concern” above.

7-month period ended January 31, 2017 compared to 12-month period ended June 30, 2016 and 12-month period ended June 30 2015

As at June 30, 2015, the banking arrangement consisted of a bank loan of $17.8m, overdraft facilities of $18.1m, and a facility for the purchase of receivables $3.4m. On June 22, 2016, all banking facilities with the Australia and New Zealand Banking Group (“ANZ”) were repaid and a new banking arrangement with the Bank of New Zealand (“BNZ”) commenced.

The new debt arrangement entered into on June 27, 2016 with BNZ includes a term loan facility of $16.0m repayable on June 22, 2018 and an interchangeable working capital loan facility with a limit of $35.0m, which is repayable on demand.

As at June 30, 2016 and January 31, 2017, the interchangeable facility is $32.9m and $31.7m, respectively, and the term loan of $16.0m is fully drawn down.

As at December 31, 2016, March 31, 2017, and June 30, 2016 there was a breach in the gearing ratio covenant and therefore the term loan is classified as current on the basis it is repayable on demand. Bendon Limited has undertaken to reduce its level of bank debt to ensure future compliance.

Shareholder loan

Year ended January 31, 2018

The Group has loan from shareholders of $10,951,295 (31 January 2017: $8,200,000, 30 June 2016: $29,280,991, 30 June 2015: $16,917,902), which are secured by a debenture over the assets of the Group, subordinated to the bank loan.

On 29 September 2016, Bendon Limited issued additional 24,839 shares to the shareholders as part of an agreement to convert debt to equity. The amount of debt converted on this date amounted to $24,839,783. The remainder of the shareholder loan remained outstanding and is at call as per the shareholders Agreement. The shareholder has confirmed the loan will not be recalled in the period twelve months from the date of signing the 31 January 2018 financial statements.

The current interest rate on shareholder loans is 30% (31 January 2017: 30%, 30 June 2016: 30%, 30 June 2015: 30%) and was increased at the end of 2014, and is capitalised quarterly. Total interest capitalised and accrued during the year ending 31 January 2018 is $2,806,945 (2017: $6,436,987, year ended 30 June 2016: $7,042,000, year ended 30 June 2015:

$3,192,000).

The Shareholder loan has now converted to equity due to the closing of the Transactions.

7-month period ended January 31, 2017 (unaudited) compared to 12-month period ended June 30, 2016 and 12-month period ended June 30 2015

Bendon Limited has loans from shareholders of $29.3m at June 30, 2016 and $16.9m at June 30, 2015. On September 29, 2016, $24.8m debt converted to equity. The loan from shareholders was $8.2m at January 31, 2017. The shareholders have confirmed remainder of loan will not be recalled in 12 months from signing of the financial statements, unless settled in context of transaction.

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Convertible loan

Year ended January 31, 2018

During the year to 31 January 2018, Bendon Limited has on issue an aggregate amount of USD$2,600,000 (NZD$3,624,198) (31 January 2017: USD$12,000,000 (NZD$16,474,465) convertible loan notes with 10% interest pursuant to an Investment Agreement dated on 9 August 2017. The convertible notes are subject to a conversion at a fixed value on the business day immediately prior to the Scrip-for-Scrip Rollover and maturity date of 10th August 2019. Conversion is at the noteholders option. If conversion does not occur the convertible notes are redeemable at maturity. The issuer can elect to redeem at any time prior to maturity.

On 29th September 2017, the holders of USD$11.75m (NZ$16.79m) of convertible notes converted to 23,961 ordinary shares. The holder of US$1.0m (NZ$1.42m) of convertible notes elected for their convertible note to be repaid, and classified as other loan.

The carrying value of the convertible notes at initial recognition is determined as the difference between the consideration received and the fair value of the embedded derivative recognised. The convertible notes are subsequently measured at amortised cost using the effective interest rate method. The carrying value of the convertible notes at 31 January 2018 was $1,740,000 (31 January 2017: $13,744,000).

The convertible loans have now converted to equity due to the closing of the Transactions.

7-month period ended January 31, 2017 (unaudited) compared to 12-month period ended June 30, 2016 and 12-month period ended June 30 2015

During the 7-month period ended January 31, 2017, an aggregate amount of US$12.0m ($16.5m) convertible notes were issued. The convertible notes are subject to conversion at a fixed value on the election date of September 15, 2017 and have a maturity date of September 30, 2017. Conversion is at the noteholders option. If the conversion does not occur, the convertible notes are redeemable at maturity. The issuer can elect to redeem at any time prior to maturity. The notes are convertible into ordinary shares of Bendon Limited, at the option of the holder, or redeemable on September 30, 2017.

B.	Research and Development, Patents and Licenses

We do not have any set research and development policies and have not spent a significant amount on research and development in the last three fiscal years

C.	Trend Information

For a discussion of trends relating to revenues, please see Item 5.A, “Results of Operations,” contained in this Annual Report and incorporated herein by reference.

D.	Off-balance Sheet Arrangements

Except for amounts due under operating lease commitments disclosed below under Item E, “Contractual Obligations,” of this Annual Report, we do not have any material off-balance sheet commitments or arrangements.

E.	Contractual Obligations

As of January 31, 2018, our contractual, obligations, excluding trade creditors, were as set forth below:

			Between
	Total	Not later	one year
	January 31,	than one	and five	Later than
	2018	year	years	five years
	NZ$000	NZ$000	NZ$000	NZ$000
Bank loan	16,000	16,000
Shareholder loans	10,951	10,951
Other Loans	941	941
Working capital financing bank facility	22,489	22,489
Convertible notes	3,545	3,545
Minimum lease payments under non-cancellable operating leases	25,255	9,785	14,943	528
Contracted commitments	17,214	4,024	13,190
Total	96,395	67,735	28,133	528

F.	Safe Harbor

The safe harbor provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, applies to forward-looking information provided under “Off-Balance Sheet Arrangements” and “Contractual Obligations.”

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities under this prospectus. However, we could receive up to US$7,168,694 in gross proceeds if the October Warrants, March Warrants and Consultant Warrants are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization at July 31, 2018 on an historical basis and on a pro forma basis, after giving effect to the October Placement, the March Placement, the Other Placements and the FOH Acquisition. The information presented in the capitalization table below is unaudited.

	Historical		Pro Forma
As at July 31, 2018(1)	NZ$ ‘000	US$ ‘000(2)	NZ$ ‘000	US$ ‘000(2)
Borrowings	21,167	14,419	21,167	14,419
Warrant Liabilities(2)	-	-	1,718	1,170
Share Capital(3)	117,183	79,825	146,258	99,631
Accumulated Losses	(98,525)	(67,115)	(98,525)	(67,115)
Reserves	(2,426)	(1,653)	(2,426)	(1,653)
Total Equity	16,232	11,057	45,307	30,863
Total Capitalization	37,399	25,476	68,192	46,452

(1)	Total capitalization represents total borrowings plus total equity.

(2)	Capitalization is adjusted by NZ$1.72million/US$1.17million to recognize a derivative liability in relation to the issue of 9,803,922 warrants at $0.255 per warrant on March 27, 2019.

(3)

Share capital has been adjusted by NZ$29.08 million/US$19.81 million made up of the following:

(i) NZ$10.25 million/US$6.98 million related to the issue of 3,116,645 Ordinary shares at an average of US $2.24 per share.

(ii) NZ$6.96 million/US$4.74 million related to the issue of 3,765,087 Ordinary shares at US$1.26 per share as part of the acquisition of FOH as described in Recent Developments.

(iii) NZ$6.60 million/US$4.50 million related to the issue of 11,248,415 Ordinary Shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

(iv) NZ$1.25 million/US$0.85 million related to the issue of 2,119,178 Ordinary Shares to the holder of one of our outstanding promissory notes in the amount of $847,671 at US$0.40 per share.

(v) NZ$1.69 million/US$1.15 million related to the issue of 4,510,588 to investors in a private placement at a share price of US$0.255.

(vi) NZ$4.05 million/US$2.75 million related to the March Placement as described in Recent Developments. The amount ascribed to share capital is equal to NZ$2.33million/US$1.58million. The remainder is recognized in the Warrant Liabilities per footnote 2.

You should read this table in conjunction with our unaudited consolidated financial statements as at and for the six month period ended July 31, 2018 and the year ended January 31, 2018, which are included in this prospectus.

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PRIVATE PLACEMENTS OF ORDINARY SHARES AND WARRANTS

October Placement

On October 25, 2018, we closed the October Placement with two accredited investors, including an affiliate of Mr. Davis-Rice, our Executive Chairman, and our then-largest institutional shareholder, Armistice Capital, for aggregate gross proceeds of approximately US$3.4 million, pursuant to a subscription agreement with each investor. In the private placement, we sold the 2,200,000 October Shares at a per share price of US$1.55. Each investor also received an October Warrant to purchase 100% of the number of Ordinary Shares for which it subscribed. The October Warrants have an exercise price of US$1.55 per share and expire three years from the date of issuance. The exercise price and number of shares covered by the October Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. The October Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise. The company is still evaluating the financial reporting and accounting treatment of the issue.

We agreed to register for resale the October Shares, as well as the Ordinary Shares underlying the October Warrants. Mr. Davis-Rice waived his registration rights. Accordingly, 2,000,000 of the October Shares and 2,000,000 of the Ordinary Shares underlying the October Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus.

March Placement

General

On March 27, 2019, we closed the March Placement to certain accredited investors, for aggregate gross proceeds of approximately US$2.75 million, pursuant to the March SPA. Under the March SPA, we agreed to sell the 10,784,313 March Shares at a per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding Ordinary Shares after the closing, we agreed to issue the investor March Pre-Funded Warrants in lieu of such shares. Each investor also received a March Investment Warrant to purchase 100% of the number of Ordinary Shares for which it had agreed to subscribe. As a result, we issued 3,914,846 Ordinary Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 10,784,313 Ordinary Shares to the investor at the closing.

The March SPA

The March SPA includes certain customary representations and warranties and covenants. In addition, we have certain customary indemnification obligations. In addition, the March SPA provides:

●

Anti-Dilution Protection: To the extent we subsequently issue Ordinary Shares or securities exercisable or convertible for Ordinary Shares at any time prior to the 90th day after the date of this prospectus for per share consideration or with an exercise or conversion price less than US$0.255 (as adjusted for stock splits, stock dividends, reclassifications, reorganizations or similar transactions), then, except in the case of an issuance of “Excluded Securities” (as defined in the March SPA), we are required to issue to the investor a number of Ordinary Shares to ensure that Buyer has the number of Ordinary Shares it would have had if it had purchase its Ordinary Shares in the subsequent issuance.

●	Subsequent Issuances: We agreed that, until the 90th day after the date of this prospectus, we will not issue any equity or equity-linked or related securities. Notwithstanding the foregoing, we may issue Excluded Securities. We also agreed that, until 12 months after the date of this prospectus, we will not issue any floating conversion rate or variable priced securities convertible into Ordinary Shares.

●

Excluded Securities: Under the SPA, Excluded Securities generally include Ordinary Shares issued pursuant to equity compensation plans or to directors upon approval by our board of directors; Ordinary Shares issued upon the conversion or exercise of convertible or exercisable securities outstanding prior to the date of the March SPA, provided such exercise or conversion is on the terms in effect as of the date of the March SPA; certain securities disclosed in writing by us to the investors; and any restricted securities as defined in Rule 144 under the Securities Act for which a registration statement does not become effective prior to the 90th day after the date of this prospectus.

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The March Warrants

The March Investment Warrants have an exercise price of US$0.306 per share and expire five years from the date of issuance. The March Pre-Funded Warrants have an exercise price of US$0.01 per share and expire five years from the date of issuance.

If the exercise price of the March Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting 60 days after the date of this prospectus, the March Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value per share underlying the March Warrant, multiplied by the number of shares as to which the March Warrant is being exercised, divided by the closing bid price as of two business days prior to the exercise date (but not less than US$0.10). For this purpose, the Black-Scholes value per share underlying the March Warrants is calculated using an underlying price equal to the exercise price (regardless of the current market price); a risk-free interest rate corresponding to the U.S. Treasury rate; a strike price equal to the exercise price; an expected volatility equal to 135%; and a deemed remaining term of five years (regardless of the actual remaining term of the March Warrant).

The March Warrants may not be exercised to the extent the holder or any of its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares (the “Maximum Percentage”) after giving effect to such exercise.

The exercise price and number of shares covered by the March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. In addition, if prior to the 90th day after the date of this prospectus, we issue or sell any Ordinary Shares, or are deemed to have issued or sold (including upon the issuance of any options or convertible securities) any Ordinary Shares, other than any Excluded Securities, for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issue or sale or deemed issuance or sale (or less than a price equal to the “applicable price” then in effect, in the case of the March Pre-Funded Warrants, which initially is US$0.255), then immediately after such issuance, the exercise price (or applicable price, in the case of the March Pre-Funded Warrants) will be reduced (and in no event increased) to an exercise price (or applicable price, in the case of the March Pre-Funded Warrants) equal to the lowest price per share at which any such Ordinary Share has been issued or sold (or are deemed to have been issued or sold); provided, that if such issuance or sale (or deemed issuance or sale) was without consideration, then we will be deemed to have received an US$0.10 per share so issued or deemed to be issued. In the event of such a lower priced issuance or sale (or deemed issuance or sale), the number of Ordinary Shares issuable upon exercise of the March Warrants will be increased such that the aggregate exercise price (or applicable price, in the case of the March Pre-Funded Warrants) has not changed.

In addition, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (a “Distribution”), at any time after the issuance of the March Warrants, then, in each such case, we must make provision so that upon exercise of the March Warrants, the holders of the March Warrants will be entitled to participate in such Distribution to the same extent that the holders would have participated if they had held the number of Ordinary Shares acquirable upon complete exercise of the March Warrants (without regard to any limitations on exercise thereof) immediately before the date on which the record holders of Ordinary Shares are to be determined for the participation in such Distribution. If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Ordinary Shares (the “Purchase Rights”), then the holders of the March Warrants will be entitled to acquire the aggregate Purchase Rights which the holders could have acquired if the holders had held the number of Ordinary Shares acquirable upon complete exercise of the March Warrants (without regard to any limitations on exercise thereof) immediately before the date on which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights. To the extent that any holder’s right to participate in any such Distribution or grant of Purchase Rights would result in the holder exceeding the Maximum Percentage, then the holder shall not be entitled to participate in such the Distribution or such grant of Purchase Rights to such extent and such Distribution or Purchase Rights shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Maximum Percentage.

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We will not enter into a “Fundamental Transaction” (as defined in the March Warrants) unless our successor entity assumes all the obligations under the March Warrants in writing, including an obligation to deliver to the holders of the March Warrants securities of the successor entity that are exercisable for a corresponding number of shares of capital stock of such successor entity and with an exercise price which applies the exercise price hereunder to such shares of capital stock in such a manner so as to protect the economic value of the March Warrants. Notwithstanding the foregoing, upon exercise of the March Warrants following a Fundamental Transaction, the holders of the March Warrants may instead elect to receive the same consideration that was payable to the holders of the Ordinary Shares in the Fundamental Transaction. In addition, at any time commencing on the earliest to occur of (i) the public disclosure of any Fundamental Transaction, (ii) the consummation of any Fundamental Transaction and (iii) a holder first becoming aware of any Fundamental Transaction, through the date that is 90 days after the public disclosure of the consummation of such Fundamental Transaction, a holder will have the right to require us (or any successor of ours) to purchase any March Warrants from the holder at a price in cash equal to the Black-Scholes value. For this purpose, the Black-Scholes value is calculated using an underlying price per share equal to the market value per share or the value of the consideration paid in the Fundamental Transaction, each as determined in accordance with the March Warrant; a strike price equal to the exercise price; a risk-free interest rate corresponding to the U.S. Treasury rate for the period specified in the March Warrant; and an expected volatility equal to the greater of 135% and the 100 day volatility determined in accordance with the March Warrant.

Under the March Warrant, a Fundamental Transaction generally includes a consolidation or merger, unless our shareholders continue to hold more than 50% of the voting stock of the successor entity; a sale, lease or other disposition of all or substantially all of our assets, in connection with which we dissolve; the purchase by any person of 50% or more of our outstanding shares of voting stock; a share purchase or other business combination with any person whereby such person acquires more than 50% of our outstanding shares of voting stock; and any person or group becoming the beneficial owner, directly or indirectly, of 50% of the aggregate voting power represented by our outstanding voting stock.

The March RRA

In connection with the closing of the March Placement, we entered into the March RRA with the investors in the offering. Pursuant to the March RRA, we agreed to register for resale the March Shares, as well as 150% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more), which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon exercise of such warrants. Accordingly, the 3,914,846 March Shares and 26,480,671 Ordinary Shares underlying the March Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus. Even if the March Warrants are exercised in full, the actual number of shares issued upon such exercise may be more or less than our estimate, depending, among other things, on whether the number of shares is adjusted in connection with a subsequent equity issuance and whether the warrants are exercised on a cash or cashless basis. The March RRA also includes customary “piggyback” registration rights.

Pursuant to the RRA, we filed the registration statement of which this prospectus forms a part. If on any day sales of the March Shares and the Ordinary Shares underlying the March Warrants cannot be made pursuant to the registration statement (subject to certain grace periods), or if the registration statement is not available and we fail to file reports with the SEC such that current public information is not available in compliance with Rule 144 under the Securities Act, then we generally will be required to pay the investors an amount equal to 2% of the purchase price for the securities affected by such failure, in cash, upon such failure and on each 30 day anniversary thereof until the failure is cured. Except in the case where there is no registration statement available and no current public information available in accordance with Rule 144 under the Securities Act, we will be required to make no more than 12 such payments.

We will indemnify the investor against liabilities, including some liabilities under the Securities Act, in accordance with the March RRA, or the investor will be entitled to contribution. We may be indemnified by the investor against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the investor specifically for use in this prospectus, in accordance with the March RRA, or we may be entitled to contribution.

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Other Placements

In March 2019, we issued the 1,400,000 Consultant Shares and 1,400,000 Consultant Warrants in exchange for services. The Consultant Warrants have an exercise price of US$0.50 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Consultant Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. In addition, concurrently with the closing of the March Placement, we issued the 11,248,415 Vendor Shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

We agreed to register for resale the Consultant Shares, the Ordinary Shares underlying the Consultant Warrants and the Vendor Shares.

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SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders are those issued to the Selling Shareholders and those issuable to the Selling Shareholder upon exercise or exchange of the October Warrants, March Warrants and Consultant Warrants. When we refer to “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale. For additional information regarding the issuance of the Ordinary Shares and the October Warrants, March Warrants and Consultant Warrants, see “Private Placements of Ordinary Shares and Warrants” above. We are registering the Ordinary Shares in order to permit the Selling Shareholders to offer the Ordinary Shares for resale from time to time. Except for the ownership of the Ordinary Shares and the October Warrants, March Warrants or Consultant Warrants, or as set forth in the table below, the Selling Shareholders have not had any material relationship with us within the past three years. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the Ordinary Shares held by each of the Selling Shareholders.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders, based on its respective ownership of Ordinary Shares and warrants exercisable for Ordinary Shares, as of April 3, 2019, assuming exercise of the warrants held by such Selling Shareholders on that date but taking account of any limitations on conversion and exercise or exchange set forth therein. Under the terms of the October Warrants and March Warrants, a Selling Shareholder may not exercise or exchange such warrants to the extent (but only to the extent) such Selling Shareholder or any of its affiliates would beneficially own a number of Ordinary Shares which would exceed 9.9% of our outstanding Ordinary Shares. The number of shares in the second column reflects these limitations. The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholders and does not take into account any limitations on exercise or exchange of the warrants set forth therein. With respect to the securities issued in the March Placement, in accordance with the terms of the March RRA, this prospectus generally covers the resale of the sum of (i) the Ordinary Shares issued pursuant to the March SPA, and (ii) 150% of the initial number of shares issued and issuable pursuant to the warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more). This prospectus also or otherwise covers such other Ordinary Shares issued or issuable pursuant to the Securities Purchase Agreement, pursuant to the warrants as more fully set forth in this prospectus. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus (and the exercise in full of the warrants pursuant to which the shares are issuable)

	Prior to the Offering	Offered Hereby			After the Offering
Shareholder(1)	Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Underlying Placement Warrants	Total Ordinary Shares	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage(2)
Armistice Capital Master Fund Ltd(3)	4,800,000	2,000,000	2,000,000	4,000,000	800,000	1.0%
Acuitas Capital, LLC(4)	5,482,862	2,934,455	25,010,084	27,944,539	—	0%
Mank Capital LLC(5)	1,176,470	588,235	882,353	1,470,588	—	0%
James Fallon(6)	784,312	392,156	588,234	980,390	—	0%
TGO Pty Ltd(7)	3,766,795	1,400,000	1,400,000	2,800,000	966,795	1.2%
United Garments Limited(8)	3,800,000	3,800,000	—	3,800,000	—	0%
Whitespace Atelier Limited(9)	6,200,000	6,200,000	—	6,200,000	—	0%
Nicolas Attard(10)	1,248,465	1,248,465	—	1,248,465	—	0%

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*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals and entities is Naked Brand Group Limited, c/o Bendon Limited, Building 7C, Huntley Street, Alexandria NSW 2015, Australia.

(2)	Based on 52,834,042 Ordinary Shares outstanding as of April 3, 2019, and assuming that the October Warrants, March Warrants and Consultant Warrants are exercised to the full extent of the underlying shares offered by this prospectus (or 29,880,671 shares), but no other outstanding warrants or options are exercised.

(3)

Includes 2,800,000 Ordinary Shares issuable upon the exercise of warrants. Armistice Capital, LLC is the investment manager of this entity. Steven Boyd is the managing member of Armistice Capital, LLC. Both share voting and dispositive power over the shares held by Armistice Capital Master Fund Ltd. The business address of Mr. Boyd, Armistice Capital, LLC and Armistice Capital Master Fund Ltd. is 510 Madison Avenue, 22nd Floor, New York, New York 10022.

(4)

Acuitas Capital LLC holds 2,934,455 Ordinary Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 9,803,922 Ordinary Shares. The beneficial ownership of Acuitas Capital, LLC, however, reflects limitations on exercise contained in the March Warrants, which provide that the warrants may not be exercised to the extent the entity would own more than 9.9% of our outstanding Ordinary Shares. In addition, in accordance with the March RRA, the Ordinary Shares offered hereby include 150% of the Ordinary Shares initially issuable pursuant to the March Pre-Funded Warrants and March Investment Warrants. Accordingly, the number of Ordinary Shares offered by Acuitas Capital LLC pursuant to this prospectus exceeds its beneficial ownership as of April 3, 2019. Terren Peizer has voting and dispositive power over the shares held by this entity. The business address of this entity is 11601 Wilshire Blvd Suite 1100, Los Angeles, California 90025.

(5)

Mank Capital LLC holds 588,235 Ordinary Shares and March Investment Warrants to purchase 588,235 Ordinary Shares. In accordance with the March RRA, however, the Ordinary Shares offered hereby include 150% of the Ordinary Shares initially issuable pursuant to the March Investment Warrants. Accordingly, the number of Ordinary Shares offered by Mank Capital LLC pursuant to this prospectus exceeds its beneficial ownership as of April 3, 2019. Jess Mogul has voting and dispositive power over the shares held by this entity. The business address of this entity is 326 W. 87th St., New York, New York 10024.

(6)

James Fallon holds 392,156 Ordinary Shares and March Investment Warrants to purchase 392,156 Ordinary Shares. In accordance with the March RRA, however, the Ordinary Shares offered hereby include 150% of the Ordinary Shares initially issuable pursuant to the March Investment Warrants. Accordingly, the number of Ordinary Shares offered by Mr. Fallon pursuant to this prospectus exceeds his beneficial ownership as of April 3, 2019. The business address of this entity is 211 E. 43rd St., 4th Fl., New York, New York 10017.

(7)

Includes 1,913,549 Ordinary Shares issuable upon the exercise of warrants, including 1,400,000 Ordinary Shares issuable upon exercise of the Consultant Warrants. TGO Pty Ltd is the trustee of the Onisforou Investment Trust. Theodore Gregory Onisforou has voting and dispositive power over the shares held by this entity. The business address of this entity is 15 Kia-Ora Lane, Kangaloon, NSW, 2576, Australia.

(8)

Ching To Yau may be deemed to have voting and dispostive power over the shares held by this entity. The business address of this entity is Unit D, 5th Floor, Charmhill Centre, 50 Hillwood Road, Tsim Sha Tsui, Hong Kong.

(9)

Samantha Sin Man Chong may be deemed to have votiong and dispositive power over the shares held by this entity. The business address of this entity is 209 Shek O Village Road, Suite A, Shek O, Hong Kong.

(10)	The business address of Mr. Attard is 3520 NW 46th St., Miami, FL 33142.

59

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issued to the Selling Shareholders and issuable upon exercise or exchange of the October Warrants, March Warrants and Consultant Warrants to permit the resale of these Ordinary Shares by the holders of the Ordinary Shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

60

The Selling Shareholders may pledge or grant a security interest in some or all of the warrants or Ordinary Shares owned by it and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $30,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders from the March Placement against liabilities, including some liabilities under the Securities Act, in accordance with the March RRA, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders from the March Placement against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders from the March Placement specifically for use in this prospectus, in accordance with the March RRA, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

61

DESCRIPTION OF SECURITIES

General

Australia does not have a limit on the authorized share capital that may be issued and does not recognize the concept of par value. Subject to the restrictions on the issue of securities in the constitution, the Corporations Act, and the rules governing the listing of our securities on the Nasdaq Capital Market, our directors are entitled to issue and cancel shares in our capital, grant options over unissued shares, and settle the manner in which fractions of a share are to be dealt with. The directors may decide the persons to whom, and the terms on which, shares are issued or options are granted as well as the rights and restrictions that attach to those shares or options.

As of April 3, 2019, 52,834,042 Ordinary Shares are outstanding, which does not include an aggregate of 24,391,036 Ordinary Shares underlying outstanding warrants and options as of such date.

Ordinary Shares

Voting Rights

Each of holder of our Ordinary Shares is entitled to receive notice of and to be present, to vote and to speak at general meetings. Subject to any rights or restrictions attached to any shares, on a show of hands each holder of Ordinary Shares present has one vote and, on a poll, one vote for each fully paid share held, and for each partly paid share, a fraction of a vote equivalent to the proportion to which the share has been paid up. Voting may be in person or by proxy, attorney or representative.

Two shareholders must be present to constitute a quorum for a general meeting and no business may be transacted at any meeting except the election of a chair and the adjournment of the meeting unless a quorum is present when the meeting proceeds to business.

Dividend Rights

Holders of our Ordinary Shares are entitled to receive such dividends as may be declared by the directors. If the directors determine that a final or interim dividend is payable, it is (subject to the terms of issue on any shares or class of shares) paid on all shares proportionate to the amount for the time being paid on each share. Dividends may be paid by cash, electronic transfer, or any other method as the board determines.

The directors have the power to capitalize and distribute the whole or part of the amount from time to time standing to the credit of any reserve account or otherwise available for distribution to shareholders. The capitalization and distribution must be in the same proportions which the shareholders would be entitled to receive if distributed by way of a dividend.

Subject to the rules of Nasdaq, the directors may pay a dividend out of any fund or reserve or out of profits derived from any source.

Variation of Class Rights

The Corporations Act provides that if a company has a constitution that sets out the procedure for varying or cancelling rights attached to shares in a class of shares, those rights may be varied or cancelled only in accordance with the procedure.

The rights attached to our Ordinary Shares may only be varied with the consent in writing of members holding at least three-quarters of the shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class.

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Rights of Non-Resident or Foreign Shareholders

There are no specific limitations in the Corporations Act which restrict the acquisition, ownership, or disposal of shares in an Australian company by non-resident or foreign shareholders. The Foreign Acquisitions and Takeovers Act 1975 (Cth) regulates investment in Australian companies and may restrict the acquisition, ownership, and disposal of our shares by non-resident or foreign shareholders.

Warrants

Naked Warrants

As part of the Transactions, we assumed warrants to purchase up to 637,730 Ordinary Shares which were held by the former Naked stockholders (the “Naked Warrants”). The exercise price and number of shares covered by the Naked Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

PIPE Warrants

Pursuant to our financing plan prior to the consummation of the Transactions, we entered into securities purchase agreements with certain investors for the purchase and sale of warrants to purchase up to an aggregate of 3,880,262 Ordinary Shares (the “PIPE Warrants”). The PIPE Warrants entitle the holders to purchase Ordinary Shares at a weighted average exercise price of US$5.62 per share, subject to adjustment as discussed below. The PIPE Warrants are exercisable at any time for periods of between one and five years.

With respect to warrants to purchase an aggregate of 800,000 Ordinary Shares, if our Ordinary Shares are traded, listed, or quoted on any U.S. market or electronic exchange, and the closing per-share sales price of the Ordinary Shares for any ten (10) consecutive trading days exceeds US$10.00 (subject to adjustment for forward and reverse splits, recapitalizations, share dividends and the like), then we may call for cancellation of all or any portion of such warrants for which a notice of exercise has not yet been delivered to us, for consideration equal to US$0.01 per warrant. The right to exercise will be forfeited unless these warrants are exercised prior to the date specified in the call notice. On and after the call date, a record holder of such warrant will have no further rights except to receive the call price for such holder’s warrant upon surrender of such warrant.

Additionally, if the resale of the Ordinary Shares issuable upon exercise of the PIPE Warrants is not covered by an effective registration statement or an exemption from registration at any time after December 19, 2018, the holder of such warrants shall be afforded cashless exercise rights. In such event, the holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the exercise price of the warrants by (y) the daily volume weighted average price of the Ordinary Shares on the primary U.S. trading market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. on the trading date immediately prior to the date of exercise.

The number of Ordinary Shares issuable on exercise of the outstanding warrants and exercise price of such warrants may be adjusted in certain circumstances including in the event of a share split, bonus issue, recapitalization, reorganization, merger, or consolidation.

October Warrants

As part of the October Placement, we offered and sold the October Warrants to purchase 2,200,000 Ordinary Shares at an exercise price of US$1.55 per share. The Placement Warrants expire three years from the date of issuance. The exercise price and number of shares covered by the Placement Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

63

March Warrants

As part of the March Placement, we offered and sold the March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and the March Investment Warrants to purchase 10,784,313 Ordinary Shares. The March Investment Warrants have an exercise price of US$0.306 per share and expire five years from the date of issuance. The March Pre-Funded Warrants have an exercise price of US$0.01 per share and expire five years from the date of issuance. The exercise price and number of shares covered by the March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole, as well as for subsequent equity issuances occurring prior to the 90th day after the date of this prospectus, subject to certain exceptions. If the exercise price of the March Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting 60 days after the date of this prospectus, the March Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value of the portion of the warrant being exercised (as calculated in accordance with the March Warrants), divided by the closing bid price as of two business days prior to the exercise date (but not less than US$0.10). The March Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise. See “Private Placements of Ordinary Shares and Warrants” for more information.

Consultant and Other Private Warrants

As part of the Other Placements, we issued the Consultant Warrants to purchase 1,400,000 Ordinary Shares, at an exercise price of US$0.50 of per share, and the Other Private Warrants to purchase 4,510,588 Ordinary Shares, at an exercise price of US$0.306 per share. The Consultant Warrants and the Other Private Warrants expire two years from the date of issuance. The exercise price and the number of shares covered by the Consultant Warrants and the Other Private Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

Warrants Generally

Our warrants may be exercised upon delivery of an exercise notice, duly signed by the warrant holder, accompanied by full payment of the exercise price, in US dollars, in same day cleared funds that will not be reversed, delivered into the Company’s bank account, free and clear of any restriction, condition, set-off, deduction, or withholding.

The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Dividends

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be entirely within the discretion of our board of directors and will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Exchange Act Registration; Listing of our Securities

Our Ordinary Shares are registered under the Exchange Act and trade on Nasdaq under the symbol “NAKD”. The last sale price of our Ordinary Shares on April 16, 2019 was US$0.307 per share.

Our warrants are not currently registered under the Exchange Act and there has been no public market for our warrants. We do not intend to register our warrants under the Exchange Act.

Our Transfer Agent

The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

64

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act. HWL Ebsworth Lawyers will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The financial statements as of January 31, 2018, January 31, 2017, June 30, 2016 and June 30, 2015 and for the year ended January 31, 2018, the seven months ended January 31, 2017, the year ended June 30, 2016, and the year ended June 30, 2015 included in this registration statement have been so included in reliance on the report (which contains an explanatory paragraph relating to Naked Brand Group’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 with respect to the Ordinary Shares offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. The registration statement and the exhibits thereto, along with our annual and current reports and other information filed or to be filed with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our documents listed below:

●	our annual report on Form 20-F filed with the SEC on June 28, 2018, as amended on October 11, 2018;

●	our reports on Form 6-K filed with the SEC on April 3, 2019, March 28, 2019, February 15, 2019, February 11, 2019, November 21, 2018, August 2, 2018, June 25, 2018, June 20, 2018, and June 19, 2018; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. As such, the information in Items 5, 17 and 18 of our Annual Report shall not be deemed to constitute a part of this prospectus, as such information is superseded by the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Naked Brand Group Limited, Attn: Mr. Justin Davis-Rice, c/o Bendon Limited, Building 7C, Huntley Street, Alexandria, NSW 2015, Australia. Such documents may also be accessed free of charge on our website at www.bendon.com.

65

INDEX TO FINANCIAL STATEMENTS

For the 6 Months Ended 31 July 2018 and 2017

Condensed unaudited consolidated statement of profit or loss and other comprehensive income	FS-2
Condensed unaudited consolidated balance sheet	FS-3
Condensed unaudited consolidated statement of changes in equity	FS-4
Condensed unaudited consolidated statement of cash flows	FS-5
Notes to the condensed unaudited consolidated financial statements	FS-6

Bendon Limited For the Periods Ended 31 January 2017, 30 June 2016 and 30 June 2015

FS-1

Naked Brand Group Limited

Condensed Unaudited Consolidated Statements of Profit or Loss and Other Comprehensive Income

For the Half Year Ended 31 July 2018

	Note	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s
Continuing operations

Revenue	6	56,750	59,787
Cost of sale of goods		(39,072)	(40,207)

Gross profit		17,678	19,580
Brand management		(25,399)	(25,873)
Administrative expenses		(1,851)	(1,891)
Corporate expenses		(7,901)	(7,028)
Finance expense	6	(2,454)	(5,027)
Brand transition, restructure and transaction expenses	6	(5,157)	(1,112)
Impairment expense	6	(4,181)	-
Other foreign currency gains/(losses)	6	3,535	(934)
Fair value gain/(loss) on Convertible Notes derivative		(775)	3,246
Loss before income tax		(26,505)	(19,039)
Income tax (expense)/benefit		411	(174)
Loss for the period		(26,094)	(19,213)

Other comprehensive income

Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations		(420)	757

Other comprehensive income/(loss) for the period, net of tax		(420)	757

Total comprehensive income/(loss) for the period		(26,515)	(18,456)
Total comprehensive income/(loss) attributable to:
Owners of Naked Brand Group Limited		(26,515)	(18,456)

	Note	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017* NZ $000’s
Earnings per share from loss from continuing operations attributable to the ordinary equity holders of Naked Brand Group Limited
Basic loss per share (NZ$)	16	(1.28)	(0.89)
Diluted loss per share (NZ$)	16	(1.28)	(0.89)

* As a result of the stock consolidation on 19 June 2018 the calculation of basic and diluted earnings per share for 2017 has been adjusted retrospectively. Number of ordinary shares outstanding has been adjusted to reflect the proportionate change in the number of shares. See note 16 for further information.

The above condensed consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

FS-2

Naked Brand Group Limited

Condensed Unaudited Consolidated Balance Sheet

As at 31 July 2018

	Note	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
ASSETS
CURRENT ASSETS
Cash and cash equivalents		4,173	10,739
Trade and other receivables		10,083	13,165
Inventories		24,030	31,113
Foreign currency derivative financial instruments		220	-
Related party receivables	18	16,002	15,326
TOTAL CURRENT ASSETS		54,508	70,343
NON-CURRENT ASSETS
Property, plant and equipment	8	4,054	4,741
Intangible assets	9	17,287	13,012
TOTAL NON-CURRENT ASSETS		21,341	17,753
TOTAL ASSETS		75,849	88,096

LIABILITIES
CURRENT LIABILITIES
Trade and other payables	11	34,734	32,516
Borrowings	12	21,167	52,121
Foreign currency derivative financial instruments	10	-	2,087
Derivative on Convertible Notes		-	1,110
Current tax liabilities		158	786
Related party payables	18	-	1,369
Provisions	13	1,393	1,106
TOTAL CURRENT LIABILITIES		57,452	91,095
NON-CURRENT LIABILITIES
Provisions	13	2,165	2,711
TOTAL NON-CURRENT LIABILITIES		2,165	2,711
TOTAL LIABILITIES		59,617	93,806
NET ASSETS/(LIABILITIES)		16,232	(5,710)

EQUITY
Share capital	14	117,183	68,727
Other reserves		(2,426)	(2,006)
Accumulated losses		(98,525)	(72,431)
TOTAL EQUITY		16,232	(5,710)

The above condensed consolidated balance sheet should be read in conjunction with the accompanying notes.

FS-3

Naked Brand Group Limited

Condensed Unaudited Consolidated Statement of Changes in Equity

For the Half Year Ended 31 July 2018

	Share Capital NZ$000’s	Accumulated Losses NZ$000’s	Foreign Currency Translation Reserve NZ$000’s	Total NZ$000’s

Balance at 1 February 2017	27,948	(34,838)	(2,154)	(9,044)
Loss for the half year	-	(19,213)	-	(19,213)
Other comprehensive income for the half year	-	-	757	757
Transactions with owners in their capacity as owners
Issuance new shares	12,719	-	-	12,719
Balance at 31 July 2017	40,667	(54,051)	(1,397)	(14,781)

Balance at 1 February 2018	68,727	(72,431)	(2,006)	(5,710)
Loss for the half year	-	(26,094)	-	(26,094)
Other comprehensive income for the half year	-	-	(420)	(420)
Transactions with owners in their capacity as owners

Issuance new shares	30,101	-	-	30,101
Issuance new shares from business combination	14,196	-	-	14,196
Conversion of convertible notes	4,159	-	-	4,159
Balance at 31 July 2018	117,183	(98,525)	(2,426)	16,232

The above condensed consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

FS-4

Naked Brand Group Limited

Condensed Unaudited Consolidated Statement of Cash Flows

For the Half Year Ended 31 July 2018

	Note	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s
CASH FLOWS FROM OPERATING ACTIVITIES:
Receipts from customers		65,131	72,931
Payments to suppliers and employees		(69,998)	(81,146)
Proceeds from/(payments for) settlement of financial assets at fair value through profit or loss		655	-
Income taxes paid		(216)	222
Interest paid		(999)	(442)
Net cash outflow from operating activities		(5,427)	(8,436)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for intangible asset		(31)	(16)
Payments for property, plant and equipment		(148)	(656)
Proceeds from business combination, net of cash acquired		592	-
Net cash (outflow) from investing activities		413	(672)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issue of shares		17,165	12,719
Proceeds from borrowings - Convertible notes issue		-	1,064
Repayment of borrowings - Bank		(18,489)	(3,837)
Debt issuance costs		(87)	(47)
Net cash inflow from financing activities		(1,411)	9,899

Net increase/(decrease) in cash and cash equivalents held		(6,425)	792
Cash and cash equivalents at beginning of year		10,739	2,644
Effects of exchange rate changes on cash and cash equivalents		(141)	28
Cash and cash equivalents at end of the half year		4,173	3,464

The above condensed consolidated statement of cashflows should be read in conjunction with the accompanying notes.

FS-5

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

1	Significant changes in the current reporting period

The business continued to experience losses in the 31 July 2018 half year period as a result of reduced revenue from wholesale customers, increased rebates and discounts provided to wholesale customers, and the reduction of sales in retail outlets. The main factor in experiencing these challenging trading conditions was not having adequate inventory in the stores or for wholesale sales due to lack of funding. The business has trade creditors that are trading beyond their original credit terms and has also breached its Bank debt loan covenants which has led to the Company and the Bank commencing negotiations to reset and extend the current loan terms.

Since the end of the interim reporting period, the business has commenced a process to raise further capital to strengthen the balance sheet, reduce the bank debt, and invest in working capital. Also, the business entered into a Stock Purchase Agreement with the shareholder of FOH Online Corp to acquire the business.

For a detailed discussion about the Group’s performance and financial position, please refer to our Management Discussion and Analysis.

2	Description of the business

Naked Brand Group Limited (“the Company”) is a designer, distributor, wholesaler and retailer of women’s and men’s intimates apparel globally. The Company sells its merchandise through retail and outlet stores in New Zealand and Australia, wholesale operations in New Zealand, Australia, the United States and Europe, and through online channels. The Company operates both licenced and owned brands, including the following:

Licenced brands:
Heidi Klum
Fredericks of Hollywood

Owned brands:
Pleasure State
Davenport
Lovable
Bendon
Fayreform
Naked
VaVoom
Evollove
Hickory

The amounts in the financial statements have been rounded to the nearest thousand dollars.

3	Basis of Preparation of half - year report

The Company has presented its condensed interim consolidated financial report for the half year-ended 31 July 2018 in accordance with IAS 34 Interim Financial Reporting.

The Company which was previously Bendon Limited completed a merger with Naked Brand Group Inc. on 19 June 2018 which for accounts purpose was treated as an acquisition such that Bendon Limited is deemed the accounting acquirer of the consolidated group. The financial statements therefore represent a continuation of the Bendon Limited financial statements. The consolidated financial report represents a full half year of Bendon Limited’s financial results plus Naked Brand Group Inc. from the date of acquisition being 19 June 2018 to 31 July 2018. The comparative period represents Bendon Limited and its controlled entities only.

The interim report does not include all the notes of the type normally included in an annual financial report. Accordingly this report should be read in conjunction with the last annual report for the year ended 31 January 2018 and any public announcement made by the Company during the interim reporting period.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period.

These interim financial statements is unaudited. In the opinion of management, these interim financial statements include all the adjustments necessary in order to make these interim financial statements not misleading.

FS-6

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

Historical cost convention

The financial statements are based on historical costs, except for the measurement at fair value of selected financial assets and financial liabilities.

(a)	Going concern

The financial statements have been prepared on the basis of going concern which contemplates continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business.

For the financial year ended 31 January 2018 the Group experienced a loss after income tax from continuing operations of NZ$37.593 million and operating cash outflows of NZ$4.116 million. As at 31 January 2018, the business is in a net current liability position of NZ$20.752 million and has negative net assets of $5.710 million.

For the half year ended 31 July 2018 the Group experienced a loss after income tax from continuing operations of NZ$26.094 million and operating cash outflows of NZ$5.427 million. As at 31 July 2018, the business is in a net current liability position of NZ$2.944 million and has net assets of $16.232 million.

The business continued to experience losses in the 31 January 2018 financial year as a result of reduced revenue from wholesale customers, increased rebates and discounts, and the plateauing of sales in retail outlets. The business is experiencing challenging trading conditions which have been impacted by the cancellation of the Stella McCartney licence held by the Company which expired on 30 June 2018, the lack of working capital to purchase sufficient levels of inventory required for trading, reduced customer foot traffic in retail stores and outlets, and a reduction of revenue from wholesale customers. The business has continued to accumulated trade creditors that are trading beyond their original credit terms and has also breached its Bank debt loan covenants during and since the half year period, and has yet to finalise a revised banking facility agreement to provide the company with sufficient funding to continue as a going concern.

In response management has taken steps to raise further capital to fund new inventory that will restock stores and supply wholesale customers and to bring creditors back into term. This capital raising/recapitalisation is continuing at the time of this report. Management has also engaged in restructuring the businesses operations including reducing costs across distribution channels, renegotiating supplier contracts, resetting customer supply commitments, updating leadership roles including appointing a new CEO for the operating business, and managing the opening of new stores. The impact from the proposed capital raising and the restructure will take time generate positive cash flows from operations. The Group expects the business will trend to be cash flow positive by November 2019.

Since the end of the period, the Group has raised further equity which has been used to support the working capital requirements of the Group, reduce the cost of finance, fund the losses and reduce outstanding amounts to aged creditors.

In addition to attempting to raise new capital, the Group has been negotiating a new Bank borrowing facility agreement to replace the facilities last reported as at 31 July 2018.The new facility is expected to be subject to covenants and is likely to be a rolling 12 month facility subject to review at the end of each year. The Group is expecting a term sheet by the end of February 2019.

The Bank facilities last reported as at 31 July 2018 are presented on the Balance Sheet as a current liability due to the facilities having breached covenants. The amount outstanding as at that date amounted to $20m.

The directors have also considered the Loan Agreement from its previous major shareholder Cullen Investments Limited (“Cullen”) and has been advised by Cullen that due to some changes with Cullen’s financial circumstances Cullen is not likely to be a reliable source of funding and as a result the directors have decided to pursue new capital raising activities and not rely on Cullen.

Despite the ongoing losses and the other negative financial conditions, the Directors are confident that the Company will continue as a going concern. However, while the Directors are confident of continuing as a going concern and meeting its debt obligation to its Bank and creditor commitments as they fall due, the going concern is dependent upon the Directors and Company being successful in:

●	Raising further capital of at least NZ$36 million and collecting it between March 2019 and July 2019;

●	Reducing overheads, increasing revenue and gross profit margin that leads to a reduction in the current cash outflow being incurred each month to reach a cash flow positive position by November 2019. ;

●	Renegotiating the current bank facilities of $20 million to a facility that is at least a 12 month facility, reviewed annually, and is subject to amortisation of $2.5 million per quarter commencing April 2019; and

●	Continue to receive support from creditors to delay payment until the company has adequate facilities to commence a repayment arrangement.

As a result the viability of the Group is dependent on the above matters, and there is a substantial doubt about the Company’s ability to continue as a going concern. However, the Directors’ believe that the Group will be successful in the above matters and, accordingly, have prepared the report on a going concern basis.

FS-7

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

	(a)	Going concern

(b)	Basis for consolidation

Subsidiaries

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

When the group ceases to consolidate or equity account for an investment because of a loss of control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value with the change in carrying amount recognised in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

If the ownership interest in a joint venture or an associate is reduced but joint control or significant influence is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

FS-8

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(c)	Business combinations

Business combinations are accounted for by applying the acquisition method which requires an acquiring entity to be identified in all cases. The acquisition date under this method is the date that the acquiring entity obtains control over the acquired entity.

The fair value of identifiable assets and liabilities acquired are recognised in the consolidated financial statements at the acquisition date.

Goodwill or a gain on bargain purchase may arise on the acquisition date, this is calculated by comparing the consideration transferred and the amount of non-controlling interest in the acquiree with the fair value of the net identifiable assets acquired. Where consideration is greater than the net assets acquired, the excess is recorded as goodwill. Where the net assets acquired are greater than the consideration, the measurement basis of the net assets are reassessed and then a gain from bargain purchase recognised in profit or loss.

All acquisition-related costs are recognised as expenses in the periods in which the costs are incurred except for costs to issue debt or equity securities.

Any contingent consideration which forms part of the combination is recognised at fair value at the acquisition date. If the contingent consideration is classified as equity then it is not remeasured and the settlement is accounted for within equity. Otherwise subsequent changes in the value of the contingent consideration liability are measured through profit or loss.

(d)	Income Tax

The tax expense/(benefit) recognised in the consolidated statements of profit or loss and other comprehensive income comprises of current income tax expense plus deferred tax expense/(benefit).

Current tax is the amount of income taxes payable/(recoverable) in respect of the taxable profit/(loss) for the period and is measured at the amount expected to be paid to/(recovered from) the taxation authorities, using the tax rates and laws that have been enacted or substantively enacted by each jurisdiction by the end of the reporting period. Current tax liabilities/(assets) are measured at the amounts expected to be paid to/(recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax is not provided for the following:

●	The initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction, affects neither accounting profit nor taxable profit/(tax loss).
●	Taxable temporary differences arising on the initial recognition of goodwill.
●	Temporary differences related to investment in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by each jurisdiction by the end of the reporting period.

Deferred tax assets are recognised for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilised.

Current and deferred tax is recognised as income or an expense and included in profit or loss for the period except where the tax arises from a transaction which is recognised in other comprehensive income or equity, in which case the tax is recognised in other comprehensive income or equity respectively.

FS-9

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(d)	Income Tax

In determining the amount of current and deferred income tax, the Company takes into account the impact of uncertain income tax positions and whether additional taxes and interest may be due. This assessment relies on estimates and assumptions and may involve a series of judgements about future events. New information may become available that causes the Company to change its judgement regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact the income tax expense in the period that such a determination is made.

(e)	Leases

Leases of fixed assets where substantially all the risks and benefits incidental to the ownership of the asset, but not the legal ownership that are transferred to entities in the Group, are classified as finance leases.

Finance leases are capitalised by recording an asset and a liability at the lower of the amounts equal to the fair value of the leased property or the present value of the minimum lease payments, including any guaranteed residual values. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the period.

Lease payments for operating leases, where substantially all of the risks and benefits remain with the lessor, are charged as expenses on a straight-line basis over the life of the lease term.

Lease incentives under operating leases are recognised as a liability and amortised on a straight-line basis over the life of the lease term.

(f)	Revenue and other income

Revenue is recognised when the amount of the revenue can be measured reliably, it is probable that economic benefits associated with the transaction will flow to the Group and specific criteria relating to the type of revenue as noted below, has been satisfied.

Revenue is measured at the fair value of the consideration received or receivable and is presented net of returns, discounts and rebates. The Group assess the expected customer returns and rebates according to the specific information in its possession and its past experience in similar cases.

Sale of goods

Sales of goods through retail stores, e-commerce and wholesale channels are recognised when there has been a transfer of risk and rewards to the customer. Risks and rewards transfer at point of sale for retail stores sales. For wholesale and e-commerce sales, risks and rewards are transferred when goods are delivered to customers, and therefore reflects an estimate of shipments that have not been received at year end based on shipping terms and historical delivery times. The Company also provides a reserve for projected merchandise returns based on prior experience.

The Company sells gift cards to customers. The Company recognises revenue from gift cards when they are redeemed by the customers. In addition, the Company recognises revenue on unredeemed gift cards after one year when the gift cards have expired.

FS-10

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(f)	Revenue and other income

(i) Sale of goods - wholesale

The Group sells a range of lingerie products in the wholesale market. Sales are recognised when control of the products has transferred, being when the products are delivered to the wholesaler, the wholesaler has full discretion over the channel and price to sell the products, and there is no unfulfilled obligation that could affect the wholesaler’s acceptance of the products. Delivery occurs when the products have been shipped to the specific location, the risks of obsolescence and loss have been transferred to the wholesaler, and either the wholesaler has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the group has objective evidence that all criteria for acceptance have been satisfied.

The contracts with wholesalers have no specific terms on volume and price, and are not modified during the terms. Revenue from these sales is recognised based on the price specified in the contract, net of the estimated volume discounts. The estimates of discount is based on the trading terms in the contracts, and revenue is only recognised to the extent that it is highly probable that a significant reversal will not occur. A refund liability (included in trade and other payables) is recognised for expected volume payable to customers in relation to sales made until the end of the reporting period. The Group’s obligation to provide a refund for faulty products under the standard trading terms is recognised as a provision.

(ii) Sale of goods - retail/e-commerce

The group operates a chain of retail stores and e-commerce websites selling lingerie products. Revenue from the sale of goods is recognised when a group entity sells a product to the customer.

Payment of the transaction price is due immediately when the customer purchases the product. It is the group’s policy to sell its products to the end customer with a right of return within 30 days. Therefore, a refund liability (included in trade and other payables) and a right to the returned goods (included in inventory) are recognised for the products expected to be returned. Accumulated experience is used to estimate such returns at the time of sale at a portfolio level (expected value method). Because the number of products returned has been steady for years, it is highly probable that a significant reversal in the cumulative revenue recognised will not occur. The validity of this assumption and the estimated amount of returns are reassessed at each reporting date.

Interest revenue

Interest is recognised using the effective interest method.

Dividend revenue

Dividends are recognised when the entity’s right to receive payment is established.

Rendering of services

Revenue from service transactions are recognised as services are performed.

Other income

Other income is recognised on an accruals basis when the Group is entitled to it.

(g)	Brand management, administrative and corporate expenses

Corporate expenses includes head office costs such as human resources, finance team and rental costs. Administrative expenses includes depreciation and amortisation, as well as professional accounting fees. Brand management expenses includes other costs incurred in selling products, including advertising, design and retail store occupancy and payroll.

FS-11

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

	(h)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowing pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised as an expense in the period in which they are incurred.

	(i)	Inventories

Inventories are measured at the lower of cost and net realisable value. Cost of inventory is determined using the weighted average costs basis and is net of any rebates and discounts received. Net realisable value represents the estimated selling price for inventories less costs necessary to make the sale. Net realisable value is estimated using the most reliable evidence available at the reporting date and inventory is written down through an obsolescence provision if necessary.

	(j)	Property, plant and equipment

Plant and equipment

Plant and equipment are measured using the cost model.

Under the cost model the asset is carried at its cost less any accumulated depreciation and any impairment losses. Costs include purchase price and other directly attributable costs associated with locating the asset to the installation site, where applicable.

Depreciation

Property, plant and equipment, is depreciated on a straight-line basis over the assets useful life to the Group, commencing when the asset is ready for use.

The estimated useful lives used for each class of depreciable asset are shown below:

Fixed asset class	Useful life

Leasehold improvements	1 - 10 years
Plant, furniture, fittings and motor vehicles	3 - 7 years

At the end of each annual reporting period, the depreciation method, useful life and residual value of each asset is reviewed. Any revisions are accounted for prospectively as a change in accounting estimate.

FS-12

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(k)	Financial instruments

Financial instruments are recognised initially using trade date accounting, i.e. on the date that the Group becomes party to the contractual provisions of the instrument.

On initial recognition, all financial instruments are measured at fair value plus transaction costs (except for instruments measured at fair value through profit or loss where transaction costs are expensed as incurred).

Financial Assets

(i) Classification

From 1 February 2018, the group classifies its financial assets in the following measurement categories:

●	those to be measured subsequently at fair value (either through OCI or through profit or loss), and
●	those to be measured at amortised cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The group reclassifies debt investments when and only when its business model for managing those assets changes.

(ii) Recognition and derecognition

Regular way purchases and sales of financial assets are recognised on trade-date, the date on which the group commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the group has transferred substantially all the risks and rewards of ownership.

(iii) Measurement

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

Debt instruments

Subsequent measurement of debt instruments depends on the group’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the group classifies its debt instruments:

●	Amortised cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognised directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

●	FVOCI: Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognised in profit or loss. When the financial asset is derecognised, the cumulative gain or loss previously recognised in OCI is reclassified from equity to profit or loss and recognised in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

●	FVPL: Assets that do not meet the criteria for amortised cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognised in profit or loss and presented net within other gains/(losses) in the period in which it arises.

FS-13

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(k)	Financial instruments

Equity instruments

The group subsequently measures all equity investments at fair value. Where the group’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividends from such investments continue to be recognised in profit or loss as other income when the group’s right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognised in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

(iv) Impairment

From 1 February 2018, the group assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortised cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables, the group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

(v) Subsequent measurement

If there is objective evidence that an impairment loss on financial assets carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the financial assets original effective interest rate.

Subsequent recoveries of amounts previously written off are credited against other expenses in profit or loss.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at fair value through profit or loss’ or other financial liabilities depending on the purpose for which the liability was acquired. Although the Group uses derivative financial instruments in economic hedges of currency and interest rate risk, it does not hedge account for these transactions.

The Group’s financial liabilities include borrowings, trade and other payables (including finance lease liabilities), which are measured at amortised cost using the effective interest rate method.

All of the Group’s derivative financial instruments that are not designated as hedging instruments are accounted for at fair value through profit or loss.

(l)	Impairment of non-financial assets

At the end of each reporting period the Group determines whether there is an evidence of an impairment indicator for non-financial assets.

Where an indicator exists and regardless for goodwill, indefinite life intangible assets and intangible assets not yet available for use, the recoverable amount of the asset is estimated.

Where assets do not operate independently of other assets, the recoverable amount of the relevant cash-generating unit (CGU) is estimated.

The recoverable amount of an asset or CGU is the higher of the fair value less costs of disposal and the value in use. Value in use is the present value of the future cash flows expected to be derived from an asset or cash-generating unit.

Where the recoverable amount is less than the carrying amount, an impairment loss is recognised in profit or loss.

Reversal indicators are considered in subsequent periods for all assets which have suffered an impairment loss, except for goodwill.

FS-14

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(m)	Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities in the balance sheet.

(n)	Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

(o)	Trade and other payables

These amounts represent liabilities for goods and services provided to the group prior to the end of financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

(p)	Intangibles

Goodwill

Goodwill is carried at cost less accumulated impairment losses. Goodwill is calculated as the excess of the sum of:

i)	the consideration transferred;
ii)	any non-controlling interest; and
iii)	the acquisition date fair value of any previously held equity interest;

over the acquisition date fair value of net identifiable assets acquired in a business combination.

The value of goodwill recognised on acquisition of each subsidiary in which the Group holds less than a 100% interest will depend on the method adopted in measuring the aforementioned non-controlling interest. The Group can elect to measure the non-controlling interest in the acquiree either at fair value (‘full goodwill method’) or at the non-controlling interest’s proportionate share of the subsidiary’s identifiable net assets (‘proportionate interest method’). The Group determines which method to adopt for each acquisition.

Patents and licences

Separately acquired patents and licences are shown at historical cost. Licenses and customer contracts acquired in a business combination are recognised at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortisation and impairment losses. Licence fees have an estimated useful life of 5 years.

Software

Software has a finite life and is carried at cost less any accumulated amortisation and impairment losses. It has an estimated useful life of between one and three years.

Brands

Brand assets relate to brands owned by the Group that have arisen on historical acquisitions. These assets were initially measured at fair value.

Brands are considered to have an indefinite life and are therefore not amortised. They are considered to have indefinite lives because there is no foreseeable limit to the period over which the asset is expected to generate net cash flows for the entity. The brands have been in existence for many years, are well established and show no signs of deteriorating. They are assessed for impairment annually or more frequently if impairment indicators exist.

FS-15

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(p)	Intangibles

Amortisation

Amortisation is recognised in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill and brands, from the date that they are available for use.

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Goodwill and indefinite life brands are not amortised but are tested for impairment annually or more frequently if impairment indicators exist. Goodwill is allocated to the Group’s cash generating units or groups of cash generating units, which represent the lowest level at which goodwill is monitored but where such level is not larger than an operating segment. Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity sold.

(q)	Employee benefits

(i)	Short-term obligations

Liabilities for wages and salaries, including non-monetary benefits and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognised in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the balance sheet.

(ii)	Other long-term employee benefit obligations

The liabilities for long service leave and annual leave are not expected to be settled wholly within 12 months after the end of the period in which the employees render the related service. They are therefore measured as the present value of expected future payments to be made in respect of services provided by employees up to the end of the reporting period using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the end of the reporting period of high-quality corporate bonds with terms and currencies that match, as closely as possible, the estimated future cash outflows. Remeasurements as a result of experience adjustments and changes in actuarial assumptions are recognised in profit or loss.

(ii)	Other long-term employee benefit obligations

The obligations are presented as current liabilities in the balance sheet if the entity does not have an unconditional right to defer settlement for at least twelve months after the reporting period, regardless of when the actual settlement is expected to occur.

(r)	Provisions

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

Provisions are measured at the present value of management’s best estimate of the outflow required to settle the obligation at the end of the reporting period. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the unwinding of the discount is taken to finance costs in the consolidated statements of profit or loss and other comprehensive income.

Provisions recognised represent the best estimate of the amounts required to settle the obligation at the end of the reporting period.

FS-16

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(r)	Provisions

(i)	Lease incentive provision

Lease contributions include payment for improvements initially funded by the landlord. The improvement asset is capitalised and a provision for the amount of landlord contribution is recognised. The provision is released on a monthly basis over the term of the lease of the property.

(ii)	Onerous contract provision

The Group provides for future losses on long-term contracts where it is considered probable that the contract costs are likely to exceed revenues in future years. A provision is required for the present value of future losses. Estimating these future losses involves a number of assumptions about the achievement of contract performance targets and the likely levels of future cost escalation over time.

(iii)	Make good provision

The Group is required to restore the lease premises of various retail stores to their original condition at the end of the respective lease terms. Provisions for make good obligations are recognised when the group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. A provision is recognised for the present value of the estimated expenditure required to remove any leasehold improvements. These costs have been capitalised as part of the cost of leasehold improvements and are amortised over the lease term.

(s)	Earnings/(loss) per share

(i)	Basic earnings/(loss) per share

Basic earnings/(loss) per share is calculated by dividing:

●	the profit/(loss) attributable to owners of the Company, excluding any costs of servicing equity other than ordinary shares
●	by the weighted average number of ordinary shares outstanding during the financial year.

(ii) Diluted earnings/(loss) per share

Diluted earnings/(loss) per share adjusts the figures used in the determination of basic earnings per share to take into account:

●	the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares, and
●	the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

For periods in which the Company has reported net losses, diluted net loss per share attributable to common shareholders is the same as basic net loss per share attributable to common stockholders, since their impact would be anti-dilutive to the calculation of net loss per share.

(t)	Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

FS-17

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

	(t)	Borrowings

Where the terms of a financial liability are renegotiated and the entity issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognised in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

	(u)	Convertible Notes

On issuance of the convertible notes, an assessment is made to determine whether the convertible notes contain an equity instrument or whether the whole instrument should be classified as a financial liability.

When it is determined that the whole instrument is a financial liability and no equity instrument is identified (for example for foreign-currency-denominated convertibles notes), the conversion option is separated from the host debt and classified as a derivative liability. The carrying value of the host contract (a contract denominated in a foreign currency) at initial recognition is determined as the difference between the consideration received and the fair value of the embedded derivative. The host contract is subsequently measured at amortised cost using the effective interest rate method. The embedded derivative is subsequently measured at fair value at the end of each reporting period through the profit and loss. The convertible note and the derivative are presented as a single number on the balance sheet within interest-bearing loans and borrowings.

When it is determined that the instrument contains an equity component based on the terms of the contract, on issuance of the convertible notes, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond. This amount is classified as a financial liability measured at amortised cost (net of transaction costs) until it is extinguished on conversion or redemption. The remainder of the proceeds is allocated to the conversion option that is recognised and included in equity. Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not re-measured in subsequent years.

	(v)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

	(w)	Foreign currency transactions and balances

Each of the entities within the Group prepare their financial statements based on the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in New Zealand dollars which is the parent entity’s functional and presentation currency.

Transaction and balances

Foreign currency transactions are recorded at the spot rate on the date of the transaction.

At the end of the reporting period:

●	Foreign currency monetary items are translated using the closing foreign currency rate;
●	Non-monetary items that are measured at historical cost are translated using the exchange rate at the date of the transaction; and
●	Non-monetary items that are measured at fair value are translated using the rate at the date when fair value was determined.

Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition or in prior reporting periods are recognised through profit or loss, except where they relate to an item of other comprehensive income or whether they are deferred in equity as qualifying hedges.

FS-18

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(w)	Foreign currency transactions and balances

Group companies

The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows:

●	assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;
●	income and expenses are translated at average exchange rates for the period where the average rate approximates the rate at the date of the transaction; and
●	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s foreign currency translation reserve in the consolidated balance sheets. These differences are recognised in the consolidated statements of profit or loss and other comprehensive income in the period in which the operation is disposed.

(x)	New and amended accounting standards adopted by the Group

A number of new or amended accounting standards become applicable for the current reporting period and the Group had to change it accounting policies as a result of adopting the following accounting standards.

- IFRS 9 Financial Instruments
- IFRS 15 Revenue from contract with customers

There were no material impacts on adoption of IFRS 9 and IFRS 15. The other accounting standards did not have any impact on the Group’s accounting policies and did not require retrospective adjustments.

FS-19

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(y)	New Accounting Standards and Interpretations

Certain new accounting standards and interpretations have been published that are not mandatory for 31 July 2018 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations is set out below.

Title of Standard	Nature of change	Impact	Mandatory application date/Date of adoption by Group
IFRS 16 Leases	In February 2016 the IASB issued a new standard for leases. This AASB 16 replaces IAS 17.

The main impact on lessees is that almost all leases go on balance sheet. This is because the balance sheet distinction between operating and finance leases is removed for lessees. Instead, under the new standard an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exemptions are short-term and low-value leases.	This standard will affect the accounting for the Group’s operating leases. As at the reporting date, the Group has non-cancellable operating lease commitments of $29.9m. However, the Group has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Group’s profit and classification of cash flows.	Management is currently assessing the impact of the new rules and believes the adoption of the provisions of this update will have a material impact on the Company’s consolidated financial statements.

Mandatory for financial years commencing on or after 1 January
2019.

Expected date of adoption by the Group: 1 February
2019.
IFRC 23 Uncertainty over Income Tax Treatments (IFRIC 23)	On June 7, 2017, the IASB issued IFRIC 23, Uncertainty over Income Tax Treatments (“IFRIC 23”). IFRIC 23 clarifies the application of recognition and measurement requirements in IAS 12, Income Taxes, when there is uncertainty over income tax treatments. The IFRIC 23 interpretation specifically addresses whether an entity considers uncertain tax treatments separately; the assumptions an entity makes about the examination of tax treatments by taxation authorities; how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates; and how an entity considers changes in facts and
	circumstances.	The Company is currently evaluating the impact of adopting this standard on the consolidated financial statements.	IFRIC 23 is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

FS-20

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

3	Basis of Preparation of half - year report

(z)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The executive directors are the chief operating decision maker, responsible for allocating resources and assessing performance of the operating segments.

4	Changes in accounting policies

This note explains the impact of the adoption of IFRS 9 Financial Instruments and IFRS 15 Revenue from Contracts with Customers on the group’s financial statements and also discloses the new accounting policies that have been applied from 1 February 2018, where they are different to those applied in prior periods.

(a)	Impact on the financial statements

There were no impacts on the Group’s accounting policies on adoption of IFRS 9 and IFRS 15, and no retrospective adjustments required either.

(b)	IFRS 9 Financial Instruments – Accounting policies applied from 1 February 2018

Impairment

For trade receivables, the group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognised from initial recognition of the receivables.

(c)	IFRS 15 Revenue from Contracts with Customers – Accounting policies

(i) Sale of goods - wholesale

The Group sells a range of lingerie products in the wholesale market. Sales are recognised when control of the products has transferred, being when the products are delivered to the wholesaler, the wholesaler has full discretion over the channel and price to sell the products, and there is no unfulfilled obligation that could affect the wholesaler’s acceptance of the products. Delivery occurs when the products have been shipped to the specific location, the risks of obsolescence and loss have been transferred to the wholesaler, and either the wholesaler has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or the group has objective evidence that all criteria for acceptance have been satisfied.

The contracts with wholesalers have no specific terms on volume and price, and are not modified during the terms. Revenue from these sales is recognised based on the price specified in the contract, net of the estimated volume discounts. The estimates of discount is based on the trading terms in the contracts, and revenue is only recognised to the extent that it is highly probable that a significant reversal will not occur. A refund liability (included in trade and other payables) is recognised for expected volume payable to customers in relation to sales made until the end of the reporting period. The Group’s obligation to provide a refund for faulty products under the standard trading terms is recognised as a provision.

(ii) Sale of goods - retail/e-commerce

The group operates a chain of retail stores and e-commerce websites selling lingerie products. Revenue from the sale of goods is recognised when a group entity sells a product to the customer.

Payment of the transaction price is due immediately when the customer purchases the product. It is the group’s policy to sell its products to the end customer with a right of return within 30 days. Therefore, a refund liability (included in trade and other payables) and a right to the returned goods (included in inventory) are recognised for the products expected to be returned. Accumulated experience is used to estimate such returns at the time of sale at a portfolio level (expected value method). Because the number of products returned has been steady for years, it is highly probable that a significant reversal in the cumulative revenue recognised will not occur. The validity of this assumption and the estimated amount of returns are reassessed at each reporting date.

FS-21

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

5	Critical Accounting Estimates and Judgments

The directors make estimates and judgements during the preparation of these financial statements regarding assumptions about current and future events affecting transactions and balances.

These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates.

The significant estimates and judgements made have been described below.

Key estimates - inventory

Each item on inventory is reviewed on an annual basis to determine whether it is being carried at higher than its net realisable value. During the period, management have written down inventory based on best estimate of the net realisable value, although until the time that inventory is sold this is an estimate.

Key estimates - fair value of financial instruments

The Group has certain financial assets and liabilities which are measured at fair value. Where fair value has not been able to be determined based on quoted price, a valuation model has been used. The inputs to these models are observable, where possible, however these techniques involve significant estimates and therefore fair value of the instruments could be affected by changes in these assumptions and inputs.

Key estimates - impairment of brands

In accordance with IAS 36 Impairment of Assets, the Group is required to estimate the recoverable amount of indefinite-lived brand assets at each reporting period.

Impairment testing is an area involving management judgement, requiring assessment as to whether the carrying value of assets can be supported by their value in use or fair value less cost to sell.

In calculating the fair value less costs to sell, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

-	growth in brand revenues
-	market royalty rate
-	the selection of discount rates to reflect the risks involved, and
-	long-term growth rates

Changing the assumptions selected by management, in particular the growth rate, discount rate and market royalty rate assumption used, could significantly affect the Group’s impairment evaluation and hence results.

The Group’s review includes the key assumptions related to sensitivity in the model. Further details are provided in note 12 to the consolidated financial statements.

FS-22

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

5	Critical Accounting Estimates and Judgments

Key estimates - impairment of goodwill

In accordance with IAS 36 Impairment of Assets, the Group is required to estimate the recoverable amount of goodwill at each reporting period.

Impairment testing is an area involving management judgement, requiring assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate and using a terminal value to incorporate expectations of growth thereafter.

In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

-	growth in EBITDA future cash flows;
-	timing and quantum of future capital expenditure;
-	long-term growth rates; and
-	the selection of discount rates to reflect the risks involved.

Changing the assumptions selected by management, in particular the discount rate and growth rate assumptions used in the cash flow projections, could significantly affect the Group’s impairment evaluation and hence results.

The Group’s review includes the key assumptions related to sensitivity in the cash flow projections. Further details are provided in note 8 to the consolidated financial statements.

Key judgments - taxes

Deferred tax assets

Determining income tax provisions and the recognition of deferred tax assets including carried forward income tax involves judgment on the tax treatment of certain transactions. Deferred tax is recognised on tax losses not yet used and on temporary differences where it is probable that there will be taxable revenue against which these can be offset. Management has made judgments as to the probability of future taxable income being generated against which tax losses will be available for offset based on budgets, current and future expected economic conditions.

FS-23

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

6	Profit and loss information

(a)	Revenue from continuing operations

	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s

Gross revenue	61,282	68,445
Rebates	(4,532)	(8,658)
	56,750	59,787

Sale of goods
-Retail	24,425	23,427
-Wholesale	18,077	23,119
-Online	14,248	13,139
	56,750	59,685

Other income	-	102
	56,750	59,787

(b)	Significant items

The loss for the half year was derived after charging / (crediting) the following items that are unusual and of significance because of their size, nature and incidence:

Finance Costs
- Interest expense on external borrowings	(1,353)	(1,879)
- Interest expense on shareholder loans	(1,062)	(1,292)
- Interest expense on convertible notes	186	(1,605)
- Amortisation of loan set up costs	(225)	(251)
	(2,454)	(5,027)

Other gains/(losses)
- Fair value gain on foreign exchange contracts	2,306	1,600
- Net foreign exchange gains/(losses)	1,228	(2,534)
- Impairment of goodwill	(3,399)	-
- Impairment of brand	(696)	-
- Impairment of software	(64)	-
	(625)	(934)

Brand transition, restructure and transaction expenses
- Brand transition expenses	(199)	-
- Onerous contracts	-	265
- Restructure expenses	(526)	(43)
- Transaction expenses	(4,432)	(1,334)
	(5,157)	(1,112)

The onerous contracts expense reversal relates to a reversal of the provision raised in the prior year. Transaction expenses relate to acquisition related costs from business combination (note 15).

(c)	Income tax

Income tax expense/(benefits) is recognised based on the parent company’s effective annual income tax rate expected for the full financial year. The annual tax rate used for the half year to 31 July 2018 is 30% (6 month to 31 July 2017: 28%). The Group has assessed future forecast profits and concluded that not enough criteria have been satisfied to recognise any deferred tax assets at the period ended 31 July 2018. Unused tax losses do not have an expiry date.

FS-24

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

7	Operating Segment

Segment information

Identification of reportable operating segments

The consolidated entity’s Directors examined the group’s performance from both sales channel and geographical perspective and identified seven reportable segments being Australia Retail, New Zealand Retail, Australia wholesale, New Zealand wholesale, US Wholesale, EU Wholesale and e-commerce.

Australia retail

This segment covers retail and outlet stores located in Australia.

New Zealand retail

This segment covers retail and outlet stores located in New Zealand.

Australia wholesale

This segment covers the wholesale of intimates apparel to customers based in Australia

New Zealand wholesale

This segment covers the wholesale of intimates apparel to customers based in New Zealand.

US wholesale

This segment covers the wholesale of intimates apparel to customers based in the United States of America.

Europe wholesale

This segment covers the wholesale of intimates apparel to customers based in Europe.

E-commerce

This segment covers the group’s online retail activities. E-commerce revenue include revenue from a US brand called Fredericks of Hollywood for which Bendon Limited currently has a licence agreement.

These operating segments are based on the internal reports that are reviewed and used by the Chief Executive Officer (who is identified as the Chief Operating Decision Makers (‘CODM’)) in assessing performance and in determining the allocation of resources.

The CODM reviews segment EBITDA (earnings before interest, tax, depreciation and amortisation). The accounting policies adopted for internal reporting to the CODM are consistent with those adopted in the financial statements.

EBITDA is a financial measure which is not prescribed by IFRS and represents the profit adjusted for specific non-cash and significant items. The directors consider EBITDA to reflect the core earnings of the consolidated entity.

The information reported to the CODM is on a monthly basis.

FS-25

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

7	Operating Segment

Other Costs and Business Activities

Certain costs are not allocated to our reporting segment results, such as costs associated with the following:

- Corporate overheads, which is responsible for centralized functions such as information technology, facilities, legal, finance, human resources, business development, and procurement. These costs also include compensation costs and other miscellaneous operating expenses not charged to our operating segments, as well as interest and tax income and expense.

These costs are included within “unallocated” segment in our segment performance.

Other assets and liabilities

We manage our assets and liabilities on a Group basis, not by segment. CODM does not regularly review any asset or liability information by segment and its preparation is impracticable. Accordingly, we do not report asset and liability information by segment.

(a) Reconciliations

Reconciliation of segment revenue to consolidated statements of profit or loss and other comprehensive income:

	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s

Total segment revenue	65,736	71,095
Intersegment eliminations	(8,986)	(11,308)
Total revenue	56,750	59,787

FS-26

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

7	Operating Segment

(a) Reconciliations

Reconciliation of segment EBITDA to the consolidated statements of profit or loss and other comprehensive income:

The Board meets on a monthly basis to assess the performance of each segment, net operating profit does not include non-operating revenue and expenses such as dividends, fair value gains and losses.

	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s

Segment EBITDA	(15,436)	(16,285)
Income tax (expense)/benefit	411	(174)
Other revenue		-
Any other reconciling items	(11,069)	(2,754)
Total net loss after tax	(26,094)	(19,213)

Any other reconciling items includes brand transition, finance expenses, impairment expense, depreciation and amortisation, fair value gain/loss on foreign exchange contracts, and unrealised foreign exchange gain/loss that cannot be allocated to segments.

(b) Geographical information

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of customers whereas segment assets are based on the location of the assets.

	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s

New Zealand	20,984	19,940
Australia	17,570	16,197
United States	14,383	15,496
Europe	3,813	8,154
	56,750	59,787

FS-27

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

7	Operating Segment

(c) Segment performance

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$000’s	Unallocated NZ$000’s	Total
For the 6 months ended 31 July 2018
Revenue from external customers	15,571	8,758	4,556	6,757	3,047	3,813	14,248	-	56,750
Service income	-	-	-	-	-	-	-	-	-
	15,571	8,758	4,556	6,757	3,047	3,813	14,248	-	56,750

Cost of sales	(7,612)	(4,246)	(3,695)	(5,246)	(2,923)	(3,007)	(10,234)	(2,109)	(39,072)
Gross margin	7,959	4,512	861	1,511	124	806	4,014	(2,109)	17,678
Other segment expenses*	(6,856)	(5,644)	(672)	(1,726)	(1,187)	(1,166)	(5,375)	-	(22,626)
Unallocated expenses
Administrative expenses	-	-	-	-	-	-	-	(661)	(661)
Corporate expenses	-	-	-	-	-	-	-	(10,672)	(10,672)
Other foreign exchange gain/loss	-	-	-	-	-	-	-	845	845
EBITDA	1,103	(1,132)	189	(215)	(1,063)	(360)	(1,361)	(12,597)	(15,436)
Brand transition, restructure and transaction expenses	-	-	-	-	-	-	-	(5,157)	(5,157)
Finance expense	-	-	-	-	-	-	-	(2,454)	(2,454)
Impairment expense	-	-	-	-	-	-	-	(4,182)	(4,182)
Depreciation and amortisation	-	-	-	-	-	-	-	(1,190)	(1,190)
Fair value (gain)/loss on foreign exchange contracts	-	-	-	-	-	-	-	2,306	2,306
Unrealised foreign exchange gain/(loss)	-	-	-	-	-	-	-	383	383
Fair value gain/(loss) on Convertible Note derivative	-	-	-	-	-	-	-	(775)	(775)
Loss before income tax expense	1,103	(1,132)	189	(215)	(1,063)	(360)	(1,361)	(23,666)	(26,505)
Income tax expense	-	-	-	-	-	-	-	411	411
Loss after income tax expense	1,103	(1,132)	189	(215)	(1,063)	(360)	(1,361)	(23,255)	(26,094)

FS-28

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

	NZ Retail NZ$000’s	AU Retail NZ$000’s	NZ Wholesale NZ$000’s	AU Wholesale NZ$000’s	US Wholesale NZ$000’s	EU Wholesale NZ$000’s	e-commerce NZ$000’s	Unallocated NZ$000’s	Total
For the 6 months ended 31 July 2017
Revenue from external customers	15,072	8,030	4,092	6,497	4,803	8,154	13,139	-	59,787
	15,072	8,030	4,092	6,497	4,803	8,154	13,139	-	59,787

Cost of sales	(7,027)	(4,085)	(3,250)	(6,294)	(4,092)	(6,308)	(9,152)	-	(40,207)
Gross margin	8,045	3,946	842	203	711	1,846	3,987	-	19,580
Other segment expenses*	(6,462)	(5,335)	(449)	(1,997)	(1,507)	(1,504)	(5,407)	-	(22,661)
Unallocated expenses
Administrative expenses	-	-	-	-	-	-	-	(320)	(320)
Corporate expenses	-	-	-	-	-	-	-	(10,241)	(10,241)
Other foreign exchange gain/loss	-	-	-	-	-	-	-	(2,643)	(2,643)
EBITDA	1,583	(1,389)	393	(1,794)	(796)	342	(1,420)	(13,204)	(16,285)
Brand transition, restructure and transaction expenses	-	-	-	-	-	-	-	(1,112)	(1,112)
Finance expense	-	-	-	-	-	-	-	(4,776)	(4,776)
Depreciation and amortisation expense	-	-	-	-	-	-	-	(1,821)	(1,821)
Fair value (gain)/loss on foreign exchange contracts	-	-	-	-	-	-	-	(1,600)	(1,600)
Unrealised foreign exchange (gain)/loss	-	-	-	-	-	-	-	3,309	3,309
Fair value (gain)/loss on Convertible Note derivative	-	-	-	-	-	-	-	3,246	3,246
Loss before income tax expense	1,583	(1,389)	393	(1,794)	(796)	342	(1,420)	(15,958)	(19,039)
Income tax expense	-	-	-	-	-	-	-	(174)	(174)
Loss after income tax expense	1,583	(1,389)	393	(1,794)	(796)	342	(1,420)	(16,132)	(19,213)

* Other segment expenses relate to brand management expenses and some corporate expenses.

FS-29

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

8	Property, plant and equipment

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
Plant, furniture, fittings and motor vehicles At cost	26,461	27,801
Accumulated depreciation	(25,973)	(25,789)
	488	2,013

Leasehold improvements
At cost	12,254	10,762
Accumulated depreciation	(8,688)	(8,034)
	3,566	2,728
Total property, plant and equipment	4,054	4,741

(a) Movements in carrying amounts of property, plant and equipment

Movement in the carrying amounts for each class of property, plant and equipment between the beginning and the end of the current financial period:

	Leasehold improvements NZ $000’s	Plant, furniture, fittings and motor vehicles NZ $000’s	Total NZ $000’s
6 months ended 31 July 2018
Balance at the beginning of the period	2,728	2,013	4,741
Additions	1,362	(914)	448
Disposals	-	(301)	(301)
Depreciation expense	(501)	(569)	(1,070)
Impairment	-	(28)	(28)
Foreign exchange movements	(23)	287	264
Balance at the end of the year	3,566	488	4,054

	Leasehold improvements NZ $000’s	Plant, furniture, fittings and motor vehicles NZ $000’s	Total NZ $000’s
6 months ended 31 January 2018
Balance at the beginning of the year	2,541	1,736	4,277
Additions	227	1,467	1,694
Depreciation expense	(238)	(1,088)	(1,326)
Impairment	-	(111)	(111)
Foreign exchange movements	198	9	207
Balance at the end of the half year	2,728	2,013	4,741

FS-30

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

9	Intangible Assets

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s

Patents and licences
Cost	1,037	919
Accumulated amortisation and impairment	(820)	(718)
Net book amount	217	201

Brands
Cost	15,091	12,463
Impairment	(696)	-
Net book amount	14,395	12,463

Software
Cost	15,729	15,788
Accumulated amortisation and impairment	(15,453)	(15,440)
Net book amount	276	348

Goodwill
Costs	5,798	-
Impairment	(3,399)	-
Net book amount	2,399	-

Total intangible assets	17,287	13,012

(a) Movements in carrying amounts of intangible assets

	Goodwill NZ $000’s	Software NZ $000’s	Patents and licences NZ $000’s	Brands NZ $000’s	Total NZ $000’s
Year ended 31 January 2018
Balance at the beginning of the year	-	348	201	12,463	13,012
Additions	5,798	32	119	2,726	8,675
Disposals	-	(22)	-	-	(22)
Amortisation	-	(17)	(103)	-	(120)
Impairment (refer note 9e)	(3,399)	(64)	-	(696)	(4,159)
Foreign exchange movements	-	(1)	-	(98)	(99)
Closing value at 31 July 2018	2,399	276	217	14,395	17,287

	Goodwill NZ $000’s	Software NZ $000’s	Patents and licences NZ $000’s	Brands NZ $000’s	Total NZ $000’s
6 months ended 31 July 2017
Balance at the beginning of the period	-	1,957	536	12,206	14,699
Additions	-	101	-	-	101
Amortisation	-	(64)	(71)	-	(135)
Impairment	-	(1,650)	(264)		(1,914)
Foreign exchange movements	-	4	0	257	261
Closing value at 31 January 2018	-	348	201	12,463	13,012

FS-31

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

9	Intangible Assets

(b) Impairment testing for indefinite-lived brand intangibles

Brand intangible assets represent brands owned by the Group, that arose on historical acquisitions including Pleasure State, Davenport and Lovable. The intangible assets increased in current period as result of the business combination with Naked Brand Group Inc. See note 15 for further information.

The brand intangible assets of $14,395,000 (31 January 2018: $12,463,000) are tested for impairment annually.

Impairment assumptions

Management has determined the recoverable amount of the indefinite-lived brand assets by assessing the fair value less cost of disposal (FVLCOD) of the underlying assets. The relief from royalty method adopted to complete the valuation determines, in lieu of ownership, the cost that would be required to obtain comparable rights to use the asset via a third-party licence arrangement. These calculations use cash flow projections based on financial budgets approved by management covering a five year period. Cash flows beyond the five year period are extrapolated using the estimated growth rates shown below. These growth rates do not exceed the long-term average growth rates for the industry. The result of the impairment assessment is that the carrying value exceeded the fair value less costs to sell by an amount of $696 thousand (31 January 2018: nil). As such, the indefinite-lived brand assets have been partially impaired during the half year ended 31 July 2018.

Management’s approach and the key assumptions used to determine the FVLCOD were as follows:

Sales growth: 2.5% (31 January 2018: 5%)
Royalty rate: 6.6% (31 January 2018: 6.6%)
Cash flow - revenue forecast period: 5 years (31 January 2018: 5 years)
Post-tax discount rate (%): 11.4% (31 January 2018: 11.4%)
Long term sales growth rate (%): 2% (31 January 2018: 2%)

Impact of possible changes in key assumptions

The directors have made judgements and estimates to assess indefinite-lived brand assets for impairment. Should these judgements and estimates not occur the resulting carrying amount may decrease.

The sensitivities that have been separately modelled are as follows:

(a) a 2.1% increase in the post-tax discount rate
(b) sales growth rate reduced to 0%

The carrying amounts of the indefinite-lived brand intangible assets are sensitive to assumptions used in the impairment test calculations including the post-tax discount rate and sales growth rate. A 2.1% increase in the post-tax discount rate would result in an impairment of $1,739 thousand (31 January 2018: an increase of 1.5% would result an impairment of $929 thousand) against the carrying amount of the indefinite-lived brand intangibles. A reduction of the sales growth rate to 0% would result in an impairment of $1,341 thousand (31 January 2018: a reduction to 2% would result an impairment of $611 thousand) against the carrying amount of the indefinite-lived brand intangible assets.

(c) Impairment of goodwill

For the purpose of impairment testing, goodwill is allocated to cash-generating units as below:

Description of cash-generating unit (CGU)

31 July 2018 NZ $000’s
United States	5,798
Impairment expense	(3,399)
2,399

FS-32

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

9	Intangible Assets

(c) Impairment of goodwill

Impairment assumption

Goodwill was allocated to the Group’s operation in United States which is the cash generating unit (CGU) for the purpose of impairment testing. The recoverable amount of the CGU was determined based on value-in-use calculations which require the use of assumptions. The calculations use cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates stated below. These growth rates do not exceed the long-term average growth rates for the industry.

The result of the impairment assessment is that the carrying value exceeded the fair value less costs to sell by an amount of $3.4m. As such, the goodwill has been partially impaired during the half year ended 31 July 2018.

Significant assumptions used for the purposes of the value-in-use calculation include:

United States

Post-tax discount rate - 10.25%

EBITDA growth rate - 10%

Terminal growth - 2%

Impact of possible changes in key assumptions

The directors have made judgements and estimates to assess goodwill for impairment. Should these judgements and estimates not occur the resulting carrying amount may decrease.

The sensitivities that have been separately modelled are as follows:
(a) a 3.25% increase in the post-tax discount rate
(b) sales growth rate reduced to 5%

The carrying amount of the goodwill is sensitive to assumptions used in the impairment test calculations including the post-tax discount rate and sales growth rate. A 3.25% increase in the post-tax discount rate would result in an impairment of $1,833 thousand against the carrying amount of the goodwill. A reduction of the sales growth rate to 5% would result in an impairment of $566 thousand against the carrying amount of the goodwill.

(e) Impairment of software

Impairment charge relating to software is due to management deciding to fully impair the costs on the ERP upgrade, as this software will need to be replaced and updated with more advanced system.

10	Derivative Financial Instruments

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
Current assets
Forward exchange contracts	220	-

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
Current liabilities
Forward exchange contracts	-	4,188

In order to mitigate exchange rate movements and to manage the inventory costing process, the Group has entered into forward currency contracts to purchase US dollars.

FS-33

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

11	Trade and Other Payables

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
CURRENT
Trade payables	24,438	21,143
Accruals	8,061	9,568
Employee benefits liabilities	2,234	1,805
	34,734	32,516

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days however some the trade creditors are out of term as at 31 July 2018 and subsequent to the end of the financial period the company has reduced the out of term trade creditors but further work is required to bring all of the creditors in term. The carrying amounts are considered to be a reasonable approximation of fair value.

12	Borrowings

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s

CURRENT
Secured liabilities:
Shareholder loans	-	10,951
Bank Loans	20,000	16,000
Debt issuance costs in relation to bank loan	(80)	(218)
Working capital financing bank facility	-	22,489
Convertible notes	-	1,740
Loan note	1,247	1,159
	21,167	52,121

The fair value of borrowings is not considered to be materially different to their carrying amounts.

(a)	Assets pledged as security:

Borrowings are secured by a fixed and floating charge over the assets of the consolidated entity. The lease liabilities are effectively secured as the rights to the leased assets, recognised in the balance sheet, revert to the lessor in the event of default.

(b)	Bank overdrafts and bank loans

On 13 June 2018, the Company entered into a Deed of Amendment with BNZ to reduce the facility to NZD$20,000,000 (31 January 2018: NZD$38,489,428). In addition the new facility takes over guarantees and financial instruments totalling NZD$1,345,000.

The term loan facility of NZD$20,000,000 is repayable on 14 June 2019. The current interest rate on this loan is 5.66% (31 January 2018: 5.55%) per annum. There has been a breach of covenant during the period.

Bank of New Zealand has the first ranking charge over all assets of Bendon Limited. Under the terms of the major borrowing facility, the new facility is subject to four undertakings being: Interest cover ratio of three times that is first tested as at 30 April 2019; gross EBITDA ratio measured to 3 months to September 2018 had to be greater than $0, six months to 30 December 2018 is greater than $3 million; inventory and receivables ratio must be greater than 2 times being first measured as at 30 September 2018; and the actual sales and gross margin must not vary by more than 10% from the budget submitted to the Bank.

FS-34

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

12	Borrowings

(c) Loan covenants

As at 30 September 2018, there was a breach in minimum Gross EBITDA ratio. The Bank has advised that they are currently taking the Breach under review.

(d) Shareholder loan - Related party

On 19 June 2018, Bendon Limited issued additional 24,221 Bendon shares to the shareholders as part of an agreement to convert debt to equity. The amount of debt converted on this date amounted to a fair value of $12,244,208. After this conversion, the shareholder loan is fully converted to equity and the outstanding balance as at 31 July 2018 is $nil (31 January 2018: $10,951,295).

The interest rate on the shareholder loans up to the date of conversion was 30% (31 January 2018: 30%) and was increased at the end of 2014, and was capitalised quarterly. Total interest capitalised during the 6 months to 31 July 2018 is $1,061,588 (6 months to 31 July 2017: $1,291,962).

(e) Convertible Notes

On 19th June 2018, the holders of USD$2.8m (NZ$4.2m) of convertible notes converted to 16,408 Bendon ordinary shares. The holder of US$1.0m (NZ$1.42m) of convertible notes elected for their convertible note to be repaid which is due on 31 January 2019. The amount owing has been classified as a current borrowing and amounted to $1.247million as at 31 July 2018.

FS-35

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

13	Provisions

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
CURRENT
Lease contributions	423	412
Onerous contracts	49	264
Make good	921	430
	1,393	1,106

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s
NON-CURRENT
Lease contributions	723	910
Make good	1,442	1,801
	2,165	2,711

	Lease contributions NZ $000’s	Onerous contracts NZ $000’s	Make good NZ $000’s	Total NZ $000’s
Opening balance at 1 February 2018	1,322	264	2,231	3,817
Additional provisions recognised	573	-	181	754
Unused amounts reversed	-	-	(68)	(68)
Unwinding of discounts	-	-	28	28
Amounts used during the year	(619)	(215)	-	(834)
Exchange differences	(130)	-	(9)	(139)
Balance at 31 July 2018	1,146	49	2,363	3,558

Opening balance at 1 July 2017	997	369	2,066	3,432
Additional provisions recognised	584	-	595	1,179
Unused amounts reversed	-	-	(662)	(662)
Unwinding of discounts	-	-	271	271
Amounts used during the year	(293)	(105)	(77)	(475)
Exchange differences	34	-	38	72
Balance at 31 January 2018	1,322	264	2,231	3,817

Make good

In accordance with certain lease agreements, the Group must refurbish and restore the lease premises to a condition agreed with the landlord at the end of the lease term or as prescribed. The provision has been calculated using a pre-tax discount rate of 2% (31 January 2018: 2%), and other market assumptions and re-assessed annually.

FS-36

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

14	Share Capital

	31 July 2018 NZ $000’s	31 January 2018 NZ $000’s

20,952,824 (31 January 2018: 306,028) Ordinary shares	116,491	68,727

Ordinary shares
	6 months to 31 July 2018 NZ $000’s	6 months to 31 January 2018 NZ $000’s

At the beginning of the reporting period	68,727	40,667
Issuance of ordinary shares:
- Cash collected	17,165	10,271
- Settle Shareholder loan	12,244	-
- Shares issued in lieu of consultancy fee	692	-
Convertible notes converted	4,159	17,789
Business combination with Naked Brand Group Inc.	14,196	-
At the end of the reporting period	117,183	68,727

The holders of ordinary shares are entitled to participate in dividends and the proceeds on winding up of the Company. On a show of hands at meetings of the Company, each holder of ordinary shares has one vote in person or by proxy, and upon a poll each share is entitled to one vote.

The Company does not have authorised capital or par value in respect of its shares.

	For the Year Ended 31 July 2018 Number	For the 6 Months Ended 31 January 2018 Number

Naked Brand Group Limited shares issued on close of the merger between Bendon Limited and Naked Brand Group Inc.
- Bendon shareholders	18,617,719	305,136
- Naked shareholders	2,068,438	-
Shares issued during the period	266,667	-
At the end of the period	20,952,824	305,136

The number of shares for the 6 months ended 31 January 2018 relates to the pre-merger entity Bendon Limited.

FS-37

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

15	Business Combination

On 19th June 2018, Bendon Limited (Bendon) and Naked Brand Group Inc. (Naked) completed a business combination pursuant to the Merger Agreement. The business combination was executed after Bendon Limited reorganised its group and inserted a new entity as its parent entity in which the Bendon shareholders rolled over their shares into the new entity. The new parent entity is called Naked Brand Group Limited. Bendon Limited was considered the accounting acquirer of the consolidated group and the consolidated accounts represents a continuation of the Bendon Limited financial statements.

Pursuant to the Merger Agreement, (i) Bendon undertook a reorganization (the “Reorganization”) pursuant to which all of the shareholders of Bendon Limited exchanged all of the outstanding ordinary shares of Bendon Limited (the “Bendon Ordinary Shares”) for ordinary shares in Naked Brand Group Limited (“Naked Brand Group Ordinary Shares”), and (ii) immediately thereafter, the parties effectuated a merger of Merger Sub and Naked, with Naked surviving as a wholly owned subsidiary of Naked Brand Group Limited and the Naked stockholders receiving Naked Brand Group Ordinary Shares in exchange for all of the outstanding shares of common stock of Naked (the “Merger” and together with the Reorganization, the “Transactions”).

Details of the purchase consideration, the net assets acquired and goodwill are as follows:

$’000
Purchase consideration:
Shares issued (2,068,438 shares at $6.86 per share fair value)	14,196
Total purchase consideration	14,196

The assets and liabilities recognised as a result of the acquisition are as follows:

Fair value $’000
Cash	592
Trade and other receivables	4,186
Inventories	1,810
Intangible assets
- Brand	2,200
- Customer relationships	526
Trade and other payables	(916)
Net identifiable assets acquired	8,398
Add: goodwill	5,798
Net assets acquired	14,196

There were no acquisitions in the year ended 31 July 2017.

(a)	Acquisition-related costs

Acquisition-related costs of $3,739,279 that were not directly attributable to the issue of shares are included in administrative expenses in profit or loss and in operating cash flows in the statement of cash flows. In addition, Naked Brand Group Limited issued 100,886 shares at a price of $6.86 per share to the value of $692,000 to advisors as part of their consultancy in lieu of cash payment.

(b)	Revenue and profit contribution

The acquired business contributed revenues of $324,615 and net loss of $539,982 to the group for the period from 19 June 2018 to 31 July 2018. If the acquisition occurred on 1 February 2018, the full half year revenue of the combined group would have been $58,799,189 and loss of $25,436,507.

(c)	Provisional accounting

The initial accounting for the business combination is incomplete at the time of the end of the reporting period and as a result the Company will retrospectively adopt the provisional amounts recognised at the acquisition date to reflect new information obtained about facts and circumstance that existed as at the acquisition date. The measurement period ends as soon the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtained. The measurement shall not exceed one year from the acquisition date.

FS-38

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

16	Earnings per Share

	(a)	Basic and diluted loss per share

	6 months to 31 July 2018 NZ $	6 months to 31 July 2017 NZ $

From continuing operations attributable to the ordinary equity holders of the company	(1.28)	(0.89)
Total basic and diluted loss per share attributable to the ordinary equity holders of the company	(1.28)	(0.89)

All convertible notes issued during the period are not included in the calculation of diluted loss per share because they are antidilutive in nature for the period ended 31 January 2018. These notes could potentially dilute earnings/loss per share in the future.

(b)	Reconciliation of loss used in calculating earnings per share

	6 months to 31 July 2018 NZ $000’s	6 months to 31 July 2017 NZ $000’s

Basic and diluted loss per share
Profit/(loss) attributable to the ordinary equity holders of the company used in calculating basic earnings per share:	(26,515)	(18,456)

(c)	Weighted average number of shares used as the denominator

	31 July 2018 Number	31 July 2017 Number*
Weighted average number of ordinary shares used as the denominator in calculating basic and diluted loss per share	20,692,359	20,692,359

* Pursuant to the Merger Agreement between Bendon Limited and Naked Brands Inc and resulting e stock consolidation on 19 June 2018 the calculation of basic and diluted earnings per share for 2017 has been adjusted retrospectively. Number of ordinary shares outstanding has been adjusted to reflect the proportionate change in the number of shares.

FS-39

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

17	Fair Value Measurement

The Group measures the following assets and liabilities at fair value on a recurring basis:

	●	Financial assets - derivative financial instruments
	●	Financial liabilities - derivative financial instruments

Fair value hierarchy

All assets and liabilities measured at fair value to be assigned to a level in the fair value hierarchy as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date.
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	Unobservable inputs for the asset or liability.

FS-40

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

17	Fair Value Management

Fair value hierarchy

The table below shows the assigned level for each asset and liability held at fair value by the Group:

	Level 1 NZ$000’s	Level 2 NZ$000’s	Level 3 NZ$000’s	Total
31 July 2018
Recurring fair value measurements

Financial assets
Foreign exchange contracts	-	220	-	220

Financial liabilities
Foreign exchange contracts	-	-	-	-
Derivative on Convertible Notes	-	-	-	-

31 January 2018
Recurring fair value measurements

Financial assets
Foreign exchange contracts	-	-	-	-

Financial liabilities
Foreign exchange contracts	-	2,087	-	2,087
Derivative on Convertible Notes	-	-	1,110	1,110

There were no transfers between levels during the financial periods.

The carrying amount of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature. Bank loans approximate fair value of the carrying amount on the basis of the variable nature of the interest rates associated with the loans.

Valuation techniques for fair value measurements categorised within level 2

The fair value of derivative financial instruments is determined using valuation techniques which maximise the use of observable market data where it is available and relies as little as possible on entity specific estimates.

Valuation techniques for fair value measurements categorised within level 3

The fair value of the derivative on convertible notes was determined using a Black-Scholes model. Measurement inputs include share price on measurement date, expected term of the instrument, risk free rate, expected volatility and expected dividend rate. The Company used valuations specialists to perform these valuations.

Fair value measurements using significant unobservable movements (level 3)

The following table presents the changes in level 3 instruments for the year ended 31 July 2018.

Convertible note liability NZ$000’s
Balance at 31 January 2018	1,110
Changes in fair value	-
Conversion	(1,110)
Balance at 31 July 2018	-

FS-41

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

18	Related Parties

(a)	The Group’s main related parties are as follows:

Cullen Group is incorporated in New Zealand and owns 6.9% of Naked Brand Group Limited (31 January 2018: 71.8% of Bendon Limited).

Key management personnel

Other related parties include close family members of key management personnel and entities that are controlled or significantly influenced by those key management personnel or their close family members.

(b)	Loans to/from related parties

	Opening balance NZ$	Closing balance NZ$	Interest not charged NZ$	Interest paid/payable NZ$	Impairment NZ$

Loans to related parties
Cullen Investments Limited - 31 July 2018	11,535,677	12,791,201
Cullen Investments Limited - 31 January 2018	13,051,321	11,535,677	-	-	-
Whitespace Atelier Limited - 31 July 2018	272,665	722,385
Whitespace Atelier Limited - 31 January 2018	-	272,665	-	-	-
FOH Online Inc. - 31 July 2018	3,518,009	2,488,487
FOH Online Inc. - 31 January 2018	-	3,518,009	-	-	-

Loans from related parties
Naked Inc. - 31 July 2018	(1,368,577)	-
Naked Inc. - 31 January 2018	-	(1,368,577)	-	-	-

During the period presented transactions with Cullen Investments Limited include Cullen Investments Limited costs paid by the Group of $1,255,524 (31 January 2018: a recovery of $1,515,644), which does not relate to Bendon Ltd’s trading such as director costs and employee time.

Whitespace Atelier Limited (“Whitespace”) is owned by a KMP at Bendon Limited. Beginning 1 Feb 2017, Whitespace was engaged by the Group to procure stock from various suppliers at competitive prices. During the year ended 31 July 2018, purchases amounting to $6,687,559 (6 months to 31 January 2018: $11,283,526) have been made from Whitespace. As at 31 July 2018, the Group has made prepayments to Whitespace amounting to $722,385 (31 January 2018: 272,665).

Subsequent to the merger with Naked Brand Group Inc. on 19th June 2018, Naked Brand Group Inc. became part of the Group as at 31 July 2018. The balances between the subsidiaries are eliminated in the Group Balance Sheet (31 January 2018: $1,368,557).

FOH Online Corp is owned by Cullen Invenstment Limited who owns 6.9% shares of Naked Brand Group Limited. Under the current licence agreement between FOH Online Corp and Bendon Limited, the consolidated statement of comprehensive income for the half year ended 31 July 2018 includes revenue and net loss before tax of $11,233,239 (6 months to 31 July 2017: nil) and $952,729 (6 months to 31 July 2017: nil) respectively . As at 31 July 2018, the Group has a receivable balance with FOH Online Corp. of $2,488,487 (31 January 2018: $3,518,009).

FS-42

Naked Brand Group Limited

Notes to the Condensed Unaudited Consolidated Financial Statements

For the Half Year Ended 31 July 2018

19	Events occurring after the reporting date

Subsequent to the end of the financial period, the Company issued 3,116,645 shares at an average price of $2.24 per share to the value of US$6.98 million. These proceeds were used as working capital in the business.

As at the date of this report, Company is in negotiations with its Bankers to reset the loan covenants and extend the Loan to beyond the expiry of it’s current terms of 30 June 2019.

On 15th August 2018, the Company filed a F1 Registration statement relating to the resale of up to 12,752,951 ordinary shares, no par value, of Naked Brand Group Limited and up to 1,293,892 Ordinary Shares issuable upon exercise of outstanding warrants. The securities were issued in connection with one or more private placements and placements that occurred outside the United States and the Company will not receive any proceeds from the sale of the securities under this prospectus. However, the Company could receive up to USD$4,852,095 in gross proceeds if all of the warrants held by three of the Selling Shareholders are exercised for cash. We are still evaluating the accounting and financial reporting treatment of this transaction.

On November 15, 2018, we and our wholly-owned subsidiary, Bendon, entered into a Stock Purchase Agreement with the shareholders of FOH Online Corp. (“FOH”), including Cullen Investments Limited (“Cullen”), a significant shareholder of the Company. Pursuant to the agreement, on December 6, 2018, we purchased all of the issued and outstanding shares of FOH, in order to gain direct ownership of the Frederick’s of Hollywood license arrangement FOH had with Authentic Brands Group (“ABG”). The Naked Group previously marketed merchandise under the Frederick’s of Hollywood brand through a sub-license arrangement with FOH. As a result of the acquisition of FOH, the Naked Brands Group now has a direct relationship with ABG in relation to the Frederick’s of Hollywood license. Under the terms of the agreement, we paid a purchase price of approximately US$18.2 million, as follows (i) Bendon forgave debt owed to it by FOH and Cullen, in the aggregate amount of approximately US$9.9 million, and (ii) we issued 3,765,087 of our Ordinary Shares to FOH’s shareholders, valued at a price per share of US$2.20. We also agreed to satisfy certain obligations with respect to certain claims involving the parties. A portion of the Ordinary Shares issued to FOH’s shareholders are held in trust and may be released to Cullen to the extent not applied in satisfaction of such claims. We are still evaluating the accounting and financial reporting treatment of this transaction.

FS-43

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Bendon Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bendon Limited (the “Company”) and its subsidiaries as of January 31, 2018, January 31, 2017, June 30, 2016 and June 30, 2015, and the related consolidated statements of profit or loss and other comprehensive income, of changes in equity, and of cash flows for the year ended January 31, 2018, the seven months ended January 31, 2017, the year ended June 30, 2016, and the year ended June 30, 2015, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2018, January 31, 2017, June 30, 2016, and June 30, 2015 and the results of their operations and their cash flows for the year ended January 31, 2018, the seven months ended January 31, 2017, the year ended June 30, 2016, and the year ended June 30, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and cash outflows from operations, has a net working capital deficiency, has breached debt covenants and other matters that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers

Sydney, Australia

June 29, 2018, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2, as to which the date is February 22, 2019.

We have served as the Company’s auditor since 2016.

PricewaterhouseCoopers, ABN 52 780 433 757

One International Towers Sydney, Watermans Quay, Barangaroo NSW 2000, GPO BOX 2650 Sydney NSW 2001

T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Level 11, 1PSQ, 169 Macquarie Street, Parramatta NSW 2150, PO Box 1155 Parramatta NSW 2124

T: +61 2 9659 2476, F: +61 2 8266 9999, www.pwc.com.au

FS-44

Bendon Limited

Consolidated Statements of Profit or Loss and Other Comprehensive Income

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

			For the 7
		For the	Months	For	For
		Year	Ended 31	the Year	the Year
		Ended 31	January	Ended 30	Ended 30
		January 2018	2017	June 2016	June 2015
	Note	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Revenue	4	131,388	96,284	151,000	138,838
Cost of goods sold		(87,459)	(57,144)	(83,525)	(79,031)
Gross profit		43,929	39,140	67,475	59,807
Brand management		(53,653)	(32,040)	(48,362)	(42,203)
Administrative expenses		(4,131)	(2,383)	(4,090)	(4,691)
Corporate expenses		(12,851)	(8,082)	(13,002)	(13,940)
Finance expense	5	(8,791)	(6,238)	(10,409)	(5,870)
Brand transition, restructure and transaction expenses	5	(3,272)	(1,321)	(2,232)	(12,182)
Impairment expense	5	(1,914)	(292)	(2,157)	-
Other foreign currency gains/(losses)	5	757	(3,306)	(2,423)	4,700
Fair value gain/(loss) on Convertible Notes derivative		2,393	(592)	-	-

Loss before income tax		(37,533)	(15,114)	(15,200)	(14,379)
Income tax (expense)/benefit	6	(60)	(865)	(5,546)	1,274

Loss for the period		(37,593)	(15,979)	(20,746)	(13,105)

Other comprehensive income

Items that may be reclassified to profit or loss
Exchange differences on translation of foreign operations	19	148	(29)	31	(93)

Other comprehensive income/(loss) for the period, net of tax		148	(29)	31	(93)

Total comprehensive (loss) for the period		(37,445)	(16,008)	(20,715)	(13,198)
Total comprehensive (loss) attributable to:
Owners of Bendon Limited		(37,445)	(16,008)	(20,715)	(13,198)

Loss per share for loss from continuing operations attributable to the ordinary equity holders of the company:
Basic loss per share (NZ$)	20	(131.38)	(60.54)	(82.86)	(52.79)
Diluted loss per share (NZ$)	20	(131.38)	(60.54)	(82.86)	(52.79)

The above consolidated statements of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

FS-45

Bendon Limited

Consolidated Balance Sheets

As at 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

		31 January	31 January	30 June	30 June
		2018	2017	2016	2015
	Note	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

ASSETS
CURRENT ASSETS
Cash and cash equivalents	8	10,739	2,644	4,193	1,246
Trade and other receivables	9	13,165	28,090	23,341	16,821
Inventories	10	31,113	37,751	37,572	45,660
Derivative financial instruments	13	-	-	-	2,289
Current tax receivable		-	52	88	-
Related party receivables	31	15,326	13,051	9,613	4,010
TOTAL CURRENT ASSETS		70,343	81,588	74,807	70,026

NON-CURRENT ASSETS
Property, plant and equipment	11	4,741	4,964	6,209	6,853
Deferred tax assets	25	-	-	-	5,589
Intangible assets	12	13,012	14,680	14,575	17,381
TOTAL NON-CURRENT ASSETS		17,753	19,644	20,784	29,823
TOTAL ASSETS		88,096	101,232	95,591	99,849

LIABILITIES
CURRENT LIABILITIES
Trade and other payables	15	32,516	28,566	26,815	36,550
Borrowings	16	52,121	68,998	61,593	56,273
Foreign currency derivative financial instruments	13	2,087	4,188	5,531	1
Derivative on Convertible Notes	14	1,110	4,112	-	-
Current tax liabilities		786	635	-	483
Provisions	17	1,106	1,528	855	786
Related party payables	31	1,369	-	-	-
TOTAL CURRENT LIABILITIES		91,095	108,027	94,794	94,093

NON-CURRENT LIABILITIES
Trade and other payables	15	-	-	118	150
Borrowings	16	-	-	16,000	-
Provisions	17	2,711	2,249	2,555	2,767
TOTAL NON-CURRENT LIABILITIES		2,711	2,249	18,673	2,917
TOTAL LIABILITIES		93,806	110,276	113,467	97,010
NET ASSETS/(LIABILITIES)		(5,710)	(9,044)	(17,876)	2,839

EQUITY
Share capital	18	68,727	27,948	3,108	3,108
Other reserves	19	(2,006)	(2,154)	(2,125)	(2,156)
Accumulated profit/(losses)	21	(72,431)	(34,838)	(18,859)	1,887
TOTAL EQUITY		(5,710)	(9,044)	(17,876)	2,839

The above consolidated balance sheets should be read in conjunction with the accompanying notes.

FS-46

Bendon Limited

Consolidated Statements of Changes in Equity

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

		Retained	Foreign
		Earnings/	Currency
	Ordinary	(Accumulated	Translation
	Shares	Losses)	Reserve	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Balance at 1 July 2014	3,108	14,992	(2,063)	16,037
Loss for the year	-	(13,105)	-	(13,105)
Other comprehensive loss for the year	-	-	(93)	(93)
Balance at 30 June 2015	3,108	1,887	(2,156)	2,839

Balance at 1 July 2015	3,108	1,887	(2,156)	2,839
Loss for the year	-	(20,746)	-	(20,746)
Other comprehensive income for the year	-	-	31	31
Balance at 30 June 2016	3,108	(18,859)	(2,125)	(17,876)

Balance at 1 July 2016	3,108	(18,859)	(2,125)	(17,876)
Loss for the period	-	(15,979)	-	(15,979)
Other comprehensive loss for the period	-	-	(29)	(29)

Transactions with owners in their capacity as owners
Issuance new shares	24,840	-	-	24,840
Balance at 31 January 2017	27,948	(34,838)	(2,154)	(9,044)

Balance at 1 February 2017	27,948	(34,838)	(2,154)	(9,044)
Loss for the year	-	(37,593)	-	(37,593)
Other comprehensive income for the year	-	-	148	148

Transactions with owners in their capacity as owners
Issuance new shares	22,990	-	-	22,990
Value of conversion rights - convertible notes	17,789	-	-	17,789
Balance 31 January 2018	68,727	(72,431)	(2,006)	(5,710)

The above consolidated statements of changes in equity should be read in conjunction with the accompanying notes.

FS-47

Bendon Limited

Consolidated Statements of Cash Flows

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

			For the 7
		For the Year	Months Ended 31	For the Year	For the Year
		Ended 31	January	Ended 30	Ended 30
		January 2018	2017	June 2016	June 2015
	Note	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

CASH FLOWS FROM OPERATING ACTIVITIES:
Receipts from customers		159,042	92,066	160,880	158,133
Payments to suppliers and employees		(160,774)	(101,913)	(165,549)	(176,538)
Proceeds from/(payments for) settlement of financial assets at fair value through profit or loss		(2,530)	(3,476)	159	2,055
Income taxes paid		146	(195)	(530)	(849)
Net cash (outflow) from operating activities	32	(4,116)	(13,518)	(5,040)	(17,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for intangible asset		(118)	(351)	(475)	(1,093)
Payments for property, plant and equipment		(2,194)	(723)	(2,703)	(4,701)
Net cash (outflow) from investing activities		(2,312)	(1,074)	(3,178)	(5,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issue of shares		22,721	-	-	-
Proceeds from borrowings - Bank		463	1,940	62,127	27,402
Proceeds from borrowings - Convertible notes issue		4,521	16,474	-	-
Repayment of borrowings - Bank		(9,684)	(2,832)	(46,986)	(4,286)
Debt issuance costs		(107)	(367)	(750)	(66)
Interest paid		(3,418)	(2,133)	(3,140)	(2,526)
Net cash inflow from financing activities		14,496	13,082	11,251	20,524

Net increase/(decrease) in cash and cash equivalents held		8,068	(1,510)	3,033	(2,469)
Cash and cash equivalents at the beginning of the year		2,644	4,193	1,246	3,624
Effects of exchange rate changes on cash and cash equivalents		27	(39)	(86)	91
Cash and cash equivalents at the end of the year	8	10,739	2,644	4,193	1,246

The above consolidated statements of cash flows should be read in conjunction with the accompanying notes.

FS-48

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

Description of business

Bendon Limited (“the Company”) is a designer, distributor, wholesaler and retailer of women’s and men’s intimates apparel globally. The Company sells its merchandise through retail and outlet stores in New Zealand and Australia, wholesale operations in New Zealand, Australia, the United States and Europe, and through online channels. The Company operates both licenced and owned brands, including the following:

Licenced brands:

Heidi Klum

Stella McCartney

Fredericks of Hollywood

Owned brands:

Pleasure State

Davenport

Lovable

Bendon

Fayreform

VaVoom

Evollove

Hickory

The financial report covers Bendon Limited and its controlled entities (‘the Group’). Bendon Limited is a for-profit Company, incorporated and domiciled in New Zealand.

The financial report was authorised for issue by the Directors on 28 June 2018. Since then there have been developments in relation to the going concern described in Note 2(a). Which has been updated in this financial report. This financial report was authorised for issue by the Directors on 22 February 2019.”

Comparatives are consistent with prior periods, unless otherwise stated.

The amounts in the financial statements have been rounded to the nearest thousand dollars.

1	Basis of Preparation

The Company has presented its consolidated financial statements as of 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015 and the periods then ended in accordance with Tier 1 For- Profit Accounting Standards, NZ IFRS, which are also in compliance with IFRS as issued by the IASB and collectively refer to international accounting and financial reporting standards (IASs and IFRSs) and to interpretations of the Interpretations Committees (SIC and IFRIC) for their filing into New Zealand Companies Office.

The consolidated financial statements as of 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015 and for the periods then ended are in compliance with IFRS as issued by the IASB.

(a)	Historical cost convention

The financial statements are based on historical costs, except for the measurement at fair value of selected financial assets and financial liabilities.

FS-49

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(a)	Going concern

The financial statements have been prepared on the basis of going concern which contemplates continuity of normal business activities and the realisation of assets and settlement of liabilities in the ordinary course of business.

For the financial year ended 31 January 2018 the Group experienced a loss after income tax from continuing operations of NZ$37.593 million and operating cash outflows of NZ$4.116 million. As at 31 January 2018, the business is in a net current liability position of NZ$20.752 million and has negative net assets of $5.710 million.

For the half year ended 31 July 2018 the Group experienced a loss after income tax from continuing operations of NZ$26.094 million and operating cash outflows of NZ$5.427 million. As at 31 July 2018, the business is in a net current liability position of NZ$2.944 million and has net assets of $16.232 million.

The business continued to experience losses in the 31 January 2018 financial year as a result of reduced revenue from wholesale customers, increased rebates and discounts, and the plateauing of sales in retail outlets. The business is experiencing challenging trading conditions which have been impacted by the cancellation of the Stella McCartney licence held by the Company which expired on 30 June 2018, the lack of working capital to purchase sufficient levels of inventory required for trading, reduced customer foot traffic in retail stores and outlets, and a reduction of revenue from wholesale customers. The business has continued to accumulated trade creditors that are trading beyond their original credit terms and has also breached its Bank debt loan covenants during and since the half year period, and has yet to finalise a revised banking facility agreement to provide the company with sufficient funding to continue as a going concern.

In response management has taken steps to raise further capital to fund new inventory that will restock stores and supply wholesale customers and to bring creditors back into term. This capital raising/recapitalisation is continuing at the time of this report. Management has also engaged in restructuring the businesses operations including reducing costs across distribution channels, renegotiating supplier contracts, resetting customer supply commitments, updating leadership roles including appointing a new CEO for the operating business, and managing the opening of new stores. The impact from the proposed capital raising and the restructure will take time generate positive cash flows from operations. The Group expects the business will trend to be cash flow positive by November 2019.

Since the end of the period, the Group has raised further equity which has been used to support the working capital requirements of the Group, reduce the cost of finance, fund the losses and reduce outstanding amounts to aged creditors.

In addition to attempting to raise new capital, the Group has been negotiating a new Bank borrowing facility agreement to replace the facilities last reported as at 31 July 2018.The new facility is expected to be subject to covenants and is likely to be a rolling 12 month facility subject to review at the end of each year. The Group is expecting a term sheet by the end of February 2019.

The Bank facilities last reported as at 31 July 2018 are presented on the Balance Sheet as a current liability due to the facilities having breached covenants. The amount outstanding as at that date amounted to $20m.

The directors have also considered the Loan Agreement from its previous major shareholder Cullen Investments Limited (“Cullen”) and has been advised by Cullen that due to some changes with Cullen’s financial circumstances Cullen is not likely to be a reliable source of funding and as a result the directors have decided to pursue new capital raising activities and not rely on Cullen.

Despite the ongoing losses and the other negative financial conditions, the Directors are confident that the Company will continue as a going concern. However, while the Directors are confident of continuing as a going concern and meeting its debt obligation to its Bank and creditor commitments as they fall due, the going concern is dependent upon the Directors and Company being successful in:

●	Raising further capital of at least NZ$36 million and collecting it between March 2019 and July 2019;

●	Reducing overheads, increasing revenue and gross profit margin that leads to a reduction in the current cash outflow being incurred each month to reach a cash flow positive position by November 2019. ;

●	Renegotiating the current bank facilities of $20 million to a facility that is at least a 12 month facility, reviewed annually, and is subject to amortisation of $2.5 million per quarter commencing April 2019; and

●	Continue to receive support from creditors to delay payment until the company has adequate facilities to commence a repayment arrangement.

As a result the viability of the Group is dependent on the above matters, and there is a substantial doubt about the Company’s ability to continue as a going concern. However, the Directors’ believe that the Group will be successful in the above matters and, accordingly, have prepared the report on a going concern basis.

FS-50

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(b)	Basis for consolidation

Subsidiaries

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

When the group ceases to consolidate or equity account for an investment because of a loss of control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value with the change in carrying amount recognised in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

If the ownership interest in a joint venture or an associate is reduced but joint control or significant influence is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

(c)	Business combinations

Business combinations are accounted for by applying the acquisition method which requires an acquiring entity to be identified in all cases. The acquisition date under this method is the date that the acquiring entity obtains control over the acquired entity.

The fair value of identifiable assets and liabilities acquired are recognised in the consolidated financial statements at the acquisition date.

FS-51

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(c)	Business combinations

Goodwill or a gain on bargain purchase may arise on the acquisition date, this is calculated by comparing the consideration transferred and the amount of non-controlling interest in the acquiree with the fair value of the net identifiable assets acquired. Where consideration is greater than the net assets acquired, the excess is recorded as goodwill. Where the net assets acquired are greater than the consideration, the measurement basis of the net assets are reassessed and then a gain from bargain purchase recognised in profit or loss.

All acquisition-related costs are recognised as expenses in the periods in which the costs are incurred except for costs to issue debt or equity securities.

Any contingent consideration which forms part of the combination is recognised at fair value at the acquisition date. If the contingent consideration is classified as equity then it is not remeasured and the settlement is accounted for within equity. Otherwise subsequent changes in the value of the contingent consideration liability are measured through profit or loss.

(d)	Income Tax

The tax expense/(benefit) recognised in the consolidated statements of profit or loss and other comprehensive income comprises of current income tax expense plus deferred tax expense/(benefit).

Current tax is the amount of income taxes payable/(recoverable) in respect of the taxable profit/(loss) for the period and is measured at the amount expected to be paid to/(recovered from) the taxation authorities, using the tax rates and laws that have been enacted or substantively enacted by each jurisdiction by the end of the reporting period. Current tax liabilities/(assets) are measured at the amounts expected to be paid to/(recovered from) the relevant taxation authority.

Deferred tax is provided on temporary differences which are determined by comparing the carrying amounts of tax bases of assets and liabilities to the carrying amounts in the consolidated financial statements.

Deferred tax is not provided for the following:

●	The initial recognition of an asset or liability in a transaction that is not a business combination and at the time of the transaction, affects neither accounting profit nor taxable profit/(tax loss).

●	Taxable temporary differences arising on the initial recognition of goodwill.

●	Temporary differences related to investment in subsidiaries, associates and jointly controlled entities to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by each jurisdiction by the end of the reporting period.

Deferred tax assets are recognised for all deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and losses can be utilised.

Current and deferred tax is recognised as income or an expense and included in profit or loss for the period except where the tax arises from a transaction which is recognised in other comprehensive income or equity, in which case the tax is recognised in other comprehensive income or equity respectively.

FS-52

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(d)	Income Tax

In determining the amount of current and deferred income tax, the Company takes into account the impact of uncertain income tax positions and whether additional taxes and interest may be due. This assessment relies on estimates and assumptions and may involve a series of judgements about future events. New information may become available that causes the Company to change its judgement regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact the income tax expense in the period that such a determination is made.

(e)	Leases

Leases of fixed assets where substantially all the risks and benefits incidental to the ownership of the asset, but not the legal ownership that are transferred to entities in the Group, are classified as finance leases.

Finance leases are capitalised by recording an asset and a liability at the lower of the amounts equal to the fair value of the leased property or the present value of the minimum lease payments, including any guaranteed residual values. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the period.

Lease payments for operating leases, where substantially all of the risks and benefits remain with the lessor, are charged as expenses on a straight-line basis over the life of the lease term.

Lease incentives under operating leases are recognised as a liability and amortised on a straight-line basis over the life of the lease term.

(f)	Revenue and other income

Revenue is recognised when the amount of the revenue can be measured reliably, it is probable that economic benefits associated with the transaction will flow to the Group and specific criteria relating to the type of revenue as noted below, has been satisfied.

Revenue is measured at the fair value of the consideration received or receivable and is presented net of returns, discounts and rebates. The Group assess the expected customer returns and rebates according to the specific information in its possession and its past experience in similar cases.

Sale of goods

Sales of goods through retail stores, e-commerce and wholesale channels are recognised when there has been a transfer of risk and rewards to the customer. Risks and rewards transfer at point of sale for retail stores sales. For wholesale and e-commerce sales, risks and rewards are transferred when goods are delivered to customers, and therefore reflects an estimate of shipments that have not been received at year end based on shipping terms and historical delivery times. The company also provides a reserve for projected merchandise returns based on prior experience.

The company sells gift cards to customers. The company recognises revenue from gift cards when they are redeemed by the customers. In addition, the company recognises revenue on unredeemed gift cards after one year when the gift cards have expired.

Interest revenue

Interest is recognised using the effective interest method.

Dividend revenue

Dividends are recognised when the entity’s right to receive payment is established.

FS-53

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(f)	Revenue and other income

Rendering of services

Revenue from service transactions are recognised as services are performed.

Other income

Other income is recognised on an accruals basis when the Group is entitled to it.

(g)	Brand management, administrative and corporate expenses

Corporate expenses includes head office costs such as human resources, finance team and rental costs. Administrative expenses includes depreciation and amortisation, as well as professional accounting fees. Brand management expenses includes other costs incurred in selling products, including advertising, design and retail store occupancy and payroll.

(h)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowing pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised as an expense in the period in which they are incurred.

(i)	Inventories

Inventories are measured at the lower of cost and net realisable value. Cost of inventory is determined using the weighted average costs basis and is net of any rebates and discounts received. Net realisable value represents the estimated selling price for inventories less costs necessary to make the sale. Net realisable value is estimated using the most reliable evidence available at the reporting date and inventory is written down through an obsolescence provision if necessary.

(j)	Property, plant and equipment

Plant and equipment

Plant and equipment are measured using the cost model.

Under the cost model the asset is carried at its cost less any accumulated depreciation and any impairment losses. Costs include purchase price and other directly attributable costs associated with locating the asset to the installation site, where applicable.

Depreciation

Property, plant and equipment, is depreciated on a straight-line basis over the assets useful life to the Group, commencing when the asset is ready for use.

The estimated useful lives used for each class of depreciable asset are shown below:

Fixed asset class	Useful life
Leasehold improvements	1 - 10 years
Plant, furniture, fittings and motor vehicles	3 - 7 years

FS-54

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(j)	Property, plant and equipment

At the end of each annual reporting period, the depreciation method, useful life and residual value of each asset is reviewed. Any revisions are accounted for prospectively as a change in accounting estimate.

(k)	Financial instruments

Financial instruments are recognised initially using trade date accounting, i.e. on the date that the Group becomes party to the contractual provisions of the instrument.

On initial recognition, all financial instruments are measured at fair value plus transaction costs (except for instruments measured at fair value through profit or loss where transaction costs are expensed as incurred).

Financial Assets

Financial assets are divided into the following categories which are described in detail below:

●	loans and receivables; and
●	financial assets at fair value through profit or loss.

Financial assets are assigned to the different categories on initial recognition, depending on the characteristics of the instrument and its purpose. A financial instrument’s category is relevant to the way it is measured and whether any resulting income and expenses are recognised in profit or loss or in other comprehensive income.

All income and expenses relating to financial assets are recognised in the consolidated statements of profit or loss and other comprehensive income in the ‘finance income’ or ‘finance costs’ line item respectively.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise principally through the provision of goods and services to customers but also incorporate other types of contractual monetary assets.

After initial recognition these are measured at amortised cost using the effective interest method, less provision for impairment. Any change in their value is recognised in profit or loss.

The Group’s trade and other receivables fall into this category of financial instruments.

FS-55

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(k)	Financial instruments

Significant receivables are considered for impairment on an individual asset basis when they are past due at the reporting date or when objective evidence is received that a specific counterparty will default.

The amount of the impairment is the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable.

In some circumstances, the Group renegotiates repayment terms with customers which may lead to changes in the timing of the payments, the Group does not necessarily consider the balance to be impaired, however assessment is made on a case-by-case basis.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets:

●	acquired principally for the purpose of selling in the near future
●	designated by the entity to be carried at fair value through profit or loss upon initial recognition or
●	which are derivatives not qualifying for hedge accounting.

The Group has some derivatives which are classified as financial assets at fair value through profit or loss.

Assets included within this category are carried in the consolidated balance sheets at fair value with changes in fair value recognised in finance income or expenses in profit or loss.

Any gain or loss arising from derivative financial instruments is based on changes in fair value, which is determined by direct reference to active market transactions or using a valuation technique where no active market exists.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at fair value through profit or loss’ or other financial liabilities depending on the purpose for which the liability was acquired. Although the Group uses derivative financial instruments in economic hedges of currency and interest rate risk, it does not hedge account for these transactions.

The Group’s financial liabilities include borrowings, trade and other payables (including finance lease liabilities), which are measured at amortised cost using the effective interest rate method.

All of the Group’s derivative financial instruments that are not designated as hedging instruments are accounted for at fair value through profit or loss.

Impairment of financial assets

At the end of the reporting period the Group assesses whether there is any objective evidence that a financial asset or group of financial assets is impaired.

Financial assets at amortised cost

If there is objective evidence that an impairment loss on financial assets carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the financial assets original effective interest rate.

Impairment on loans and receivables is reduced through the use of an allowance accounts, all other impairment losses on financial assets at amortised cost are taken directly to the asset.

Subsequent recoveries of amounts previously written off are credited against other expenses in profit or loss.

FS-56

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(l)	Impairment of non-financial assets

At the end of each reporting period the Group determines whether there is an evidence of an impairment indicator for non-financial assets.

Where an indicator exists and regardless for goodwill, indefinite life intangible assets and intangible assets not yet available for use, the recoverable amount of the asset is estimated.

Where assets do not operate independently of other assets, the recoverable amount of the relevant cash-generating unit (CGU) is estimated.

The recoverable amount of an asset or CGU is the higher of the fair value less costs of disposal and the value in use. Value in use is the present value of the future cash flows expected to be derived from an asset or cash-generating unit.

Where the recoverable amount is less than the carrying amount, an impairment loss is recognised in profit or loss.

Reversal indicators are considered in subsequent periods for all assets which have suffered an impairment loss, except for goodwill.

(m)	Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities in the balance sheet.

(n)	Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

(o)	Trade and other payables

These amounts represent liabilities for goods and services provided to the group prior to the end of financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

(p)	Intangibles

Goodwill

Goodwill is carried at cost less accumulated impairment losses. Goodwill is calculated as the excess of the sum of:

i)	the consideration transferred;
ii)	any non-controlling interest; and
iii)	the acquisition date fair value of any previously held equity interest;

over the acquisition date fair value of net identifiable assets acquired in a business combination.

The value of goodwill recognised on acquisition of each subsidiary in which the Group holds less than a 100% interest will depend on the method adopted in measuring the aforementioned non-controlling interest. The Group can elect to measure the non-controlling interest in the acquiree either at fair value (‘full goodwill method’) or at the non-controlling interest’s proportionate share of the subsidiary’s identifiable net assets (‘proportionate interest method’). The Group determines which method to adopt for each acquisition.

FS-57

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(p)	Intangibles

Patents and licences

Separately acquired patents and licences are shown at historical cost. Licenses and customer contracts acquired in a business combination are recognised at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortisation and impairment losses. Licence fees have an estimated useful life of 5 years.

Software

Software has a finite life and is carried at cost less any accumulated amortisation and impairment losses. It has an estimated useful life of between one and three years.

Brands

Brand assets relate to brands owned by the Group that have arisen on historical acquisitions. These assets were initially measured at fair value.

Brands are considered to have an indefinite life and are therefore not amortised. They are considered to have indefinite lives because there is no foreseeable limit to the period over which the asset is expected to generate net cash flows for the entity. The brands have been in existence for many years, are well established and show no signs of deteriorating. They are assessed for impairment annually or more frequently if impairment indicators exist.

Amortisation

Amortisation is recognised in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill and brands, from the date that they are available for use.

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Goodwill and indefinite life brands are not amortised but are tested for impairment annually or more frequently if impairment indicators exist. Goodwill is allocated to the Group’s cash generating units or groups of cash generating units, which represent the lowest level at which goodwill is monitored but where such level is not larger than an operating segment. Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity sold.

(q)	Employee benefits

(i)	Short-term obligations

Liabilities for wages and salaries, including non-monetary benefits and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognised in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the balance sheet.

(ii)	Other long-term employee benefit obligations

The liabilities for long service leave and annual leave are not expected to be settled wholly within 12 months after the end of the period in which the employees render the related service. They are therefore measured as the present value of expected future payments to be made in respect of services provided by employees up to the end of the reporting period using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the end of the reporting period of high-quality corporate bonds with terms and currencies that match, as closely as possible, the estimated future cash outflows. Remeasurements as a result of experience adjustments and changes in actuarial assumptions are recognised in profit or loss.

FS-58

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(q)	Employee benefits

(ii)	Other long-term employee benefit obligations

The obligations are presented as current liabilities in the balance sheet if the entity does not have an unconditional right to defer settlement for at least twelve months after the reporting period, regardless of when the actual settlement is expected to occur.

(r)	Provisions

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

Provisions are measured at the present value of management’s best estimate of the outflow required to settle the obligation at the end of the reporting period. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the unwinding of the discount is taken to finance costs in the consolidated statements of profit or loss and other comprehensive income.

Provisions recognised represent the best estimate of the amounts required to settle the obligation at the end of the reporting period.

(i)	Lease incentive provision

Lease contributions include payment for improvements initially funded by the landlord. The improvement asset is capitalised and a provision for the amount of landlord contribution is recognised. The provision is released on a monthly basis over the term of the lease of the property.

(ii)	Onerous contract provision

The Group provides for future losses on long-term contracts where it is considered probable that the contract costs are likely to exceed revenues in future years. A provision is required for the present value of future losses. Estimating these future losses involves a number of assumptions about the achievement of contract performance targets and the likely levels of future cost escalation over time.

(iii)	Make good provision

The Group is required to restore the lease premises of various retail stores to their original condition at the end of the respective lease terms. Provisions for make good obligations are recognised when the group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. A provision is recognised for the present value of the estimated expenditure required to remove any leasehold improvements. These costs have been capitalised as part of the cost of leasehold improvements and are amortised over the lease term.

(s)	Earnings/(loss) per share

(i) Basic earnings/(loss) per share

Basic earnings/(loss) per share is calculated by dividing:

●	the profit/(loss) attributable to owners of the Company, excluding any costs of servicing equity other than ordinary shares
●	by the weighted average number of ordinary shares outstanding during the financial year.

FS-59

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(s)	Earnings/(loss) per share

(ii) Diluted earnings/(loss) per share

Diluted earnings/(loss) per share adjusts the figures used in the determination of basic earnings per share to take into account:

●	the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares, and
●	the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

For periods in which the Company has reported net losses, diluted net loss per share attributable to common shareholders is the same as basic net loss per share attributable to common stockholders, since their impact would be anti-dilutive to the calculation of net loss per share.

(t)	Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non cash assets transferred or liabilities assumed, is recognised in profit or loss as other income or finance costs.

Where the terms of a financial liability are renegotiated and the entity issues equity instruments to a creditor to extinguish all or part of the liability (debt for equity swap), a gain or loss is recognised in profit or loss, which is measured as the difference between the carrying amount of the financial liability and the fair value of the equity instruments issued.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

(u)	Convertible Notes

On issuance of the convertible notes, an assessment is made to determine whether the convertible notes contain an equity instrument or whether the whole instrument should be classified as a financial liability.

When it is determined that the whole instrument is a financial liability and no equity instrument is identified (for example for foreign-currency-denominated convertibles notes), the conversion option is separated from the host debt and classified as a derivative liability. The carrying value of the host contract (a contract denominated in a foreign currency) at initial recognition is determined as the difference between the consideration received and the fair value of the embedded derivative. The host contract is subsequently measured at amortised cost using the effective interest rate method. The embedded derivative is subsequently measured at fair value at the end of each reporting period through the profit and loss. The convertible note and the derivative are presented as a single number on the balance sheet within interest-bearing loans and borrowings.

When it is determined that the instrument contains an equity component based on the terms of the contract, on issuance of the convertible notes, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond. This amount is classified as a financial liability measured at amortised cost (net of transaction costs) until it is extinguished on conversion or redemption. The remainder of the proceeds is allocated to the conversion option that is recognised and included in equity. Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not re-measured in subsequent years.

(v)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

FS-60

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(w)	Foreign currency transactions and balances

Each of the entities within the Group prepare their financial statements based on the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in New Zealand dollars which is the parent entity’s functional and presentation currency.

Transaction and balances

Foreign currency transactions are recorded at the spot rate on the date of the transaction.

At the end of the reporting period:

●	Foreign currency monetary items are translated using the closing foreign currency rate;
●	Non-monetary items that are measured at historical cost are translated using the exchange rate at the date of the transaction; and
●	Non-monetary items that are measured at fair value are translated using the rate at the date when fair value was determined.

Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different from those at which they were translated on initial recognition or in prior reporting periods are recognised through profit or loss, except where they relate to an item of other comprehensive income or whether they are deferred in equity as qualifying hedges.

Group companies

The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows:

●	assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;
●	income and expenses are translated at average exchange rates for the period where the average rate approximates the rate at the date of the transaction; and
●	retained earnings are translated at the exchange rates prevailing at the date of the transaction.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s foreign currency translation reserve in the consolidated balance sheets. These differences are recognised in the consolidated statements of profit or loss and other comprehensive income in the period in which the operation is disposed.

(x)	Adoption of new and revised accounting standards

During the current period, there have been no new or revised accounting standards that have become mandatory, which have had a material impact (in the current year or retrospectively) upon the measurement of assets, liabilities, equity, income or expenses, nor upon the disclosures required in this financial report.

FS-61

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(y)	New Accounting Standards and Interpretations

Certain new accounting standards and interpretations have been published that are not mandatory for 31 January 2018 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations is set out below.

Mandatory
application
Title of			date/Date of
Standard	Nature of change	Impact	adoption by Group
IFRS 9 Financial Instruments	IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities and introduces new rules for hedge accounting. In December 2014, the IASB made further changes to the classification and measurement rules and also introduced a new impairment model. These latest amendments now complete the new financial instruments standard.

Following the changes approved by the IASB in December 2014, the Group no longer expects any impact from the new classification, measurement and derecognition rules on the Group’s financial assets and financial liabilities.

There will also be no impact on the Group’s accounting for financial liabilities, as the new requirements only affect the accounting for financial liabilities that are designated at fair value through profit or loss and the Group does not have any such liabilities.

The new impairment model is an expected credit loss (ECL) model which may result in the earlier recognition of credit losses.

The Group does not expect any material impact on transition to the new model.

Must be applied for financial years commencing on or after 1 January 2018. The Group will adopt IFRS 9 for the financial year beginning 1 February 2018.

IFRS 15 Revenue from Contracts with Customers

The IASB has issued a new standard for the recognition of revenue.

This will replace IAS 18 which covers contracts for goods and services and IAS 11 which covers construction contracts.

The new standard is based on the principle that revenue is recognised when control of a good or service transfers to a customer so the notion of control replaces the existing notion of risks and rewards.

The standard permits a modified retrospective approach for the adoption. Under this approach entities will recognise transitional adjustments in retained earnings on the date of initial application (e.g. 1 February 2018), i.e. without restating the comparative period.

The new rules are applied to contracts that are not completed as of the date of initial application.

		Management is currently assessing the impact of the new Standard Management have yet to quantify the potential impact of any adjustments.	Mandatory for financial years commencing on or after 1 January 2018. Expected date of adoption by the Group: 1 February 2018.

FS-62

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

2	Summary of Significant Accounting Policies

(y)	New Accounting Standards and Interpretations

IFRS 16 Leases

The IASB has issued a new standard for leases. This will replace IAS 17.

The main impact on lessees is that almost all leases go on balance sheet. This is because the balance sheet distinction between operating and finance leases is removed for lessees. Instead, under the new standard an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exemptions are short-term and low-value leases.

Management is currently assessing the impact of the new rules and believes the adoption of the provisions of this update will have a material impact on the Company’s consolidated financial statements.

The new standard will require that we record a liability and a related asset on the balance sheet for our leased facilities.

Management have yet to quantify the potential impact of any adjustments.

Management is currently assessing the impact of the new rules and believes the adoption of the provisions of this update will have a material impact on the Company’s consolidated financial statements.

Mandatory for financial years commencing on or after 1 January 2019.

Expected date of adoption by the Group: 1 February 2019.

IFRC 23 Uncertainty over Income Tax Treatments (IFRIC 23)	On June 7, 2017, the IASB issued IFRIC 23, Uncertainty over Income Tax Treatments (“IFRIC 23”). IFRIC 23 clarifies the application of recognition and measurement requirements in IAS 12, Income Taxes, when there is uncertainty over income tax treatments. The IFRIC 23 interpretation specifically addresses whether an entity considers uncertain tax treatments separately; the assumptions an entity makes about the examination of tax treatments by taxation authorities; how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates; and how an entity considers changes in facts and circumstances.	The Company is currently evaluating the impact of adopting this standard on the consolidated financial statements.	IFRIC 23 is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

(z)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The executive directors are the chief operating decision maker, responsible for allocating resources and assessing performance of the operating segments.

FS-63

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

3	Critical Accounting Estimates and Judgments

The directors make estimates and judgements during the preparation of these financial statements regarding assumptions about current and future events affecting transactions and balances.

These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates.

The significant estimates and judgements made have been described below.

Key estimates - inventory

Each item on inventory is reviewed on an annual basis to determine whether it is being carried at higher than its net realisable value. During the period, management have written down inventory based on best estimate of the net realisable value, although until the time that inventory is sold this is an estimate.

Key estimates - fair value of financial instruments

The Group has certain financial assets and liabilities which are measured at fair value. Where fair value has not been able to be determined based on quoted price, a valuation model has been used. The inputs to these models are observable, where possible, however these techniques involve significant estimates and therefore fair value of the instruments could be affected by changes in these assumptions and inputs.

FS-64

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

3	Critical Accounting Estimates and Judgments

Key estimates - impairment of brands

In accordance with IAS 36 Impairment of Assets, the Group is required to estimate the recoverable amount of indefinite-lived brand assets at each reporting period.

Impairment testing is an area involving management judgement, requiring assessment as to whether the carrying value of assets can be supported by their value in use or fair value less cost to sell.

In calculating the fair value less costs to sell, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

- growth in brand revenues

- market royalty rate

- the selection of discount rates to reflect the risks involved, and

- long-term growth rates

Changing the assumptions selected by management, in particular the growth rate, discount rate and market royalty rate assumption used, could significantly affect the Group’s impairment evaluation and hence results.

The Group’s review includes the key assumptions related to sensitivity in the model. Further details are provided in note 12 to the consolidated financial statements.

Key estimates - impairment of goodwill

In accordance with IAS 36 Impairment of Assets, the Group is required to estimate the recoverable amount of goodwill at each reporting period.

Impairment testing is an area involving management judgement, requiring assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate and using a terminal value to incorporate expectations of growth thereafter.

In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

- growth in EBITDA future cash flows;

- timing and quantum of future capital expenditure;

- long-term growth rates; and

- the selection of discount rates to reflect the risks involved.

Changing the assumptions selected by management, in particular the discount rate and growth rate assumptions used in the cash flow projections, could significantly affect the Group’s impairment evaluation and hence results. The Group impaired the goodwill balance to $nil in FY17. Refer note 12(b).

Key judgments - taxes

Deferred tax assets

Determining income tax provisions and the recognition of deferred tax assets including carried forward income tax involves judgment on the tax treatment of certain transactions. Deferred tax is recognised on tax losses not yet used and on temporary differences where it is probable that there will be taxable revenue against which these can be offset. Management has made judgments as to the probability of future taxable income being generated against which tax losses will be available for offset based on budgets, current and future expected economic conditions.

FS-65

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

4	Revenue and Other Income

Revenue from continuing operations

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Gross revenue	145,452	104,007	163,481	149,403
Rebates	(14,064)	(7,723)	(12,481)	(10,565)
	131,388	96,284	151,000	138,838

Sale of goods
- Retail	53,150	34,460	58,837	56,494
- Wholesale	45,901	43,379	77,729	76,570
- Online	32,234	18,157	6,724	5,750
	131,285	95,996	143,290	138,814

Services	-	-	7,702	-
Other income	103	288	8	24
	131,388	96,284	151,000	138,838

Other income relates to non-recurring advisory, management and design services provided to other third party intimates apparel brand owners.

5	Loss for the Period

The loss for the period was derived after charging / (crediting) the following items that are unusual and of significance because of their size, nature and incidence:

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Finance Costs
- Interest expense on external borrowings	5,431	2,923	3,140	2,476
- Interest expense on shareholder loans	2,807	3,040	7,042	3,192
- Interest expense on finance lease	-	-	-	50
- Amortisation on loan set up costs	553	275	227	152
	8,791	6,238	10,409	5,870

Other (gains)/losses
- Fair value (gain)/loss on foreign exchange contracts	(502)	2,135	7,660	(6,330)
- Net foreign exchange(gains)/losses	(255)	1,171	(5,237)	1,630
	(757)	3,306	2,423	(4,700)

FS-66

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

5	Loss for the Period

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Brand transition, restructure and transaction expenses
- Brand transition expenses	-	-	884	10,160
- Onerous contracts	(265)	1,166	789	329
- Restructure expenses	215	103	559	111
- Transaction expenses	3,322	52	-	1,582
	3,272	1,321	2,232	12,182

The onerous contracts expense reversal relates to a reversal of the provision raised in the prior year.

Transaction expenses relate to costs incurred in respect of the US listing process.

The loss for the period includes the following specific expenses:

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Employee benefits expense:
- Salaries and wages	33,613	19,917	33,666	31,266
- Defined contribution expenses	545	1,022	1,588	1,466
	34,158	20,939	35,254	32,732

Depreciation	2,724	1,664	2,966	3,359
Amortisation	306	178	323	891
Impairment loss	1,914	292	2,157	-
	4,944	2,134	5,446	4,250

Rental expense on operating leases:
- Lease payments	10,807	6,485	11,034	10,488
- Sublease payments received	(483)	(354)	(567)	(475)
	10,324	6,131	10,467	10,013

The management decided to fully impair the costs on the ERP upgrade, and this software will need to be replaced and updated with more advanced system, refer note 12.

FS-67

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

6	Income Tax Expense/(benefit)

(a) The major components of tax expense/(benefit) comprise:

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Current tax
Current tax on profits for the period	537	807	301	313
Adjustments for current tax of prior periods	(477)	58	(344)	412
Total current tax expense/(benefit)	60	865	(43)	725

Deferred tax expense/(benefit)
Decrease/(increase) in deferred tax assets (note 25)	-	-	5,589	(1,999)
Income tax expense/(benefit) for continuing operations	60	865	5,546	(1,274)

(b) Reconciliation of income tax to accounting profit:

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Loss before income tax	(37,533)	(15,114)	(15,200)	(14,379)
Tax at New Zealand tax rate of 28% (2017: 28%, 2016: 28%, 2015: 28%)	(10,509)	(4,232)	(4,256)	(4,026)

Tax effect of:
- permanent differences (including impairment expense)	(105)	(6)	757	23
- adjustments in respect of current income tax of previous years	(449)	41	(237)	378
- effects of different tax rates of subsidiaries operating in other jurisdictions	(30)	(15)	(42)	(382)
- deferred tax assets relating to prior periods no longer recognised (note 25)	-	-	5,589	-
- deferred tax assets relating to the current year not brought to account	11,150	5,119	3,934	2,630
- other	3	(42)	(199)	103
Income tax expense/(benefit)	60	865	5,546	(1,274)

FS-68

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

6	Income Tax Expense/(benefit)

(c) Tax losses not recognised

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Unused tax losses for which no deferred tax asset has been recognised	87,455	43,269	23,765	10,236
Potential tax benefit at 28%	24,487	12,115	6,654	2,866

The Group has assessed future forecast profits and concluded that not enough criteria have been satisfied to recognise any deferred tax assets at the period ended 31 January 2018. Unused tax losses do not have an expiry date.

(d) Temporary differences not recognised

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Temporary differences for which no deferred tax asset has been recognised	14,661	18,703	19,924	-
Potential tax benefit at 28%	4,105	5,237	5,579	-

FS-69

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

Segment information

Identification of reportable operating segments

The consolidated entities’ Director examined the group’s performance from both sales channel and geographical perspective and identified seven reportable segments being Australia Retail, New Zealand Retail, Australia wholesale, New Zealand wholesale, US Wholesale, EU Wholesale and e-commerce.

Australia retail

This segment covers retail and outlet stores located in Australia.

New Zealand retail

This segment covers retail and outlet stores located in New Zealand.

Australia wholesale

This segment covers the wholesale of intimates apparel to customers based in Australia.

New Zealand wholesale

This segment covers the wholesale of intimates apparel to customers based in New Zealand.

US wholesale

This segment covers the wholesale of intimates apparel to customers based in the United States of America.

Europe wholesale

This segment covers the wholesale of intimates apparel to customers based in Europe.

E-commerce

This segment covers the group’s online retail activities. E-commerce revenue for the periods ended 31 January 2018 and 31 January 2017 include revenue from a US brand called Fredericks of Hollywood for which Bendon Limited currently has a licence agreement.

These operating segments are based on the internal reports that are reviewed and used by the Chief Executive Officer (who is identified as the Chief Operating Decision Makers (‘CODM’) in assessing performance and in determining the allocation of resources.

The CODM reviews underlying EBITDA (earnings before interest, tax, depreciation and amortisation). The accounting policies adopted for internal reporting to the CODM are consistent with those adopted in the financial statements.

EBITDA is a financial measure which is not prescribed by IFRS and represents the profit adjusted for specific non-cash and significant items. The directors consider EBITDA to reflect the core earnings of the consolidated entity.

The information reported to the CODM is on a monthly basis.

FS-70

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

Other Costs and Business Activities

Certain costs are not allocated to our reporting segment results, such as costs associated with the following:

- Corporate overheads, which is responsible for centralized functions such as information technology, facilities, legal, finance, human resources, business development, and procurement. These costs also include compensation costs and other miscellaneous operating expenses not charged to our operating segments, as well as interest and tax income and expense.

These costs are included with in “unallocated” segment in our segment performance.

Other assets and liabilities

We manage our assets and liabilities on a Group basis, not by segment. CODM does not regularly review any asset or liability information by segment and its preparation is impracticable. Accordingly, we do not report asset and liability information by segment.

(a)	Reconciliations

Reconciliation of segment revenue to consolidated statements of profit or loss and other comprehensive income:

	For the Year	For the 7 Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Total segment revenue	156,311	113,031	176,145	166,553
Intersegment eliminations	(24,923)	(16,747)	(32,855)	(27,739)
Other revenue	-	-	7,710	24
Total revenue	131,388	96,284	151,000	138,838

FS-71

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

(a)	Reconciliations

Reconciliation of segment EBITDA to the consolidated statements of profit or loss and other comprehensive income:

The Board meets on a monthly basis to assess the performance of each segment, net operating profit does not include non-operating revenue and expenses such as dividends, fair value gains and losses.

	For the Year	For the 7 Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Segment EBITDA	(24,053)	(2,126)	10,470	3,420
Income tax (expense)/benefit	(60)	(865)	(5,546)	1,274
Other revenue	-	-	7,710	24
Any other reconciling items	(13,480)	(12,988)	(33,380)	(17,823)
Total net loss after tax	(37,593)	(15,979)	(20,746)	(13,105)

Any other reconciling items includes brand transition, finance expenses, impairment expense, depreciation and amortisation, fair value gain/loss on foreign exchange contracts, and unrealised foreign exchange gain/loss that cannot be allocated to segments.

(b)	Geographical information

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of customers whereas segment assets are based on the location of the assets.

	For the Year	For the 7 Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
New Zealand	46,665	30,676	62,109	54,834
Australia	38,208	32,913	53,193	51,997
United States	32,323	23,146	19,167	14,435
Europe	14,192	9,549	16,531	17,572
	131,388	96,284	151,000	138,838

FS-72

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

(c)	Segment performance

	NZ Retail	AU Retail	NZ Wholesale	AU Wholesale	US Wholesale	EU Wholesale	e-commerce	Unallocated	Total
For the year ended 31 January 2018	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Revenue from external customers	34,269	18,236	10,453	15,512	6,390	14,192	32,234	-	131,286
Service income	-	-	-	-	-	-	-	102	102
	34,269	18,236	10,453	15,512	6,390	14,192	32,234	102	131,388
Cost of sales	(16,488)	(9,457)	(8,213)	(12,545)	(6,438)	(10,221)	(20,974)	(3,123)	(87,459)
Gross margin	17,781	8,779	2,240	2,967	(48)	3,971	11,260	(3,021)	43,929
Other segment expenses*	(13,451)	(11,329)	(1,068)	(3,781)	(3,301)	(2,904)	(11,520)	-	(47,354)
Unallocated expenses
Administrative expenses	-	-	-	-	-	-	-	(1,101)	(1,101)
Corporate expenses	-	-	-	-	-	-	-	(19,150)	(19,150)
Other foreign exchange gain/loss	-	-	-	-	-	-	-	(377)	(377)
EBITDA	4,330	(2,550)	1,172	(814)	(3,349)	1,067	(260)	(23,649)	(24,053)
Brand transition, restructure and transaction expenses	-	-	-	-	-	-	-	(3,272)	(3,272)
Finance expense	-	-	-	-	-	-	-	(8,791)	(8,791)
Impairment expense	-	-	-	-	-	-	-	(1,914)	(1,914)
Depreciation and amortisation	-	-	-	-	-	-	-	(3,030)	(3,030)
Fair value gain/(loss) on foreign exchange contracts	-	-	-	-	-	-	-	(502)	(502)
Unrealised foreign exchange gain/(loss)	-	-	-	-	-	-	-	1,636	1,636
Fair value gain/(loss) on Convertible Notes derivative	-	-	-	-	-	-	-	2,393	2,393
Loss before income tax expense	4,330	(2,550)	1,172	(814)	(3,349)	1,067	(260)	(37,129)	(37,533)
Income tax expense	-	-	-	-	-	-	-	(60)	(60)
Loss after income tax expense	4,330	(2,550)	1,172	(814)	(3,349)	1,067	(260)	(37,189)	(37,593)

FS-73

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

(c)	Segment performance

	NZ Retail	AU Retail	NZ Wholesale	AU Wholesale	US Wholesale	EU Wholesale	e-commerce	Unallocated	Total
For the 7 months ended 31 January 2017	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Revenue from external customers	21,953	12,053	7,484	18,091	9,015	9,548	18,140	-	96,284
	21,953	12,053	7,484	18,091	9,015	9,548	18,140	-	96,284
Cost of sales	(9,707)	(5,592)	(4,961)	(11,431)	(6,934)	(6,277)	(11,902)	(340)	(57,144)
Gross margin	12,246	6,461	2,523	6,660	2,081	3,271	6,238	(340)	39,140
Other segment expenses*	(7,480)	(6,196)	(475)	(2,089)	(2,065)	(2,013)	(3,654)	(8,068)	(32,040)
Unallocated expenses
Administrative expenses	-	-	-	-	-	-	-	(541)	(541)
Corporate expenses	-	-	-	-	-	-	-	(8,082)	(8,082)
Other foreign exchange gain/loss	-	-	-	-	-	-	-	(603)	(603)
EBITDA	4,766	265	2,048	4,571	16	1,258	2,584	(17,634)	(2,126)
Brand transition, restructure and transaction expenses	-	-	-	-	-	-	-	(1,321)	(1,321)
Finance expense	-	-	-	-	-	-	-	(6,238)	(6,238)
Impairment expense	-	(281)	-	-	-	-	-	(11)	(292)
Depreciation and amortisation expense	-	-	-	-	-	-	-	(1,842)	(1,842)
Fair value gain/(loss) on foreign exchange contracts	-	-	-	-	-	-	-	(2,135)	(2,135)
Unrealised foreign exchange (gain)/loss	-	-	-	-	-	-	-	(568)	(568)
Fair value (gain)/loss on Convertible Note derivative	-	-	-	-	-	-	-	(592)	(592)
Loss before income tax expense	4,766	(16)	2,048	4,571	16	1,258	2,584	(30,341)	(15,114)
Income tax expense	-	-	-	-	-	-	-	(865)	(865)
Loss after income tax expense	4,766	(16)	2,048	4,571	16	1,258	2,584	(31,206)	(15,979)

* Other segment expenses relate to brand management expenses and some corporate expenses.

FS-74

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

(c)	Segment performance

	NZ	AU	NZ	AU	US	EU
For the year ended 30	Retail	Retail	Wholesale	Wholesale	Wholesale	Wholesale	e-commerce	Unallocated	Total
June 2016	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Revenue from external customers	37,389	20,680	15,071	28,021	18,876	16,531	6,722	-	143,290
Service income	-	-	-	-	-	-	-	7,702	7,702
Other income	-	-	-	-	-	-	-	8	8
	37,389	20,680	15,071	28,021	18,876	16,531	6,722	7,710	151,000
Cost of sales	(16,053)	(8,930)	(10,721)	(18,056)	(14,540)	(11,658)	(3,582)	15	(83,525)
Gross margin	21,336	11,750	4,350	9,965	4,336	4,873	3,140	7,725	67,475
Other segment expenses*	(12,263)	(9,835)	(709)	(3,520)	(2,817)	(3,204)	(2,039)	(13,975)	(48,362)
Unallocated expenses
Administrative expenses	-	-	-	-	-	-	-	(801)	(801)
Corporate expenses	-	-	-	-	-	-	-	(13,002)	(13,002)
Other foreign exchange gain/loss	-	-	-	-	-	-	-	5,160	5,160
EBITDA	9,073	1,915	3,641	6,445	1,519	1,669	1,101	(14,893)	10,470
Brand transition, restructure and transaction expenses	-	-	-	-	-	-	-	(2,232)	(2,232)
Finance expense	-	-	-	-	-	-	-	(10,409)	(10,409)
Impairment expense	-	-	-	-	-	-	-	-	-
Depreciation and amortisation expense	-	-	-	(2,157)	-	-	-	(3,289)	(5,446)
Fair value gain/(loss) on foreign exchange contracts	-	-	-	-	-	-	-	(7,660)	(7,660)
Unrealised foreign exchange (gain)/loss	-	-	-	-	-	-	-	77	77
Loss before income tax expense	9,073	1,915	3,641	4,288	1,519	1,669	1,101	(38,406)	(15,200)
Income tax expense	-	-	-	-	-	-	-	(5,546)	(5,546)
Loss after income tax expense	9,073	1,915	3,641	4,288	1,519	1,669	1,101	(43,952)	(20,746)

* Other segment expenses relate to brand management expenses and some corporate expenses.

FS-75

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

7	Operating Segments

(c)	Segment performance

	NZ	AU	NZ	AU	US	EU
For the year ended 30	Retail	Retail	Wholesale	Wholesale	Wholesale	Wholesale	e-commerce	Unallocated	Total
June 2015	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Revenue from external customers	37,089	18,491	16,333	29,817	13,853	17,548	5,683	-	138,814
	-	-	-	-	-	-	-	24	24
	37,089	18,491	16,333	29,817	13,853	17,548	5,683	24	138,838
Cost of sales	(16,270)	(8,066)	(10,978)	(18,461)	(10,929)	(11,258)	(3,072)	3	(79,031)
Gross margin	20,819	10,425	5,355	11,356	2,924	6,290	2,611	27	59,807
Other segment expenses*	(11,885)	(7,624)	(1,787)	(2,449)	(2,536)	(3,266)	(1,991)	(10,665)	(42,203)
Unallocated expenses
Administrative expenses	-	-	-	-	-	-	-	(441)	(441)
Corporate expenses	-	-	-	-	-	-	-	(13,940)	(13,940)
Other foreign exchange gain/loss	-	-	-	-	-	-	-	197	197
EBITDA	8,934	2,801	3,568	8,907	388	3,024	620	(24,822)	3,420
Brand transition, restructure and transaction expenses	-	-	-	-	-	-	-	(12,182)	(12,182)
Finance expense	-	-	-	-	-	-	-	(5,870)	(5,870)
Depreciation and amortisation expense	-	-	-	-	-	-	-	(4,250)	(4,250)
Fair value gain/(loss) on foreign exchange contracts	-	-	-	-	-	-	-	6,330	6,330
Unrealised foreign exchange (gain)/loss	-	-	-	-	-	-	-	(1,827)	(1,827)
Loss before income tax expense	8,934	2,801	3,568	8,907	388	3,024	620	(42,621)	(14,379)
Income tax expense	-	-	-	-	-	-	-	1,274	1,274
Loss after income tax expense	8,934	2,801	3,568	8,907	388	3,024	620	(41,347)	(13,105)

* Other segment expenses relate to brand management expenses and some corporate expenses.

FS-76

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

8	Cash and Cash Equivalents

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Cash on hand	54	48	47	52
Cash at bank	10,685	2,596	4,146	1,194
	10,739	2,644	4,193	1,246

9	Trade and Other Receivables

		31 January	31 January	30 June	30 June
		2018	2017	2016	2015
		NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Trade receivables		9,982	26,499	20,603	16,020
Provision for impairment	(a)	(326)	(537)	(268)	(340)
		9,656	25,962	20,335	15,680
Prepayments		1,792	1,779	2,659	935
Other receivables		1,717	349	347	206
		13,165	28,090	23,341	16,821

Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

(a)	Impairment of receivables

Reconciliation of changes in the provision for impairment of receivables is as follows:

	For the Year	For the 7 Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Balance at beginning of the period	(537)	(268)	(340)	(368)
Provision charged	(92)	(364)	(16)	-
Reversal of impairment	316	80	88	28
Foreign exchange movement	(13)	15	-	-
Balance at end of the period	(326)	(537)	(268)	(340)

FS-77

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

9	Trade and Other Receivables

(b)	Aged analysis

The ageing analysis of receivables is as follows:

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
0-30 days	7,945	14,883	12,769	14,209
31-60 days	335	2,566	1,934	466
61-90 days (past due not impaired)	489	2,166	1,081	472
61-90 days (considered impaired)	-	-	-	-
91+ days (past due not impaired)	1,213	6,884	4,551	533
91+ days (considered impaired)	-	-	268	340
	9,982	26,499	20,603	16,020

(c)	Transferred receivables

The carrying amounts of the trade receivables include receivables which are subject to a bank funding arrangement. Under this arrangement, Bendon has transferred the relevant receivables to BNZ in exchange for cash and is prevented from selling or pledging the receivables. However Bendon has retained credit risk. The group therefore continues to recognise the transferred assets in their entirety in the balance sheet. The amount repayable under the factoring agreement is presented as secured borrowings.

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Transferred receivables	9,790	11,649	14,599	-

10	Inventories

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Finished goods	31,451	37,904	37,998	46,424
Provision for impairment	(338)	(153)	(426)	(764)
	31,113	37,751	37,572	45,660

Write downs of inventories to net realisable value during the period were NZ$ 298,098 (2017: NZ$ NIL, 2016: NZ$ NIL, 2015: NZ$ NIL).

FS-78

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

11	Property, plant and equipment

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Plant, furniture, fittings and motor vehicles
At cost	27,801	25,455	26,269	24,687
Accumulated depreciation	(25,788)	(23,182)	(22,855)	(21,176)
	2,013	2,273	3,414	3,511

Leasehold Improvements
At cost	10,762	10,132	10,640	11,111
Accumulated depreciation	(8,034)	(7,441)	(7,845)	(7,769)
	2,728	2,691	2,795	3,342
Total property, plant and equipment	4,741	4,964	6,209	6,853

FS-79

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

11	Property, plant and equipment

(a)	Movements in carrying amounts of property, plant and equipment

Movement in the carrying amounts for each class of property, plant and equipment between the beginning and the end of the current financial period:

		Plant, furniture,
	Leasehold	fittings and
	improvements	motor vehicles	Total
	NZ$000’s	NZ$000’s	NZ$000’s
Year ended 31 January 2018
Balance at the beginning of period	2,691	2,273	4,964
Additions	285	2,032	2,317
Disposals	(4)	(118)	(122)
Depreciation expense	(496)	(2,228)	(2,724)
Foreign exchange movements	252	54	306
Balance at the end of the year	2,728	2,013	4,741

		Plant, furniture,
	Leasehold	fittings and
	improvements	motor vehicles	Total
	NZ$000’s	NZ$000’s	NZ$000’s
7 months ended 31 January 2017
Balance at the beginning of period	2,795	3,414	6,209
Additions	241	482	723
Depreciation expense	(296)	(1,368)	(1,664)
Impairment	-	(281)	(281)
Foreign exchange movements	(49)	26	(23)
Balance at the end of the year	2,691	2,273	4,964

FS-80

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

11	Property, plant and equipment

(a)	Movements in carrying amounts of property, plant and equipment

		Plant, furniture,
	Leasehold	fittings and
	Improvements	motor vehicles	Total
	NZ$000’s	NZ$000’s	NZ$000’s
Year ended 30 June 2016
Balance at the beginning of year	3,342	3,511	6,853
Additions	205	2,498	2,703
Disposals
Depreciation expense	(469)	(2,497)	(2,966)
Foreign exchange movements	(283)	(98)	(381)
Balance at the end of the year	2,795	3,414	6,209

			Plant, furniture,
	Plant under	Leasehold	fittings and
	finance lease	Improvements	motor vehicles	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Year ended 30 June 2015
Balance at the beginning of year	461	3,841	1,038	5,340
Additions	-	96	4,605	4,701
Depreciation expense	(461)	(657)	(2,242)	(3,360)
Foreign exchange movements	-	62	110	172
Balance at the end of the year	-	3,342	3,511	6,853

The management decided to fully impair the costs on the ERP upgrade, and this software will need to be replaced and updated with more advanced system.

FS-81

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

12	Intangible Assets

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Goodwill
Cost	-	-	2,157	2,347
Accumulated impairment	-	-	(2,157)	-
	-	-	-	2,347

Patents and licences
Cost	919	1,169	818	557
Accumulated amortisation and impairment	(718)	(573)	(544)	(540)
	201	596	274	17
Brands
Cost	12,463	12,036	12,105	12,702
Software
Cost	15,788	17,308	17,312	17,131
Accumulated amortisation and impairment	(15,440)	(15,260)	(15,116)	(14,816)
	348	2,048	2,196	2,315
Total Intangible assets	13,012	14,680	14,575	17,381

FS-82

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

12	Intangible Assets

(a)	Movements in carrying amounts of intangible assets

		Patents and
	Software	licences	Brands	Goodwill	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Year ended 31 January 2018
Balance at the beginning of the year	2,048	596	12,036	-	14,680
Additions	106	12	-	-	118
Amortisation	(163)	(143)	-	-	(306)
Impairment (refer note 12(c)	(1,650)	(264)	-	-	(1,914)
Foreign exchange movements	7	-	427	-	434
Closing value at 31 January 2018	348	201	12,463	-	13,012

		Patents and
	Software	licences	Brands	Goodwill	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
7 months ended 31 January 2017
Balance at the beginning of the period	2,196	274	12,105	-	14,575
Additions	-	351	-	-	351
Amortisation	(148)	(30)	-	-	(178)
Foreign exchange movements	-	1	(69)	-	(68)
Closing value at 31 January 2017	2,048	596	12,036	-	14,680

FS-83

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

12	Intangible Assets

(a)	Movements in carrying amounts of intangible assets

		Patents and
	Software	licences	Brands	Goodwill	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Year ended 30 June 2016
Balance at the beginning of the year	2,315	17	12,702	2,347	17,381
Additions	211	264	-	-	475
Amortisation	(316)	(7)	-	-	(323)
Impairment	-	-	-	(2,157)	(2,157)
Foreign exchange movements	(14)	-	(597)	(190)	(801)
Closing value at 30 June 2016	2,196	274	12,105	-	14,575

		Patents and
	Software	licences	Brands	Goodwill	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Year ended 30 June 2015
Balance at the beginning of the year	2,081	117	12,274	2,211	16,683
Additions	1,093	-	-	-	1,093
Amortisation	(787)	(104)	-	-	(891)
Foreign exchange movements	(72)	4	428	136	496
Closing value at 30 June 2015	2,315	17	12,702	2,347	17,381

FS-84

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

12	Intangible Assets

(b)	Impairment testing for goodwill

The goodwill was fully impaired during the year ending 30 June 2016.

For the purpose of impairment testing, goodwill is allocated to cash-generating units as below:

	For the Year	For the 7	For the Year	For the Year
	Ended	Months Ended	Ended	Ended
Description of the cash-generating unit (CGU)	31 January 2018	31 January 2017	30 June 2016	30 June 2015
	NZ $000’s	NZ $000’s	NZ $000’s	NZ $000’s
Australia	-	-	2,157	2347
Impairment expense	-	-	(2,157)	-
	-	-	-	2347

Impairment assumptions

Goodwill was allocated to Australia which is the cash generating unit (CGU) for the purpose of impairment testing. The recoverable amount of the CGU was determined based on the fair value less cost to sell method.

The fair value less costs to dispose calculation was based on a discount of the anticipated cash flows that a market participant would consider is possible from the asset, over a five year period. Cash flows beyond the five year period are extrapolated using the estimated growth rates shown below. These growth rates do not exceed the long-term average growth rates for the industry.

The result of the impairment assessment is that the carrying value exceeded the fair value less costs to sell by an amount of $2.2m. As such, the goodwill has been fully impaired during the year ended 30 June 2016.

Significant assumptions used for the purposes of the fair value calculation include:

Australia

Annualised restructuring savings - $1.035m

Pre-tax discount rate - 12.7%

Terminal growth - 3.5%

(c)	Impairment testing for indefinite-lived brand intangibles

Brand intangible assets represent brands owned by the Group, that arose on historical acquisitions including Pleasure State, Davenport and Lovable.

The brand intangible assets $12,463,000 (31 January 2017: $12,036,000, 30 June 2016: $12,105,000, 30 June 2015: $12,702,000) are tested for impairment annually.

Impairment assumptions

Management has determined the recoverable amount of the indefinite-lived brand assets by assessing the fair value less cost of disposal (FVLCOD) of the underlying assets. The relief from royalty method adopted to complete the valuation determines, in lieu of ownership, the cost that would be required to obtain comparable rights to use the asset via a third-party licence arrangement. These calculations use cash flow projections based on financial budgets approved by management covering a five year period. Cash flows beyond the five year period are extrapolated using the estimated growth rates shown below. These growth rates do not exceed the long-term average growth rates for the industry. No impairment was identified.

FS-85

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

12	Intangible Assets

(c)	Impairment testing for indefinite-lived brand intangibles

Management’s approach and the key assumptions used to determine the FVLCOD were as follows:

Sales growth: 5% (31 January 2017: 5%, 30 June 2016: 5%, 30 June 2015: 2%)

Royalty rate: 6.6% (31 January 2017: 6.6%, 30 June 2016: 6.6%, 30 June 2015: 6.6%)

Cash flow forecast period: 5 years (31 January 2017: 5 years, 30 June 2016: 5 years, 30 June 2015: 5 years)

Post-tax discount rate (%): 11.4% (31 January 2017: 11.4%, 30 June 2016: 11.4%, 30 June 2015: 11.4%)

Long term growth rate (%): 2% (31 January 2017: 2%, 30 June 2016: 2%, 30 June 2015: 0%)

Impact of possible changes in key assumptions

The directors have made judgements and estimates to assess indefinite-lived assets for impairment. Should these judgements and estimates not occur the resulting carrying amount may decrease.

The sensitivities that have been separately modelled are as follows:

(a) a 1.5% increase in the post-tax discount rate

(b) sales growth rate reduced to 2%

(c) a 1.5% reduction in the royalty rate

In the prior years, there were no reasonably possible changes in key assumptions that resulted in impairment.

The carrying amounts of the indefinite-lived brand intangible assets are sensitive to assumptions used in the impairment test calculations including the post-tax discount rate, sales growth rate and royalty rate. A 1.5% increase in the post-tax discount rate would result in an impairment of $928 thousand against the carrying amount of the indefinite-lived brand intangibles. A reduction of the sales growth rate to 2% would result in an impairment of $611 thousand against the carrying amount of the indefinite-lived brand intangible assets. A 1.5% reduction in the royalty rate would result in an impairment of $2,267 thousand against the carrying amount of the indefinite-lived brand intangibles.

(d)	Impairment of software

Impairment charge relating to software is due to management deciding to fully impair the costs on the ERP upgrade, as this software will need to be replaced and updated with more advanced system.

13	Derivative Financial Instruments

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Current assets
Forward exchange contracts	-	-	-	2,289

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Current liabilities
Foreign exchange contracts	2,087	4,188	5,531	1

In order to mitigate exchange rate movements and to manage the inventory costing process, the Group has entered into forward currency contracts to purchase US dollars.

FS-86

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

14	Derivative on Convertible Notes

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Derivative on Convertible Notes	1,110	4,112	-	-

The Group has an embedded derivative feature in convertible notes due to foreign currency. Derivatives are recognized initially at fair value; attributable transaction costs are recognized in profit or loss as incurred. Fair value of the derivative is determined on inception using the Black-Scholes model. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are accounted in profit or loss.

The fair value of the separable embedded derivative in the convertible notes has been determined using Black-Scholes model. Measurement inputs include share price on measurement date, expected term of the instrument, risk free rate (based on government bonds), expected volatility (based on weighted average historic volatility) and expected dividend rate.

15	Trade and Other Payables

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
CURRENT
Trade payables	21,143	19,221	18,357	25,302
Accruals	9,568	7,503	6,934	9,096
Employee benefit liabilities	1,805	1,842	1,524	2,152
	32,516	28,566	26,815	36,550

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Employee benefit liabilities	-	-	118	150

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days however some the trade creditors are out of term as at 31 January 2018 and subsequent to the end of the financial period the company has reduced the out of term trade creditors but further work is required to bring all of the creditors in term. The carrying amounts are considered to be a reasonable approximation of fair value.

FS-87

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

16	Borrowings

		31 January	31 January	30 June	30 June
		2018	2017	2016	2015
	Note	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

CURRENT
Secured liabilities:
Bank overdraft		-	-	-	18,064
Shareholder loans		10,951	8,200	29,281	16,918
Lease liability	22	-	-	-	105
Bank loans		16,000	16,000	-	17,841
Debt issuance costs in relation to bank loan		(218)	(656)	(565)	(42)
Working capital financing bank facility		22,489	31,710	32,877	3,387
Convertible notes		1,740	13,744	-	-
Other loan		1,159	-	-	-
		52,121	68,998	61,593	56,273

The fair value of borrowings is not considered to be materially different to their carrying amounts.

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

NON-CURRENT
Secured liabilities:
Bank loans	-	-	16,000	-

The fair value of borrowings is not considered to be materially different to their carrying amounts.

FS-88

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

16	Borrowings

(a)	Assets pledged as security:

Borrowings are secured by a fixed and floating charge over the assets of the consolidated entity. The lease liabilities are effectively secured as the rights to the leased assets, recognised in the balance sheet, revert to the lessor in the event of default.

(b)	Bank overdrafts and bank loans

On 27 June 2016, all banking facilities were repaid and a new banking arrangement with BNZ commenced. BNZ has a first ranking charge over all assets of the Bendon Limited group.

The new debt arrangement entered into on 27 June 2016 includes a term loan facility and interchangeable (working capital) loan facility.

The term loan facility of NZD$16,000,000 is repayable on 27 June 2018. The current interest rate on this loan is 5.55% (31 January 2017: 4.84%, 2016: 4.77%) per annum. There has been a breach of covenant during the period.

As at 31 January 2018, the interchangeable facility is NZD$22,489,428 (31 January 2017: NZD$31,710,000, 30 June 2016: NZD$32,877,397) has a limit of NZD$35,000,000 and is repayable on demand. The current interest rate on this loan is 5.32% (31 January 2017: 3.87%). It provides a working capital facility, by allowing the Company to sell its trade receivables and fund the purchases of stock.

Bank of New Zealand has the first ranking charge over all assets of Bendon Limited. Under the terms of the major borrowing facilities, there were no covenants in place until 31 December 2016. From this date onwards, the group is required to comply with financial covenants in respect of a gearing ratio, fixed charge cover ratio, interest cover ratio, and capex spend.

As at 30 September 2017, 31 December 2017 there was a breach in the gearing ratio covenant that is not to be greater than 2.25 times for the reporting period. As at those dates the gearing ratio, as defined by the bank facility agreement was calculated at 6.45 times and 5.96 respectively. The Bank has advised that they are currently taking the Breach under review and they expressly reserve their rights under the facility agreement. The covenant is still in breach, and this is still under review as at the date of the report.

Subsequent to the end of the period Bendon has reduced the facility by the following: $1.8m on 4 August 2017, $2.7m on 7 August 2017 and $4.3m on 31 August 2017 as a permanent reduction.

The Bank has increased the Margin to 2% per annum and line fee of 1%.

FS-89

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

16	Borrowings

(c)	Shareholder loan - Related party

The Group has loan from shareholders of $10,951,295 (31 January 2017: $8,200,000, 30 June 2016: $29,280,991, 30 June 2015: $16,917,902), which are secured by a debenture over the assets of the Group, subordinated to the bank loan.

On 29 September 2016, Bendon Limited issued additional 24,839 shares to the shareholders as part of an agreement to convert debt to equity. The amount of debt converted on this date amounted to $24,839,783. The remainder of the shareholder loan remained outstanding and is at call as per the shareholders Agreement. The shareholder has confirmed the loan will not be recalled in the period twelve months from the date of signing the 31 January 2018 financial statements.

The current interest rate on shareholder loans is 30% (31 January 2017: 30%, 30 June 2016: 30%, 30 June 2015: 30%) and was increased at the end of 2014, and is capitalised quarterly. Total interest capitalised and accrued during the year ending 31 January 2018 is $2,806,945 (2017: $6,436,987, year ended 30 June 2016: $7,042,000, year ended 30 June 2015: $3,192,000).

(d)	Convertible notes

During the year to 31 January 2018, Bendon Limited has on issue an aggregate amount of USD$2,600,000 (NZD$3,624,198) (31 January 2017: USD$12,000,000 (NZD$16,474,465) convertible loan notes with 10% interest pursuant to an Investment Agreement dated on 9 August 2017. The convertible notes are subject to a conversion at a fixed value on the business day immediately prior to the Scrip-for-Scrip Rollover and maturity date of 10th August 2019. Conversion is at the noteholders option. If conversion does not occur the convertible notes are redeemable at maturity. The issuer can elect to redeem at any time prior to maturity.

On 29th September 2017, the holders of USD$11.75m (NZ$16.79m) of convertible notes converted to 23,961 ordinary shares. The holder of US$1.0m (NZ$1.42m) of convertible notes elected for their convertible note to be repaid, and classified as other loan.

The carrying value of the convertible notes at initial recognition is determined as the difference between the consideration received and the fair value of the embedded derivative recognised. The convertible notes are subsequently measured at amortised cost using the effective interest rate method. The carrying value of the convertible notes at 31 January 2018 was $1,740,000 (31 January 2017: $13,744,000).

FS-90

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

17	Provisions

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

CURRENT
Lease contributions	412	480	342	353
Onerous contracts	264	377	-	233
Make good	430	671	513	200
	1,106	1,528	855	786

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

NON-CURRENT
Lease contributions	910	702	976	906
Onerous contracts	-	176	275	361
Make good	1,801	1,371	1,304	1,500
	2,711	2,249	2,555	2,767

	Lease	Onerous
	contributions	contracts	Make good	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Opening balance at 1 February 2017	1,182	553	2,042	3,777
Additional provisions recognised	635	-	595	1,230
Unused amounts reversed	-	-	(658)	(658)
Unwinding of discounts	-	-	271	271
Amounts used during the year	(547)	(289)	(77)	(913)
Exchange differences	52	-	58	110
Balance at 31 January 2018	1,322	264	2,231	3,817

Opening balance at 1 July 2016	1,318	275	1,817	3,410
Additional provisions recognised	145	508	353	1,006
Unused amounts reversed	-	-	(112)	(112)
Unwinding of discounts	-	-	(9)	(9)
Amounts used during the period	(269)	(230)	-	(499)
Exchange differences	(12)	-	(7)	(19)
Balance at 31 January 2017	1,182	553	2,042	3,777

Onerous contracts

The onerous provision relates to a head office lease for which the space is not fully utilised. The provision is calculated using a pre-tax discount rate of 11.4% (2017: 11.4%, 2016: 11.4%, 2015: 11.4%).

FS-91

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

17	Provisions

Make good

In accordance with certain lease agreements, the Group must refurbish and restore the lease premises to a condition agreed with the landlord at the end of the lease term or as prescribed. The provision has been calculated using a pre-tax discount rate of 2% (2017: 2%, 2016: 2%, 2015: 4%), and other market assumptions and re-assessed annually.

During the 2018 financial year an additional $595 thousand was recognised in relation to new retail leases in Australia. As a result of the new Auckland office lease, make good requirements were reversed.

FS-92

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

18	Share Capital

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
306,028 (2017: 274,839, 2016: 250,000, 2015: 250,000) Ordinary shares	68,727	27,948	3,108	3,108

(a)	Ordinary shares

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

At the beginning of the reporting period	27,948	3,108	3,108	3,108
Issuance of new shares	22,990	24,840	-	-
Convertible note maturity	17,789	-	-	-
At the end of the reporting period	68,727	27,948	3,108	3,108

The holders of ordinary shares are entitled to participate in dividends and the proceeds on winding up of the Company. On a show of hands at meetings of the Company, each holder of ordinary shares has one vote in person or by proxy, and upon a poll each share is entitled to one vote.

The Company does not have authorised capital or par value in respect of its shares.

	For the Year	For the Year	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	Number	Number	Number	Number
At the beginning of the period	274,839	250,000	250,000	250,000
Shares issued during the period	31,189	24,839	-	-
At the end of the period	306,028	274,839	250,000	250,000

(b)	Other equity

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Value of conversion rights - convertible notes	17,789	-	-	-

The amount shown for other equity is the value of the conversion rights relating to the 15% convertible notes, details of which are shown in note 16(d).

(c)	Capital Management

The key objectives of the Company when managing capital is to safeguard its ability to continue as a going concern and maintain optimal benefits to stakeholders. Management also aims to maintain a capital structure that ensures the lowest cost of capital available to the entity. The Company defines capital as its equity and net debt.

FS-93

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

18	Share Capital

(c)	Capital Management

There has been no change to capital risk management policies during the year.

Management are constantly adjusting the capital structure to take advantage of favourable costs of capital or high return on assets. As the market is constantly changing, management may change the amount of dividends to be paid to shareholders, return capital to shareholders or sell assets to reduce debt. The Group is not subject to any externally imposed capital requirements.

The gearing ratio is as follows:

		2018	2017	30 June 2016	30 June 2015
	Note	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Total borrowings	16	52,121	68,998	77,593	56,273
Less Cash and cash equivalents	8	(10,739)	(2,644)	(4,193)	(1,246)
Net debt		41,382	66,354	73,400	55,027
Equity		(5,710)	(9,044)	(17,876)	2,839
Total Captial		35,672	57,310	55,524	57,866
Gearing ratio		116%	116%	132%	95%

19	Reserves

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Foreign currency translation reserve
Opening balance	(2,154)	(2,125)	(2,156)	(2,063)
Transfers in	148	(29)	31	(93)
Balance at the end of the period	(2,006)	(2,154)	(2,125)	(2,156)

Foreign currency translation reserve

Exchange differences arising on translation of the foreign controlled entity are recognised in other comprehensive income - foreign currency translation reserve. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.

FS-94

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

20	Loss per Share

(a)	Basic and diluted loss per share

	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$	NZ$	NZ$	NZ$
From continuing operations attributable to the ordinary equity holders of the company	(131.38)	(60.54))	(82.86)	(52.79))
Total basic and diluted loss per share attributable to the ordinary equity holders of the company	(131.38)	(60.54)	(82.86)	(52.79))

All convertible notes issued during the period are not included in the calculation of diluted loss per share because they are antidilutive in nature for the period ended 31 January 2018. These notes could potentially dilute earnings/loss per share in the future.

(b)	Reconciliation of loss used in calculating loss per share

For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Basic and diluted loss per share
Profit/(loss) attributable to the ordinary equity holders of the company used in calculating basic earnings per share:	(37,445)	(16,008)	(20,715)	(13,198)

(c)	Weighted average number of shares used as the denominator

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	Number	Number	Number	Number
Weighted average number of ordinary shares used as the denominator in calculating basic and diluted loss per share	285,019	264,441	250,000	250,000

FS-95

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

20	Loss per Share

(d)	Information concerning the classification of securities

Convertible notes

During the year ended 31 January 2018, Bendon Limited issued an aggregate amount of USD $2,600,000 (NZ$3,544,649) 7% convertible notes subject to an Investment Agreement dated on 9 August 2017. The convertible notes are subject to a conversion at a fixed value on the business day immediately prior to the Scrip-for-Scrip Rollover and maturity date of 10th August 2019. Conversion is at the noteholders option. If conversion does not occur, the convertible notes are redeemable at maturity. The issuer can elect to redeem at any time prior to maturity. The notes are convertible into ordinary shares of Bendon Limited, at the option of the holder, or redeemable on 10th August 2019. Due to the conversion being determined by the USD invested amount, the instrument contains a derivative in relation to potential fluctuations between the USD and NZD.

All convertible notes issued during the period are not included in the calculation of diluted loss per share because they are antidilutive in nature for the period ended 31 July 2018. These notes could potentially dilute earnings/loss per share in the future.

21	Accumulated Losses

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
(Accumulated losses)/retained earnings at the beginning of the period	(34,838)	(18,859)	1,887	14,992
Loss for the period	(37,593)	(15,989)	(20,746)	(13,105)
(Accumulated Losses)/Retained Earnings at end of the period	(72,431)	(34,848)	(18,859)	1,887

22	Capital and Leasing Commitments

(a)	Finance Leases

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Minimum lease payments:
- not later than one year	-	-	-	105
Minimum lease payments	-	-	-	105
Less: finance changes	-	-	-	-
Present value of minimum lease payments	-	-	-	105

FS-96

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

22	Capital and Leasing Commitments

(b)	Operating Leases

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Minimum lease payments under non-cancellable operating leases:
- not later than one year	9,618	9,472	9,594	8,952
- between one year and five years	14,943	14,435	16,438	17,089
- later than five years	528	59	140	312
	25,089	23,966	26,172	26,353

Operating leases are in place for leased premises and vehicles, and normally have a term between 1 and 11 years. Lease payments are increased on an annual basis to reflect market rentals.

(c)	Contracted Commitments

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Licence contract
- not later than one year	3,797	3,652	3,696	3,147
- between one year and five years	12,009	15,917	16,775	15,808
- later than five years	-	-	2,283	6,652
	15,806	19,569	22,754	25,607

The Group has an exclusive licence to use the trademark and name Heidi Klum in the manufacture, promotion, sale and distribution of product. The contract was executed on 26 September 2014 and commenced on 1 January 2015. The contract has a 7 year term with no rights to renew. Licence royalties are calculated based on net sales, and the minimum guarantee payments payable by the Group are set out above.

23	Lessor Commitments

The Group sub leases its US and Australian premises under a commercial lease. These non-cancellable leases have terms between 1 and 6 years. All leases include an option for the Group to increase rent to current market rental on an annual basis.

The future minimum lease payments under non-cancellable leases are:

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
- no later than 1 year	166	503	620	431
- between 1 year and 5 years	-	1,076	1,217	565
- greater than 5 years	-	-	-	-
Total minimum lease payments	166	1,579	1,837	996

FS-97

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

The Group is exposed to a variety of financial risks through its use of financial instruments.

The Group’s overall risk management plan seeks to minimise potential adverse effects due to the unpredictability of financial markets.

The most significant financial risks to which the Group is exposed to are described below:

Specific risks

●	Liquidity risk

●	Credit risk

●	Market risk - currency risk, interest rate risk and price risk

Financial instruments used

The principal categories of financial instrument used by the Group are:

●	Trade receivables

●	Cash at bank

●	Bank overdraft

●	Trade and other payables

●	Floating rate bank loans

●	Forward currency contracts

●	Shareholders loan

Objectives, policies and processes

The Board of Directors receives overall responsibility for the establishment of the Group’s financial risk management framework. This includes the development of policies covering specific areas such as foreign exchange risk, interest rate risk, credit risk and the use of derivatives.

Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.

The day-to-day risk management is carried out by the Group’s finance function under policies and objectives which have been approved by the Board of Directors.

Mitigation strategies for specific risks faced are described below:

Liquidity risk

Liquidity risk arises from the Group’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities as and when they fall due.

The Group manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business.

FS-98

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

Liquidity risk

The timing of cash flows presented in the table to settle financial liabilities reflects the earliest contractual settlement dates and does not reflect management’s expectations that banking facilities will be rolled forward. The amounts disclosed in the table are the undiscounted contracted cash flows and therefore the balances in the table may not equal the balances in the consolidated balance sheets due to the effect of discounting.

The Group’s liabilities have contractual maturities which are summarised below:

FS-99

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

Liquidity risk

	Non-derivatives Borrowings NZ$000’s	Non-derivatives Finance lease obligations NZ$000’s	Non-derivatives Trade payables NZ$000’s	Non-derivatives Bank guarantees NZ$000’s	Non-derivatives Total NZ$000’s	Derivatives Gross future cash settlement on forward currency contracts - inflow NZ$000’s	Derivatives Gross future cash settlement on forward currency contracts - (outflow) NZ$000’s	Derivatives Total NZ$000’s
Not later than 1 month
31 January 2018	26,482	-	21,143	-	47,625	13,577	(13,950)	(373)
31 January 2017	56,333	-	19,221	-	75,554	2,078	(2,250)	(172)
30 June 2016	63,054	-	18,357	-	81,411	6,636	(7,097)	(461)
30 June 2015	22,322	66	25,302	-	47,690	-	-	-

1 to 3 months
31 January 2018	148	-	-	-	148	13,837	(14,453)	(616)
31 January 2017	129	-	-	-	129	9,900	(11,326)	(1,426)
30 June 2016	127	-	-	-	127	18,755	(20,454)	(1,699)
30 June 2015	996	40	-	-	1,036	1,841	(2,029)	(188)

3 months to 1 year
31 January 2018	27,247	-	-	-	27,247	20,895	(21,993)	(1,098)
31 January 2017	18,631	-	-	-	18,631	37,855	(40,445)	(2,590)
30 June 2016	572	-	-	-	572	36,397	(39,766)	(3,369)
30 June 2015	17,496	-	-	-	17,496	15,715	(17,133)	(1,418)

1 to 5 years
31 January 2018	-	-	-	-	-	-	-	-
31 January 2017	323	-	-	-	323	-	-	-
30 June 2016	16,763	-	-	582	17,345	-	-	-
30 June 2015	16,981	-	-	372	17,353	8,940	(9,623)	(683)

FS-100

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

Liquidity risk

	Non-derivatives Borrowings NZ$000’s	Non-derivatives Finance lease obligations NZ$000’s	Non-derivatives Trade payables NZ$000’s	Non-derivatives Bank guarantees NZ$000’s	Non-derivatives Total NZ$000’s	Derivatives Gross future cash settlement on forward currency contracts - inflow NZ$000’s	Derivatives Gross future cash settlement on forward currency contracts - (outflow) NZ$000’s	Derivatives Total NZ$000’s

Total
31 January 2018	53,877	-	21,143	-	75,020	48,309	(50,396)	(2,087)
31 January 2017	75,416	-	19,221	-	94,637	49,833	(54,021)	(4,188)
30 June 2016	80,516	-	18,357	582	99,455	61,788	(67,317)	(5,529)
30 June 2015	57,795	106	25,302	372	83,575	26,496	(28,785)	(2,289)

FS-101

Bendon Limited

Notes to the Consolidated Financial Statements

For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in a financial loss to the Group.

Credit risk arises from cash and cash equivalents, derivative financial instruments, as well as credit exposure to wholesale and retail customers, including outstanding receivables and committed transactions.

The Group has adopted a policy of only dealing with creditworthy counterparties as a means of mitigating the risk of financial loss from defaults. The utilisation of credit limits by customers is regularly monitored by line management. Customers who subsequently fail to meet their credit terms are required to make purchases on a prepayment basis until creditworthiness can be re-established.

Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas. Ongoing credit evaluation is performed on the financial condition of accounts receivable.

Management considers that all the financial assets that are not impaired for each of the reporting dates under review are of good credit quality, including those that are past due.

The credit risk for liquid funds and other short-term financial assets is considered negligible, since the counterparties are reputable banks with high quality external credit ratings.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings if available or historical information about counterparty default rate.

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Trade receivables
Counterparty without external credit ratings
New customer less than 6 months	12	187	1,046	1,046
Existing customers (more than 6 months with default in past)	9,970	26,312	19,557	19,557
Total trade receivables	9,982	26,499	20,603	20,603

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Credit ratings
AA-	10,591	2,655	4,122	1,194
A+	94	(11)	24	-
	10,685	2,644	4,146	1,194

The Group has no significant concentration of credit risk with respect to any single counterparty or group of counterparties.

On a geographical basis, the Group has significant credit risk exposures in New Zealand and Australia, United States and United Kingdom given the substantial operations in those regions.

FS-102

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.

(i) Foreign exchange risk

Exposure to foreign exchange risk may result in the fair value or future cash flows of a financial instrument fluctuating due to movement in foreign exchange rates of currencies in which financial instruments are held in currencies other than the functional currency.

Exposures to currency exchange rates arise from overseas sales and purchases, which are primarily denominated in currencies other than the functional currency, in particular USD.

Foreign currency denominated financial assets and liabilities, translated into New Zealand Dollars at the closing rate, are as follows:

	AUD	USD	GBP	EUR	HKD	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
31 January 2018
Trade receivables	328	199	-	1,376	-	1,903
Trade payables	781	11,209	74	29	53	12,146
Cash and cash equivalents	1,660	7,190	77	92	165	9,184
31 January 2017
Trade receivables	424	211	-	1,509	-	2,144
Trade payables	315	8,557	131	32	16	9,051
Cash and cash equivalents	926	401	131	388	28	1,874
30 June 2016
Trade receivables	531	30	-	1,828	-	2,389
Trade payables	203	12,438	117	8	35	12,801
Cash and cash equivalents	965	163	110	149	9	1,396
30 June 2015
Trade receivables	5	167	-	1,405	-	1,577
Trade payables	334	14,942	50	6	351	15,683
Cash and cash equivalents	422	194	135	103	60	914

The following table illustrates the sensitivity of the net result for the year and equity in regards to the Group’s financial assets and financial liabilities and the US dollar - New Zealand Dollar, Australian Dollar - New Zealand Dollar, GB Pound - New Zealand Dollar, Euro - New Zealand Dollar, and Hong Kong Dollar - New Zealand Dollar exchange rates. There have been no changes in the assumptions calculating this sensitivity from prior years.

It assumes a 10% change of the New Zealand Dollar / Australian Dollar exchange rate for the year ended 31 January 2018 (31 January 2017: 10%, 30 June 2016: 10%, 30 June 2015: 10%). A 10% change is considered for the New Zealand Dollar / US Dollar exchange rate (31 January 2017: 10%, 30 June 2016: 10%, 30 June 2015: 10%). A 10% change is considered for the New Zealand Dollar / GB Pound exchange rate (31 January 2017: 10%, 30 June 2016: 10%, 30 June 2015: 10%). A 10% change is considered for the New Zealand Dollar / Euro exchange rate (31 January 2017: 10%, 30 June 2016: 10%, 30 June 2015: 10%). All of these percentages have been determined based on the average market volatility in exchange rates in the previous 12 months.

The year end rate is 0.9073 AUD, 0.7335 USD, 0.5183 GBP, 0.5913 EUR and 5.7368 HKD.

The sensitivity analysis is based on the foreign currency financial instruments held at the reporting date and also takes into account forward exchange contracts that offset effects from changes in currency exchange rates.

FS-103

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

If the New Zealand Dollar had strengthened and weakened against the Australian Dollar, US Dollar, GB Pound, Euro and HK Dollar by 10%(31 January 2017: 10%, 30 June 2016: 10%, 30 June 2015: 10%) and 10% (31 January 2017: 10%, 30 June 2016: 10%, 30 June 2015: 10%) respectively then this would have had the following impact:

	NZ$000’s
	+10%	-10%
USD
Net results/Equity (31 January 2018)	(1,509)	1,509
Net results/Equity (31 January 2017)	(1,196)	1,196
Net results/Equity (30 June 2016)	(1,267)	1,267
Net results/Equity (30 June 2015)	(797)	797

AUD
Net results/Equity (31 January 2018)	(805)	805
Net results/Equity (31 January 2017)	86	(86)
Net results/Equity (30 June 2016)	75	(75)
Net results/Equity (30 June 2015)	7	(7)

GBP
Net results/Equity (31 January 2018)	(175)	175
Net results/Equity (31 January 2017)	34	(34)
Net results/Equity (30 June 2016)	(16)	16
Net results/Equity (30 June 2015)	(3)	3

EUR
Net results/Equity (31 January 2018)	(136)	136
Net results/Equity (31 January 2017)	186	(186)
Net results/Equity (30 June 2016)	142	(142)
Net results/Equity (30 June 2015)	108	(108)

HKD
Net results/Equity (31 January 2018)	(14)	14
Net results/Equity (31 January 2017)	1	(1)
Net results/Equity (30 June 2016)	(2)	2
Net results/Equity (30 June 2015)	(21)	21

Exposures to foreign exchange rates vary during the year depending on the volume of overseas transactions. Nonetheless, the analysis above is considered to be representative of the Group’s exposure to foreign currency risk.

Forward exchange contracts

The Group has open forward exchange contracts at the end of the reporting period relating to highly probable forecast transactions and recognised financial assets and financial liabilities. These contracts commit the Group to buy specified amounts of foreign currencies in the future at specified exchange rates. The Group has a policy of requiring that forward exchange contracts be entered into where future commitments are entered into requiring settlement at a time in excess of 1 month but less than 1 year, to a value of approximately 75% total foreign exchange exposure. Contracts are taken out with terms that reflect the underlying settlement terms of the commitment to the maximum extent possible so that hedge ineffectiveness is minimised.

FS-104

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

The following table summarises the notional amount of the Group’s commitments in relation to forward exchange contracts.

	Notional Amounts				Average Exchange Rate
	31 January 2018 NZ$000’s	31 January 2017 NZ$000’s	30 June 2016 NZ$000’s	30 June 2015 NZ$000’s	31 January 2018 $	31 January 2017 $	30 June 2016 $	30 June 2015 $
Buy USD / sell NZD
Settlement
Less than 6 months	48,149	47,292	38,697	24,932	0.7061	0.6687	0.6473	0.7320
6 months to 1 year	-	3,479	22,378	3,854	-	0.7186	0.6424	0.7136

Buy AUD / sell NZD
Settlement

	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	$	$	$	$
Less than 6 months	2,247	2,250	5,242	-	0.8900	0.8890	0.9066

Buy GBP / sell NZD
Settlement

	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s	$	$	$	$
Less than 6 months	-	1,000	1,000	-	-	0.5784	0.4181

FS-105

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

24	Financial Risk Management

(ii) Interest rate risk

The Group is exposed to interest rate risk as funds are borrowed at floating and fixed rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk.

The Group’s policy is to minimise interest rate cash flow risk exposures on long-term financing. Longer-term borrowings are therefore usually at fixed rates. At the reporting date, the Group is exposed to changes in market interest rates through its bank borrowings, which are subject to variable interest rates.

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Floating rate instruments
Bank overdraft	-	-	-	14,481
Working capital financing bank facility	22,489	31,710	32,877	3,387
Convertible notes	1,740	16,474	-	-
Borrowings	16,000	16,000	16,000	17,841
	40,229	64,184	48,877	35,709

The following table illustrates the sensitivity of the net result for the year and equity to a reasonably possible change in interest rates of +1.00%/-1.00% (2017: +1.00%/-1.00%), with effect from the beginning of the year. These changes are considered to be reasonably possible based on observation of current market conditions and economist reports.

The calculations are based on the financial instruments held at each reporting date. All other variables are held constant.

	NZ$000’s
	1.00%	-1.00%
	NZ$000’s	NZ$000’s
Net results/Equity (31 January 2018)	420	(420)
Net results/Equity (31 January 2017)	642	(642)
Net results/Equity (30 June 2016)	352	(352)
Net results/Equity (30 June 2015)	283	(283)

FS-106

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

25	Tax assets and liabilities

	Opening Balance NZ$000’s	Charged to Income NZ$000’s	Charged directly to Equity NZ$000’s	Changes in Tax Rate NZ$000’s	Exchange Differences NZ$000’s	Closing Balance NZ$000’s
Deferred tax assets/(liabilities)
Property, plant and equipment	1,251	417		-	-	1,668
Doubtful debts	85	(5)		-	-	80
Provision for annual leave	273	23		-	-	296
Provision for long service leave	66	13		-	-	79
Other payroll provisions	142	(18)		-	-	124
General provisions	1,857	(1,524)		-	-	333
Inventories	125	90		-	-	215
Carried forward tax losses	194	3,300		-	-	3,494
Intangible assets	(403)	(297)		-	-	(700)
Balance at 30 June 2015	3,590	1,999		-	-	5,589

Property, plant and equipment	1,668	(1,668)		-	-	-
Doubtful debts	80	(80)		-	-	-
Provision for annual leave	296	(296)		-	-	-
Provision for long service leave	79	(79)		-	-	-
Other payroll provisions	124	(124)		-	-	-
General provisions	333	(333)		-	-	-
Inventories	215	(215)		-	-	-
Carried forward tax losses	3,494	(2,864)		-	-	630
Intangible assets	(700)	70		-	-	(630)
Balance at 30 June 2016	5,589	(5,589)		-	-	-

Carried forward tax losses	630	-				630
Intangible assets	(630)	-				(630)
Balance at 31 January 2017	-	-		-	-	-

Carried forward tax losses	630	-				630
Intangible assets	(630)	-				(630)
Balance at 31 January 2018	-	-		-	-	-

FS-107

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

26	Dividends

No final dividend will be paid in respect of the period ended 31 January 2018 (31 January 2017: Nil, 30 June 2016: Nil, 30 June 2015: Nil).

Franking account

	31 January	31 January	30 June	30 June
	2018	2017	2016	2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Australian franking credits available for subsequent financial years at a tax rate of 30%	3,995	3,757	3,808	4,113

New Zealand imputation credits available for subsequent financial years at a tax rate of 28%	236	235	235	235

The above amounts are based on the dividend franking account at period-end adjusted for:

(a)	Franking credits that will arise from the payment of the current tax liabilities;
(b)	Franking debits that will arise from the payment of dividends recognised as a liability at the period end;
(c)	Franking credits that will arise from the receipt of dividends recognised as receivables at the end of the period.

27	Key Management Personnel Remuneration

Key management personnel remuneration included within employee expenses for the period is shown below:

	For the Year	For the 7
	Ended	Months Ended	For the Year	For the Year
	31 January	31 January	Ended 30 June	Ended 30 June
	2018	2017	2016	2015
	NZ$	NZ$	NZ$	NZ$
Short-term employee benefits	1,742,530	1,492,015	1,751,710	2,039,156
	1,742,530	1,492,015	1,751,710	2,039,156

FS-108

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

28	Interests in Subsidiaries

Composition of the Group

		Percentage	Percentage	Percentage	Percentage
	Principal place of	Owned (%)*	Owned (%)*	Owned (%)*	Owned (%)*
	business / Country of	31 January	31 January	30 June	30 June
	Incorporation	2018	2017	2016	2015

Subsidiaries:
Bendon Retail Limited	New Zealand	100	100	100	100
Bendon Holdings Limited	New Zealand	100	100	100	100
Bendon Holdings Pty Limited	Australia	100	100	100	100
Bendon Pty Limited	Australia	100	100	100	100
Bendon Intimates Pty Limited	Australia	100	100	100	100
PS Holdings No. 1 Pty Limited	Australia	100	100	100	100
Pleasure State Pty Limited	Australia	100	100	100	100
Pleasure State (HK) Limited	Hong Kong	100	100	100	100
Bendon UK Limited	United Kingdom	100	100	100	100
Bendon USA Inc	United States of America	100	100	100	100

*The percentage of ownership interest held is equivalent to the percentage voting rights for all subsidiaries.

29	Fair Value Measurement

The Group measures the following assets and liabilities at fair value on a recurring basis:

●	Financial assets - derivative financial instruments
●	Financial liabilities - derivative financial instruments

Fair value hierarchy

All assets and liabilities measured at fair value to be assigned to a level in the fair value hierarchy as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date.
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	Unobservable inputs for the asset or liability.

FS-109

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

29	Fair Value Measurement

Fair value hierarchy

The table below shows the assigned level for each asset and liability held at fair value by the Group:

	Level 1	Level 2	Level 3	Total
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
31 January 2018
Recurring fair value measurements
Financial assets
Foreign exchange contracts	-	-	-	-
Financial liabilities
Foreign exchange contracts	-	2,087	-	2,087
Derivative on Convertible Notes	-	-	1,110	1,110

31 January 2017
Recurring fair value measurements
Financial assets
Foreign exchange contracts	-	-	-	-
Financial liabilities
Foreign exchange contracts	-	4,188	-	4,188
Derivative on Convertible Notes	-	-	4,112	4,112

30 June 2016
Recurring fair value measurements
Financial assets
Foreign exchange contracts	-	-	-	-
Financial liabilities
Foreign exchange contracts	-	5,531	-	5,531

30 June 2015
Recurring fair value measurements
Financial assets
Foreign exchange contracts	-	2,289	-	2,289
Financial liabilities
Foreign exchange contracts	-	1	-	1

There were no transfers between levels during the financial periods.

The carrying amount of trade and other receivables and trade and other payables are assumed to approximate their fair values due to their short-term nature. Bank loans approximate fair value of the carrying amount on the basis of the variable nature of the interest rates associated with the loans.

Valuation techniques for fair value measurements categorised within level 2

The fair value of derivative financial instruments is determined using valuation techniques which maximise the use of observable market data where it is available and relies as little as possible on entity specific estimates.

FS-110

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

29	Fair Value Measurement

Valuation techniques for fair value measurements categorised within level 3

The fair value of the derivative on convertible notes has been determined using a Black-Scholes model. Measurement inputs include share price on measurement date, expected term of the instrument, risk free rate, expected volatility and expected dividend rate. The Company used valuations specialists to perform these valuations.

Fair value measurements using significant unobservable movements (level 3)

The following table presents the changes in level 3 instruments for the year ended 31 January 2018.

Convertible
note liability
NZ$000’s
Balance at 31 January 2017	4,112
Changes in fair value	1,110
Conversion	(4,112)
Balance at 31 January 2018	1,110

Valuation inputs and relationships to fair value (level 3)

The following table summarises the quantitative information about the significant inputs used in level 3 fair value measurements:

Range of inputs for
Unobservable inputs	convertible note liability
Face value (NZD)	3,624,198
Interest rate of note	10%
Risk free rate	1.66%
Term of the instrument	August 2019
Expected volatility	128.7%
Dividend yield	0%

FS-111

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

30	Contingencies

Contingent Liabilities

The Group had the following contingent liabilities at the end of the reporting period:

	31 January 2018	31 January 2017	30 June 2016	30 June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s

Rent guarantees to certain landlords	419	571	534	313
Standby letter of credit to JP Morgan Chase Bank	291	286	279	-
Guarantee provided to UK Customs Department	329	282	303	372
Guarantee provided to ANZ for Merchant Service	172	-	-	-

31	Related Parties

(a)	The Group’s main related parties are as follows:

The ultimate parent entity, which exercises control over the Group, is Cullen Group which is incorporated in New Zealand and owns 71.8% of Bendon Limited.

Key management personnel - refer to Note 27.

Other related parties include close family members of key management personnel and entities that are controlled or significantly influenced by those key management personnel or their close family members.

(b)	Loans (to)/from related parties

	Opening		Closing	Interest not	Interest
	balance		balance	charged	paid/payable	Impairment
	NZ$		NZ$	NZ$	NZ$	NZ$

Loans from related parties
Cullen Investments Limited - 31 January 2018	13,051,321		11,535,677	-	-	-
Cullen Investments Limited - 31 January 2017	9,613,014		13,051,321	-	-	-
Cullen Investments Limited - 30 June 2016	4,010,083		9,613,014	-	-	-
Cullen Investments Limited - 30 June 2015	3,381,579		4,010,083	-	-	-
Whitespace Atelier Limited - 31 January 2018	-		272,665	-	-	-
Whitespace Atelier Limited - 31 January 2017	-		-	-	-	-

Loans to related parties
Naked Inc. - 31 January 2018	-		(1,368,577)	-	-	-
Naked Inc. - 31 January 2017	-		-	-	-	-
PS Holdings No. 2 Pty Limited - 30 June 2015	(21,078)		-	-	-	-
FOH Online Inc. – 31 January 2018		-	3,518,009

FS-112

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

31	Related Parties

(b)	Loans (to)/from related parties

During the period presented transactions with Cullen Investments Limited include a recovery for Cullen Investments Limited costs paid for by Bendon Group of $1,515,644 (2017: $3,438,307, 2016: $2,056,676, 2015: $628,604), which does not relate to Bendon Ltd’s trading such as director costs and employee time. Cullen require assistance with investment appraisal activities and Bendon provides these services to Cullen. There is no foreign currency option contract in current period (2017: $1,012,871, 2016: 3,546,255, 2015: Nil). During the period the Cullen Group provided services to Bendon and Bendon provided services in New Zealand and Australia of the Cullen Group. Cullen Group has also assisted the Company with various cashflow requirements over the year. The loans to Bendon are separately set out in note 16 and is classified as a subordinated loan. The rest of the trading between Bendon and Cullen Group is included in the receivable loan account. This amount is expected to be settled in the next 12 months.

Whitespace Atelier Limited (“Whitespace”) is owned by a KMP at Bendon Limited. Beginning 1 Feb 2017, Whitespace is engaged by the Group to procure stock from various suppliers at competitive prices. During the year ended 31 January 2018, purchases amounting to $13,281,727 have been made from Whitespace. As at 31 January 2018, the Group has made prepayments to Whitespace amounting to $272,665 (31 January 2017 : Nil).

As at 31 January 2018, the Group has a payable balance with Naked Brand Inc. of $1,368,577 (2017: nil). On October 4, 2017, the Group entered into a consignment agreement with Naked Brand Group Inc. for the purpose of facilitating a sale of the consigned goods by the Group. As at 31 January 2018, the amount owing to Naked Brand Group Inc. is $608,480 in relation to this agreement. Also within the related party payable balance, it also includes payable of $430,420 for expenses incurred by Naked on behalf of the Group, and payable of $329,677 for fourth quarter operating loss reimbursement payable per the Second Amendment to the Merger Agreement.

On 31 December 2017, Cullen Investments Limited acquired FOH Online Corp. with 100% voting shares. Under the current licence agreement between FOH Online Corp and Bendon Limitd, the consolidated statement of comprehensive income for the year ended 31 January 2018 includes revenue and net loss before tax of $1,078,077 and $617,814 respectively (31 January 2017: nil) . As at 31 January 2018, the Group has a receivable balance with FOH Online Corp. of $3,518,009 (31 January 2017: nil).

As at 31 January 2018, the Group has subordinated loans with EJ Group Limited which is a company owned by Eric Watson, who is also an ultimate shareholder of Bendon. The subordinated loans are also disclosed in note 16.

FS-113

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

32	Cash Flow Information

Reconciliation of result for the year to cashflows from operating activities

Reconciliation of net income to net cash provided by operating activities:

		For the 7
	For the Year	Months	For the Year	For the Year
	Ended 31	Ended 31	Ended 30	Ended 30
	January 2018	January 2017	June 2016	June 2015
	NZ$000’s	NZ$000’s	NZ$000’s	NZ$000’s
Loss for the period	(37,593)	(15,979)	(20,746)	(13,105)
Cash flows excluded from profit attributable to operating activities interest paid on borrowings	8,792	6,238	10,182	4,402
Non-cash flows in profit:
- depreciation and amortisation expense	3,030	1,842	3,516	5,718
- impairment expense	1,914	292	2,157	-
- fair value gain/(loss) on Convertible Notes derivative	(2,393)	592	-	-
Changes in assets and liabilities:
- (increase) in trade and other receivables	14,925	(4,748)	(6,518)	(1,046)
- (increase) in current tax receivable	52	35	(88)	-
- (increase)/decrease in derivative assets	-	-	2,289	(2,225)
- (increase)/decrease in inventories	6,638	(179)	8,088	(15,646)
- (increase)/decrease in deferred tax asset/(liability)	-	-	5,589	(2,160)
- (increase) in related party receivables	(906)	(3,438)	(5,603)	(650)
- increase/(decrease) in trade and other payables	6,956	2,078	(11,113)	12,817
- increase/(decrease) in income taxes payable	152	635	(483)	36
- increase/(decrease) in provisions	39	367	311	(2,507)
- increase/(decrease) in foreign currency derivative liability	(5,104)	(1,343)	5,530	(1,982)
- net exchange differences	(618)	90	1,849	(851)
Cashflows from operations	(4,116)	(13,518)	(5,040)	(17,199)

FS-114

Bendon Limited

Notes to the Consolidated Financial Statements
For the Periods Ended 31 January 2018, 31 January 2017, 30 June 2016 and 30 June 2015

33	Events occurring after the reporting date

●	Subsequent to the end of the financial year the Company entered into a Deed of Amendment with their banker BNZ to reduce the facility as at 31 January 2018 of NZD$36.4 million to NZD$20 million. In addition the new facility takes over guarantees and financial instruments totaling NZD$1,345,000.

The new facility has been provided for 12 months to 14 June 2019 and is subject to four undertakings being: Interest cover ratio of three times that is first tested as at 30 April 2019; gross EBITDA ratio measured to 3 months to September 2018 of $0, six months to 30 December 2018 is greater than $3 million; inventory and receivables ratio must be greater than 2 times being first measured as at 30 September 2018; and the actual sales and gross margin must not vary by more than 10% from the budget submitted to the Bank.

●	Subsequent to the end of the financial period and up to 13 June 2018 the Company issued new ordinary shares to the value of $USD$23.5 million. The share capital has been used to reduce the outstanding Bank facilities as at 31 January 2018 to the new Bank facility limit of NZD$20 million described above.

●	Subsequent to the end of the financial year on 28 June 2018 the Company entered into a Loan facility Agreement with an associate of a major shareholder that provides the Company with a standby facility that makes available to the Company a loan facility to fund creditor calls, working capital, and or servicing of repayment of debt facilities. The facility is split between Facility A which is a NZD$10 million amount available for the purpose or creditor calls and working capital; and Facility B which is a NZD$10 million amount for the purpose of repayment of the Company’s debt with BNZ in the event the Company’s Bank gives notice to reduce or repay the facility. Each facility is subject to a facility fee of NZD$500,000 upon first draw down from each facility.

The facility expires on the second anniversary of the date of the agreement. Interest is payable under the facility on amounts drawn at a rate of 7.5%.

In the event the Company having outstanding indebeteness under the agreement, the borrower grants to the lender an option to convert all or part of the indebebteness into shares of the Company, where the number of shares are determined by the greater of a calcucation using the closing share price and the 30 day VWAP.

●	The Company and Naked Brands Inc completed a merger on 19 June 2018 that was approved by the Naked shareholders on 11 June 2018. The combined group will be known as Naked Brands Group Limited an Australian domiciled entity listed on the Nasdaq.

●	Subsequent to the end of the financial period, the shareholder loan converted to equity on closing of the merger with Naked Brands Inc.

FS-115

NAKED BRAND GROUP LIMITED

48,443,982 Ordinary Shares

April 17, 2019

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.